As filed with the Securities and Exchange Commission on July 14, 1997

                                                  Registration No. 333-

-------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            ------------------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                             TYCO INTERNATIONAL LTD.
             (Exact name of registrant as specified in its charter)

                            ------------------------

       BERMUDA                          7382                  NOT APPLICABLE
--------------------------------------------------------------------------------
(State or other jurisdiction  (Primary Standard Industrial   (I.R.S. Employer
of incorporation or           Classification Code Number)  Identification No.)
organization)
                                   CEDAR HOUSE
                                 41 CEDAR AVENUE
                              HAMILTON HM12 BERMUDA
                                 (441) 295-2244
--------------------------------------------------------------------------------
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 MARK H. SWARTZ
                        C/O TYCO INTERNATIONAL (US) INC.
                                  ONE TYCO PARK
                           EXETER, NEW HAMPSHIRE 03833
                                 (603) 778-9700
--------------------------------------------------------------------------------
       (Name, address, including zip code, and telephone number, including area code, of agent for service)

*Tyco International Ltd. maintains its registered and principal executive offices at Cedar House, 41 Cedar Avenue, Hamilton HM12 Bermuda. The executive offices of the subsidiary that supervises the activities of the subsidiaries of Tyco International Ltd. in North America are located at One Tyco Park, Exeter, New Hampshire 03933. The telephone number there is (603) 778-9700.

                               -----------------

                                   COPIES TO:

JOSHUA M. BERMAN, ESQ.                          W. SCOTT MCGINNESS, JR.
KRAMER, LEVIN, NAFTALIS & FRANKEL               MILLER & MARTIN
919 THIRD AVENUE                                SUITE 1000 VOLUNTEER BUILDING
NEW YORK, NEW YORK 10022                        832 GEORGIA AVENUE
                                                CHATTANOOGA, TENNESSEE 37402

                                -----------------

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective and all other conditions to the merger contemplated by the Agreement and Plan of Merger, dated as of May 12, 1997, described in the Proxy Statement/Prospectus included in the Registration Statement have been satisfied or waived.

                                -----------------


                                                       CALCULATION OF REGISTRATION FEE
=================================================================================================================================
                                                                   PROPOSED           PROPOSED
TITLE OF EACH CLASS OF                       AMOUNT TO             MAXIMUM            MAXIMUM
SECURITIES TO BE REGISTERED                  BE REGISTERED         OFFERING PRICE     AGGREGATE        AMOUNT OF
                                                                   PER SECURITY       OFFERING PRICE   REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------------

Common Shares, par value $0.20 per
share......................................        5,571,147 (1)   $76.59(1)          $426,715,047     $129,308
=================================================================================================================================


(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457 ("Rule 457") promulgated under the Securities Act of 1933, as amended, on the basis of the average of the high and low prices of the Common Shares on the New York Stock Exchange on July 7, 1997.

                                -----------------

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

                 (SUBJECT TO COMPLETION DATED ___________, 1997)
                                                                  [INBRAND logo]
                  MERGER PROPOSED--YOUR VOTE IS VERY IMPORTANT

To the Shareholders of INBRAND Corporation:

         The Board of Directors of INBRAND Corporation has agreed upon a merger with Tyco International Ltd. and is seeking your vote for this important transaction.

         If the merger is approved by shareholders, INBRAND will become a subsidiary of Tyco, and shareholders of INBRAND will become Tyco shareholders. Tyco is a diversified manufacturing and service company that operates in more than 50 countries around the world and has annual sales of approximately $10 billion. The merger will give shareholders of INBRAND an interest in a substantially larger and more diversified company.

         Shareholders of INBRAND are being asked, at a Special Meeting of shareholders, to approve the merger and the merger agreement relating to the merger. You can find the full text of the merger agreement at the back of this document in Annex A.

         Whether or not you plan to attend the Special Meeting, please take the time to vote on the proposal submitted to you by completing and mailing the enclosed proxy card to us. YOUR VOTE IS VERY IMPORTANT.


         The date, time and place of the meeting is:

         August __, 1997 at 10:00 a.m. Eastern time at INBRAND's offices located at 1169 Canton Road, Marietta, Georgia 30066

         This document provides you with detailed information about the proposed merger. In addition, you may obtain information about Tyco or INBRAND from documents that Tyco and INBRAND have filed with the Securities and Exchange Commission. We encourage you to read this entire document carefully.

         If you have any questions about the merger, please contact 1-800- - (toll free in the United States).

Garnett A. Smith
Chairman and Chief Executive Officer
INBRAND Corporation
--------------------------------------------------------------------------------
Neither the Securities and Exchange Commission nor any state securities regulators have approved the securities to be issued under this Proxy Statement/Prospectus or determined if this Proxy Statement/Prospectus is accurate or adequate. Any representation to the contrary is a criminal offense. The information in this prospectus is not complete and may be amended. The securities to be issued in the merger may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any state where the offer or sale is not permitted. __________________________________________________________________________Proxy
Statement/Prospectus dated ___________, 1997 and first mailed to shareholders _______, 1997.

                              INBRAND CORPORATION.
                                1169 Canton Road
                               Marietta, GA 30066
                              ---------------------

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                             ----------------------

                              To our Shareholders:

         Notice is hereby given that the Special Meeting of Shareholders (the "Special Meeting") of INBRAND Corporation. ("INBRAND") will be held at 10:00 a.m., Eastern time, on August ___, 1997 at the offices of INBRAND Corporation located at 1169 Canton Road, Marietta, GA 30066 for the following purposes:

         1. To approve the merger of INBRAND with T7 Acquisition Corp., a wholly-owned subsidiary of Tyco International Ltd., a Bermuda company, and to approve and adopt the Agreement and Plan of Merger relating thereto.

         2. To consider and act upon any other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

         Only holders of INBRAND Common Stock of record at the close of business on July 11, 1997 are entitled to notice of and to vote at the Special Meeting or any adjournment or postponement thereof.

                       By Order of the Board of Directors


                                James R. Johnson,
                                    Secretary

                               ________ ___, 1997

WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND PROMPTLY RETURN IT IN THE RETURN ENVELOPE PROVIDED TO FIRST UNION NATIONAL BANK, CORPORATE FINANCIAL SERVICES, TWO FIRST UNION CENTER, CHARLOTTE, NORTH CAROLINA, 28288 TO BE RECEIVED NO LATER THAN __________, 1997. IN ORDER TO AVOID THE ADDITIONAL EXPENSE TO THE COMPANY OF FURTHER SOLICITATION, WE ASK YOUR COOPERATION IN MAILING IN YOUR PROXY PROMPTLY.

                                                 TABLE OF CONTENTS


                                                                                                                 Page


QUESTIONS AND ANSWERS ABOUT THE TYCO/INBRAND MERGER.............................................................  1

SUMMARY.........................................................................................................  2
         The Companies........................................................................................... 2
         The Meeting ............................................................................................ 2
         Reasons for the Merger.................................................................................. 2
         Recommendations to Shareholders........................................................................  3
         The Merger.............................................................................................  3
         Certain Considerations...................................................................................5

SELECTED FINANCIAL DATA FOR TYCO AND INBRAND......................................................................6
         Selected Tyco Historial Financial Information............................................................6
         Selected INBRAND Historical Financial Information........................................................8

COMPARATIVE PER SHARE INFORMATION.................................................................................9

INBRAND SPECIAL MEETING..........................................................................................10
         Purpose of the INBRAND Special Meeting..................................................................10
         Record Date; Voting Rights; Proxies.....................................................................10
         Solicitation of Proxies.................................................................................10
         Quorum..................................................................................................10
         Required Vote...........................................................................................11

THE MERGER.......................................................................................................11
         General.................................................................................................11
         Effective Time..........................................................................................11
         Conversion of Shares; Procedures for Exchange of Certificates...........................................12
         Background of the Merger................................................................................12
         Reasons of Tyco for the Merger..........................................................................13
         Recommendation of the Board of Directors of INBRAND; Reasons of INBRAND for the
                  Merger.........................................................................................13
         Opinion of INBRAND's Financial Advisor..................................................................14
         Certain Considerations..................................................................................17
         Interests of Certain Persons in the Merger..............................................................18
         Certain United States Federal Income Tax and Bermuda Tax Consequences...................................19
         Anticipated Accounting Treatment........................................................................21
         Effect on Employee Benefits Plans.......................................................................21
         Certain Legal Matters...................................................................................21
         Federal Securities Law Consequences.....................................................................22
         Stock Exchange Listing..................................................................................22
         Dividends...............................................................................................22
         Appraisal Rights........................................................................................22
         Fees and Expenses.......................................................................................23



                                                                                                                 Page

THE MERGER AGREEMENT AND RELATED AGREEMENTS......................................................................23
         Terms of the Merger.....................................................................................23
         Exchange of Certificates................................................................................24
         Representations and Warranties......................................................................... 25
         Conduct of Business Pending the Merger..................................................................26
         Additional Agreements...................................................................................28
         Conditions to the Merger................................................................................30
         Termination.............................................................................................31
         Amendment and Waiver....................................................................................33
         Shareholder Agreements..................................................................................33

COMPARATIVE PER SHARE PRICES AND DIVIDENDS.......................................................................35
         Tyco....................................................................................................35
         INBRAND  ...............................................................................................35

BUSINESSES OF TYCO ..............................................................................................37
         Disposable and Specialty Products ......................................................................37
         Fire and Security Services..............................................................................39
         Flow Control Products...................................................................................43
         Electrical and Electronic Components....................................................................43
         Proposed Acquisition................................................................................... 44

BUSINESS OF INBRAND..............................................................................................45
         General.................................................................................................45
         Products and Markets....................................................................................45

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT OF INBRAND....................................................................................... 47

DESCRIPTION OF SHARE CAPITAL OF TYCO.............................................................................49

COMPARISON OF SHAREHOLDER RIGHTS.................................................................................51

OTHER MATTERS....................................................................................................60

LEGAL MATTERS....................................................................................................60

EXPERTS  ........................................................................................................60

SHAREHOLDER PROPOSALS............................................................................................60

WHERE TO FIND MORE INFORMATION...................................................................................60

LIST OF DEFINED TERMS............................................................................................63


                              QUESTIONS AND ANSWERS
                          ABOUT THE TYCO/INBRAND MERGER


Q:       WHY HAS INBRAND CORPORATION AGREED TO BE
         ACQUIRED IN A MERGER BY TYCO INTERNATIONAL
         LTD.?

A: INBRAND is a producer of adult incontinence products, feminine hygiene products and baby diapers. Tyco is a diversified manufacturing and service company with annual sales of approximately $10 billion. Through its Kendall Healthcare operations, Tyco markets a broad range of disposable medical health care products, including incontinence products.

         For the two companies, the merger is an attractive strategic combination which will benefit from synergies and cost savings. For INBRAND shareholders, the merger will give them a premium over the historic market value of their shares. It will also provide them an interest in a substantially larger and more diverse enterprise with an opportunity for greater liquidity in their investment.

         For a more detailed discussion of the reasons for the Merger, see "The Merger--Reasons of Tyco for the Merger"; and "--Recommendation of the Board of Directors of INBRAND; Reasons of
         INBRAND for the Merger."

Q:       WHAT WILL HAPPEN TO THE STOCK OF INBRAND IN
         THE MERGER?

A: INBRAND shareholders will receive 0.43 shares in Tyco for each share of INBRAND stock. Cash will be paid instead of the distribution of fractional shares.

         For example, an INBRAND shareholder that owned 110 shares of INBRAND will own 47 shares of Tyco and receive a check for the market value of
         0.3 shares of Tyco.


Q:       WHEN WILL THE MERGER TAKE EFFECT?

A: Tyco and INBRAND expect that the Merger will become effective promptly after the shareholders of INBRAND approve the Merger. The special shareholders meeting of INBRAND is scheduled for August ___, 1997.

Q:       WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES
         OF THE MERGER FOR THE SHAREHOLDERS OF INBRAND?

A: The Merger will be tax free to the shareholders of INBRAND, except for taxes on cash received instead of a fractional share of Tyco. For a detailed discussion of the tax consequences of the Merger, see "The Merger--Certain United States Federal Income Tax and Bermuda Tax Consequences."

Q:       WILL SHAREHOLDERS HAVE APPRAISAL RIGHTS?

A: Shareholders of INBRAND will not have any appraisal rights as a result of the merger.

Q:       WHAT SHOULD SHAREHOLDERS DO NOW?

A: Shareholders should mail their signed proxy card in the enclosed envelope, as soon as possible, so that their shares will be represented at the INBRAND special shareholder meeting. The Board of Directors of INBRAND recommends that INBRAND shareholders vote in favor of the merger. After the merger is completed, shareholders will receive written instructions for exchanging their share certificates.

Q:       CAN SHAREHOLDERS CHANGE THEIR VOTE AFTER THEY
         HAVE MAILED IN A SIGNED PROXY CARD?

A: Yes. Shareholders can change their vote in one of three ways at any time before their proxies are used. First, shareholders can revoke their proxies by written notice. Second, shareholders can complete new proxy cards. Third, shareholders can attend the special shareholders meeting and vote in person.

Q:       WHOM SHOULD SHAREHOLDERS CALL WITH QUESTIONS?

A:       Shareholders   who  have   questions   about  the  merger  should  call
         ______________ at 1-800 (toll- free in the United States).

                                     SUMMARY

This summary highlights selected information from this Proxy Statement/Prospectus and may not contain all of the information that is important to you. To understand the Merger fully and for a more complete description of the legal terms of the Merger, you should read carefully this entire document and the documents to which you have been referred. See "Where To Find More Information." For a table of the defined terms used in this summary and elsewhere in this Proxy Statement/Prospectus, see page 63.

                                  THE COMPANIES

INBRAND CORPORATION
1169 Canton Road
Marietta, GA  30066
(770) 422-3036

         INBRAND was organized in Georgia in 1971. It is engaged in the production and marketing of adult incontinence, feminine hygiene and baby diaper products in North American and Europe.

         For further information on the business of INBRAND, see "Business of INBRAND."

TYCO INTERNATIONAL LTD.
Cedar House
41 Cedar Avenue
Hamilton HM12, Bermuda
(441) 295-2244

         Tyco International Ltd., a Bermuda company, is the continuing public company resulting from the business combination on July 2, 1997 of Tyco International Ltd., a Massachusetts corporation, and ADT Limited, a Bermuda company.

         Tyco manufactures and distributes disposable medical supplies and other specialty products, flow control products, electrical and electronic components and underwater telecommunication systems. In addition, Tyco is the largest contractor in the world for design, installation and servicing of fire protection systems and is a leading manufacturer and distributor of fire detection and fire suppression products. Tyco's ADT business is the largest provider of electronic security services in North America and the United
Kingdom. These services include the sale, installation, monitoring and maintenance of electronic security devices and systems for intrusion detection, surveillance and access control. ADT also operates a network of vehicle auction centers in the United States.

         Tyco's  strategy  is to be the  low-cost,  high  quality  producer  and provider in each of its markets. It promotes its leadership position by investing in existing businesses, developing new markets and acquiring complementary businesses and products. Combining the strengths of its existing operations and its business acquisitions, Tyco seeks to enhance shareholder value through increased earnings per share.

         The headquarters address for Tyco's North American operations is c/o Tyco International (US) Inc., One Tyco Park, Exeter, New Hampshire 03833. The telephone number at this address is (603) 778-9700.

         For further information on the businesses of Tyco, see "Business of Tyco."

                                   THE MEETING

         The special meeting of the INBRAND shareholders will be held on August __, 1997.

         The record date for INBRAND shareholders entitled to receive notice of and to vote at the INBRAND special meeting is July 11, 1997. On that date there were ____ shares of Common Stock of INBRAND outstanding.

                             REASONS FOR THE MERGER

         For Tyco, the Merger is consistent with its strategy of growth through acquisitions that are likely to benefit from synergies and cost savings with Tyco's existing operations and that are expected to be non-dilutive. For INBRAND shareholders, the Merger presents the opportunity to receive a premium over the historic market price for their shares. It also should enable INBRAND shareholders to participate in a larger and more diversified company. In addition, because Tyco has a substantially larger public float and trading volume than INBRAND, the Merger should give INBRAND shareholders greater liquidity in their investment.

         To review the reasons for the merger in greater detail, see "The Merger--Reasons of Tyco for the Merger"; and "--Recommendation of the Board of Directors of INBRAND; Reasons of INBRAND for the Merger."

                         RECOMMENDATIONS TO SHAREHOLDERS

         The INBRAND Board of Directors believes that the Merger is in the best interests of INBRAND shareholders and unanimously recommends that shareholders vote FOR the proposal to approve the Merger and the Merger Agreement.

                                   THE MERGER

         The   Merger   Agreement   is   attached   as  Annex  A  to  the  Proxy
Statement/Prospectus. You should read the Merger Agreement, as it is the legal document which governs the Merger.

Consequences of the Merger

         In the Merger, INBRAND will merge with a subsidiary of Tyco. As a result INBRAND will become a wholly-owned subsidiary of Tyco, and the former shareholders of INBRAND will become shareholders of Tyco.

What INBRAND Shareholders Will Receive in the Merger

         In the Merger, INBRAND shareholders will receive 0.43 Tyco Common Shares for each share of INBRAND Common Stock. Cash will be paid in lieu of fractional Tyco shares.

Certain United States Federal Income Tax and Bermuda Tax Consequences

         The transaction is a tax free reorganization under the United States Internal Revenue Code. Shareholders of INBRAND generally should not have any taxable gain or loss for U.S. federal income tax purposes upon receipt of Tyco shares in the Merger. INBRAND shareholders will have a taxable gain or loss in connection with any cash received by such shareholders in lieu of fractional Tyco Common Shares. There will be no Bermuda tax of any kind payable in respect of the exchange of shares in the Merger.

Shareholder Vote Required

         The favorable vote of a majority of the outstanding INBRAND Common Stock is required to approve the Merger and the Merger Agreement. IF YOU FAIL TO RETURN YOUR CARD, THE EFFECT WILL BE THE SAME AS A VOTE FOR THE MERGER (UNLESS YOU APPEAR IN PERSON AT THE INBRAND SPECIAL MEETING AND VOTE FOR THE MERGER).

Interests of Officers and Directors in the Merger

         In considering the recommendation of the INBRAND Board of Directors, INBRAND shareholders should be aware that members of the Board of Directors of INBRAND and certain members of its management will receive benefits as a result of the Merger that will be in addition to benefits received by shareholders generally. For further details, see "The Merger--Interests of Certain Persons in the Merger."

Conditions of the Merger

         The consummation of the Merger depends upon satisfaction of a number of conditions, including the following:

         (1) registration with the Securities and Exchange Commission and listing on the New York Stock Exchange of Tyco Common Shares to be issued in the Merger;

         (2) approval of the Merger and the Merger Agreement by the shareholders of INBRAND;

         (3)      receipt of any required regulatory approvals;

         (4) absence of governmental action prohibiting the Merger or adversely affecting Tyco;

         (5)      the absence of any law that makes the Merger illegal; and

         (6) receipt of the opinions of Coopers & Lybrand and Joseph Decosimo and Company, LLP that the Merger will qualify as a pooling of interests for accounting purposes.

         These conditions may be waived by the party entitled to assert the conditions. For further details, see "The Merger Agreement--Conditions to the Merger."

Termination of the Merger Agreement

         Either INBRAND or Tyco may terminate the Merger Agreement if:

         (1)      the Merger is not completed by October 15, 1997;

         (2) a court or governmental agency permanently prohibits the Merger;

         (3) the other party breaches its representations, warranties or obligations under the Merger Agreement and that breach cannot be remedied; or

         (4) the Board of Directors of INBRAND adversely modifies its approval of the Merger, but INBRAND may only terminate under these circumstances if the Board's modification is in keeping with its fiduciary obligations to its shareholders.

         Tyco may also terminate the Merger Agreement if:

         (5) the shareholders of INBRAND do not approve the Merger by October 15, 1997; or

         (6) the INBRAND Board of Directors recommends a tender offer or merger proposal made by a third party.

         For further details, see "The Merger Agreement--Termination of the Merger Agreement."

Termination Fees and Expenses

         INBRAND is required to pay a termination fee of $9 million, plus up to $600,000 of reasonable out-of-pocket expenses, to Tyco if the Merger Agreement is terminated under certain circumstances. Tyco is required to pay up to $600,000 of reasonable out-of-pocket expenses to INBRAND if the Merger Agreement is terminated under certain circumstances.

Regulatory Approvals

         Tyco and INBRAND have given each other a commitment to use their best efforts to take whatever actions are required to obtain necessary regulatory approvals.

         The U.S. Hart-Scott-Rodino statute prohibits Tyco and INBRAND from completing the Merger until they have furnished certain information and materials to the Antitrust Division of the Department of Justice and the Federal Trade Commission and a required waiting period has expired. On June 10, 1997, this waiting period was terminated. The U.S. Department of Justice and the Federal Trade Commission have the authority to challenge the Merger on antitrust grounds before or after the Merger is completed. Each state where either Tyco or INBRAND has operations may also review the Merger under state antitrust law.

Accounting Treatment

         Tyco and INBRAND expect the Merger to qualify as a pooling of interests for accounting purposes, which means that the companies will be treated as if they had always been combined for accounting and financial reporting purposes. Each company must receive a letter from its independent accounting firm that in their opinion the Merger will qualify to be accounted for as a pooling of interests. See "The Merger--Accounting Treatment."

Opinion of Financial Advisor

         Before approving the Merger Agreement, the Board of Directors of INBRAND considered an opinion from Salomon Brothers Inc, its financial advisor, with respect to the fairness of the exchange ratio to INBRAND shareholders from a financial point of view. This opinion is attached as Annex B to this Proxy Statement/Prospectus. You are encouraged to read this opinion in its entirety. See "Opinion of INBRAND's Financial Advisor."

         In connection with this opinion, Salomon Brothers Inc performed a variety of analyses. The analyses included comparing INBRAND and Tyco historical stock prices, comparing the financial terms of the Merger with those of other publicly announced transactions, and estimating the relative values and contribution of INBRAND and Tyco.

Appraisal Rights

         INBRAND shareholders do not have appraisal rights in connection with the Merger.

Comparative Per Share Market Price Information; Listing

         Tyco Common Shares are listed on the New York Stock Exchange, the London Stock Exchange and the Bermuda Stock Exchange. Prior to the business combination of Old Tyco and ADT, the common stock of Old Tyco, was listed on the New York Stock Exchange; this stock may be viewed as equivalent to the Tyco Common Shares prior to July 2, 1997. INBRAND Common Stock is quoted on the National Market System of The Nasdaq Stock Market. The New York Stock Exchange closing price per share for the common stock of Old Tyco was $63.25 on May 12, 1997, the last full trading day prior to the public announcement of the proposed Merger. On, ____________, 1997, the closing price per Tyco Common Share on the New York Stock  Exchange was
$ ______. The closing price per share on Nasdaq/NMS of the INBRAND common stock was $16.00 on May 12, 1997, and _______ on ___________, 1997.

         Application will be made to list the Tyco Common Shares issuable in the Merger on the New York Stock Exchange, the London Stock Exchange and the Bermuda Stock Exchange.

         CERTAIN CONSIDERATIONS

Fixed Exchange Ratio

         Under the terms of the Merger Agreement, each share of INBRAND Common Stock will be exchanged for 0.43 Tyco Common Shares. This ratio was determined on the basis of the closing price per share of the common stock of Old Tyco on the New York Stock Exchange of $62.86 on May 9, 1997, the second business day preceding the first public announcement of the Merger. Because the exchange ratio is fixed, the interest of INBRAND shareholders in Tyco will not change even though the price of Tyco shares at the time of the Merger will likely differ from the price of the common stock of Old Tyco on May 9, 1997. In particular, INBRAND shareholders will not receive a greater interest in Tyco if the price of Tyco shares at the time of the Merger is less than $62.86. The price per Tyco share is likely to be different at the time of the Merger from the price of the common stock of Old Tyco on May 9, 1997 as a result of the ADT Merger, changes in the business, operations or prospects of Tyco, regulatory considerations, general market and economic conditions and other factors. INBRAND shareholders are urged to obtain current market quotations for Tyco shares and INBRAND shares.

Shareholdings in a Bermuda Company

         If the Merger is consummated, shareholders of INBRAND will become shareholders of Tyco, a Bermuda company. There are significant differences between the corporate laws of Bermuda and the corporate laws of Georgia and between the constitutional documents of INBRAND and Tyco. See "Comparison of Shareholder Rights." These differences may materially affect the rights of INBRAND shareholders.

                  SELECTED FINANCIAL DATA FOR TYCO AND INBRAND

         The following financial information is being provided to assist in analyzing the financial aspects of the Merger. The information for Tyco has been derived from Tyco's audited supplemental financial statements as of December 31, 1996 and 1995 and for the three years in the period ended December 31, 1996, incorporated herein. All other Tyco historical financial information presented below has been derived by combining ADT Limited's and Tyco Internation Ltd.'s (now Tyco International (US) Inc.) historical audited and unaudited financial statements incorporated herein. The information for INBRAND has been derived from INBRAND's audited financial statements for the fiscal years ended June 27, 1992 through June 29, 1996 and INBRAND's unaudited financial statements for the nine months ended March 30, 1996 and March 29, 1997. The information is only a summary. The information should be read in conjunction with the historical financial statements (and related notes) contained in the annual, quarterly and other reports filed by Tyco and INBRAND with the Securities and Exchange Commission (the "Commission"). See "Where To Find More Information." References in this Proxy Statement/Prospectus to "$" mean United States dollars.

                 SELECTED TYCO HISTORICAL FINANCIAL INFORMATION
                     (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                     At or for the
                                                     three months
                                                    ended March 31,                     At or for the year ended December 31,
                                                   -----------------     ----------------------------------------------------
                                                 1997         1996        1996         1995       1994      1993     1992(1)
                                                 -----       ------      ------       ------     ------    ------    -------


Income Statement Data:
Net sales.................................      $2,114.9     $1,668.9   $7,425.8     $6,318.5   $5,705.8  $5,447.9   $4,618.7
Operating (loss)income (2)................         260.8       (534.6)    (102.9)       649.1      596.6     451.9      360.1
(Loss) income before extraordinary
  items and cumulative effect
  of accounting changes(3)(4).............         141.7       (626.1)    (338.6)       247.6      271.8     205.2      254.4
(Loss) income per share before
  extraordinary items and
  cumulative effect of
  accounting changes(3)(4)................           0.60        (2.87)     (1.53)        1.14       1.21      0.91       1.56
Cash dividends per common
  share(5)................................           0.03         0.03       0.13         0.11       0.08      0.07       0.07
Balance Sheet Data:
Total assets(6)...........................      $8,700.7                $7,928.5     $6,801.2   $6,556.9  $6,642.4   $5,820.4
Long-term debt (including
  current portion)........................       1,896.0                 1,962.4      1,686.7    1,799.9   1,766.0    1,602.8
Total shareholders' equity................       3,932.6                 2,987.8      3,060.0    2,743.5   2,403.6    2,095.0



(1) On October 19, 1994, Tyco merged with Kendall International, Inc. ("Kendall") in a transaction accounted for as a pooling of interests. The summary historical financial data reflects the combined results of Tyco and Kendall for all periods presented subsequent to June 30, 1992, the date on which Kendall undertook a financial restructuring. The summary historical data at and for the year ended December 31, 1992 reflect only the results of operations and financial position of Tyco.

(2) Operating loss in 1996 included restructuring and other non-recurring charges of $237.3 million relating principally to the electronic security services operations in the United States and the United Kingdom of ADT Limited ("ADT"), and a charge of $744.7 million, which occurred in the three month period ended March 31, 1996, relating to the impairment of long-lived assets of ADT following the adoption of Statement of Financial Accounting Standards No. 121 ("SFAS 121"). Operating income in 1995 included restructuring and other non-recurring charges of $34.2 million relating principally to ADT's United States electronic security services operations and to electronic security services' corporate restructuring in Europe, and a charge of $37.2 million related to merger and transaction costs associated with the Kendall merger. Operating income in 1993 included a non-recurring inventory charge of $22.5 million principally relating to Kendall, and a restructuring charge of $39.3 million relating principally to the European and Australian fire protection contracting operations, as well as the Grinnell flow control distribution operations. Operating income in 1992 included a restructuring charge of $25.6 million relating to European fire products manufacturing, North American fire protection operations and corporate headquarters and Grinnell flow control distribution operations.

(3) In 1996, Tyco recorded certain non-recurring items including (i) a non-cash charge relating to the write-down of specific ADT assets to their estimated fair values in accordance with SFAS 121, (ii) a charge principally relating to costs associated with integrating the businesses of Automated Security (Holdings) plc in the United Kingdom and the United States into ADT, together with the costs of administrative, accounting, management information and technological infrastructure enhancements currently being implemented in the United States electronic security services operations, (iii) a gain arising on the sales of ADT's interest in Limelight Group plc, which was recorded on the balance sheet at a nominal value and (iv) a gain represented by cash receivable as a result of the settlement of ADT's litigation against BDO Binder Hamlyn. Tyco's historical net income before these non-recurring items amounted to $488.4 million or $2.19 per share ($2.14 per share on a fully diluted basis).

(4) In the three months ended March 31, 1997, Tyco recorded certain non-recurring charges in connection with the ADT Merger and the unsolicited proposals of Western Resources. Tyco's historical net income before these non-recurring items amounted to $151.3 million or $0.65 per share ($0.64 per share on a fully diluted basis).

     In  the  three  months  ended  March  31,  1996,   Tyco  recorded   certain
     non-recurring charges which principally represented non-cash charges relating to the write down of specific ADT assets to their estimated fair value in accordance with SFAS 121. Tyco historical net income before these non-recurring items amounted to $108.4 million, or $0.50 per share ($0.48 per share on a fully diluted basis).

(5) Prior to the ADT Merger, ADT had not declared any dividends on its common shares since April 1991. Tyco declared dividends of $0.20 per share in 1996, 1995 and 1994, $0.19 per share in 1993 and $0.18 per share in 1992.

(6) During 1996, Tyco recorded a charge of $744.7 million relating to the impairment of ADT's long-lived assets.

                SELECTED INBRAND HISTORICAL FINANCIAL INFORMATION
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                                At or for the nine
                                                   months ended                             At or for the year ended
                                             ------------------------     ---------------------------------------------------------
                                             March 29,      March 30,     June 29,     July 1,     July 2,    July 3,     June 27,
                                               1997            1996         1996         1995        1994       1993         1992
                                             ---------      ---------     --------     -------     -------    -------     ---------

Income Statement Data:
Net sales...........................         $172,470        $93,475      $141,951     $85,044     $69,596     $58,381     $47,359
Operating income (loss).............           14,317          9,272        12,215      12,672      10,706     (1,001)       4,668
Income (loss) before extraordinary
  items and cumulative effect
  of accounting changes.............            7,480          4,612         5,468       7,590       6,282     (1,106)       2,075
Income (loss) per share before
  extraordinary items and
  cumulative effect of
  accounting changes................             0.64           0.39          0.47        0.64        0.54      (0.12)        0.23
Balance Sheet Data:
Total assets........................         $136,352                     $105,620     $48,358     $36,870     $25,364     $21,729
Long-term debt (including
  current portion)..................           42,330                       30,381       4,062           0       4,195       5,514
Total shareholders' equity..........           46,564                       40,000      33,960      28,544      10,383       6,627


                                         COMPARATIVE PER SHARE INFORMATION

                                                                                            Tyco and
                                                                                            INBRAND
                                                                                           Unaudited              INBRAND
                                                                         Tyco              Pro Forma           Equivalent Pro
                                                                      Historical            Combined          Forma Per Share
                                                                    Per Share Data       Per Share Data             Data
                                                                    --------------       --------------       ---------------

AT OR FOR THE THREE MONTHS ENDED
         MARCH 31, 1997
(Loss) income from continuing
         operations per common share...........................         $0.60                $0.59(1)             $0.25(1)
Cash dividends declared per
         common share..........................................          0.03                 0.03                 0.01
Book value per common share....................................         16.23                16.09                 6.92
AT OR FOR THE YEAR ENDED
         DECEMBER 31, 1996
(Loss) income from continuing
         operations per common share...........................         (1.53)               (1.47)(1)            (0.63)(1)
Cash dividends declared per
         common stock..........................................          0.13                 0.13                 0.05
Book value per common share....................................         13.39                13.29                 5.71
AT OR FOR THE YEAR ENDED
         DECEMBER 31, 1995
(Loss) income from continuing
         operations per common share...........................          1.14                 1.14                 0.49
Cash dividends declared per
         common share..........................................          0.11                 0.11                 0.05
Book value per common share....................................         14.03                13.88                 5.97
AT OR FOR THE YEAR ENDED
         DECEMBER 31, 1994
(Loss) income from continuing
         operations per common share...........................          1.21                 1.22                 0.52
Cash dividends declared per
         common share..........................................          0.08                 0.07                 0.03
Book value per common share....................................         13.25                13.08                 5.62

(1) See notes (3) and (4) to "Selected Tyco Historical Financial Information" for information on Tyco's income per share before certain non-recurring items. On a pro forma combined basis, net income per share for the three months ended March 31, 1997 before these non-recurring items is $0.65 ($0.63 per share on a fully diluted basis). On an equivalent pro forma basis, net income per share for the three months ended March 31, 1997 before these non-recurring items is $0.28 ($0.27 per share on a fully diluted basis.) On a pro forma combined basis, net income per share for 1996 before these non-recurring items is $2.17 ($2.13 per share on a fully diluted basis). On an equivalent pro forma basis, net income per share before non-recurring items is $0.94 ($0.92 on a fully diluted basis).

(a) Prior to the ADT Merger, ADT had not declared any dividends on its common shares since April 1991. Tyco declared dividends of $0.05 per share in the quarter ended March 31, 1997, and $0.20 per share in 1996, 1995 and 1994.

(b) The information for INBRAND for the years ended December 31, 1996, 1995 and 1994 has been derived from INBRAND's unaudited historical financial statements. The historical financial information has been adjusted to conform to Tyco's year end.

(c) The unaudited pro forma (loss) income and book value per share are based on INBRAND shareholders receiving 0.43 of a Tyco common share for each common share of INBRAND held.

(d) The INBRAND equivalent pro forma per share data are calculated by the multiplying the unaudited pro forma combined per share data by 0.43.

                             INBRAND SPECIAL MEETING

PURPOSE OF THE INBRAND SPECIAL MEETING

         At the special meeting of INBRAND shareholders (the "Special Meeting"), holders of INBRAND Common Stock will consider and vote upon a proposal to approve the Merger (the "Merger") of INBRAND and T7 Acquisition Corp., a Georgia subsidiary of Tyco ("Merger Sub"), and to approve and adopt the Merger Agreement (the "Merger Agreement"), dated as of May 12, 1997, among Tyco International Ltd., a Massachusetts corporation ("Old Tyco"), Merger Sub, successor by assignment to T5 Acquisition Corp. and a subsidiary of Old Tyco ("T5"), and INBRAND, providing for the Merger, and such other matters as may properly be brought before the meeting.

         THE BOARD OF DIRECTORS OF INBRAND HAS UNANIMOUSLY APPROVED THE MERGER AND THE MERGER AGREEMENT AND RECOMMENDS THAT INBRAND SHAREHOLDERS VOTE FOR APPROVAL OF THE MERGER AND APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. SEE "THE MERGER--BACKGROUND OF THE MERGER," "--RECOMMENDATIONS OF THE BOARD OF DIRECTORS OF INBRAND; REASONS FOR THE MERGER" AND "-- INTERESTS OF CERTAIN PERSONS IN THE MERGER."

RECORD DATE; VOTING RIGHTS; PROXIES

         The INBRAND Board of Directors has fixed the close of business on July 11, 1997 as the record date (the "Record Date") for determining holders entitled to notice of and to vote at the Special Meeting.

         As of the Record Date, there were shares of INBRAND Common Stock issued and outstanding, each of which entitles its holder to one vote. All shares of INBRAND Common Stock represented by properly executed proxies will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated in such proxies. IF NO INSTRUCTIONS ARE INDICATED, SUCH SHARES OF INBRAND COMMON STOCK WILL BE VOTED IN FAVOR OF APPROVAL OF THE MERGER AND APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. INBRAND does not know of any matters other than approval of the Merger and the Merger Agreement that are to come before the Special Meeting. If any other matter or matters are properly presented for action at the Special Meeting, the persons named in the enclosed form of proxy will have the discretion to vote on such matters in accordance with their best judgment, unless such authorization is withheld. A shareholder who has given a proxy may revoke it at any time prior to its exercise by giving written notice of revocation to the Secretary of INBRAND, by signing and returning a later dated proxy, or by voting in person at the Special Meeting. However, mere attendance at the Special Meeting will not in and of itself have the effect of revoking the proxy.

         Votes cast by proxy or in person at the Special Meeting will be tabulated by the election inspectors appointed for the meeting and will determine whether or not a quorum is present. The election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the shareholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

SOLICITATION OF PROXIES

         INBRAND will bear its own cost of solicitation of proxies. Brokerage houses, fiduciaries, nominees and others will be reimbursed for their out-of-pocket expenses in forwarding proxy materials to beneficial owners of stock held in their names.

QUORUM

         The presence in person or by properly executed proxy of holders of a majority of the issued and outstanding shares of INBRAND Common Stock is necessary to constitute a quorum at the Special Meeting.

REQUIRED VOTE

         The approval of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of INBRAND Common Stock. Abstentions and broker non-votes will have the effect of votes against approval of the Merger and the Merger Agreement. In certain circumstances, including if INBRAND shareholders fail to approve the Merger and the Merger Agreement, INBRAND will obligated to pay to Tyco a termination fee of $9 million, plus certain expenses. See "The Merger Agreement and Related Agreements--Termination--Fees and Expenses." As of the Record Date, directors and executive officers of INBRAND and their affiliates were beneficial owners of approximately 39% of the outstanding shares of INBRAND Common Stock. Holders of approximately 22% of the INBRAND Common Stock outstanding as of the date of the Merger Agreement have entered into certain Shareholder Agreements with Tyco pursuant to which such holders have agreed, subject to certain terms and conditions, to vote in favor of the Merger Agreement. See "The Merger and Related Agreements--Shareholder Agreements" and "Security Ownership of Certain Beneficial Owners and Management of INBRAND."

         THE MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING ARE OF GREAT IMPORTANCE TO THE SHAREHOLDERS OF INBRAND. ACCORDINGLY, INBRAND SHAREHOLDERS ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS PROXY STATEMENT, AND TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                                   THE MERGER

         This section of the Proxy Statement/Prospectus as well as the next section of the Proxy Statement/Prospectus entitled "The Merger Agreement and Related Agreements" describe certain aspects of the proposed Merger. The following discussion is qualified in its entirety by reference to the Merger Agreement, which is attached as Annex A to this Proxy Statement/Prospectus, and to the other agreements that are discussed, which are filed as exhibits to the Registration Statement of which this Proxy Statement/Prospectus forms a part. All shareholders are urged to read the Merger Agreement in its entirety.

GENERAL

         The Merger Agreement provides that the Merger will be consummated if the required approval of the INBRAND shareholders is obtained and all other conditions to the Merger are satisfied or waived. Upon consummation of the Merger, Merger Sub will be merged with and into INBRAND, and INBRAND will become a wholly-owned subsidiary of Tyco.

         Pursuant to the Merger, each outstanding share of common stock, par value $.10, of INBRAND ("INBRAND Common Stock") will be converted into 0.43 common shares, par value $.20, of Tyco ("Tyco Common Shares"). Based upon the number of shares of INBRAND Common Stock outstanding on the Record Date, and assuming the exercise of all outstanding Stock Options currently exercisable, a maximum number of 5,571,147 Tyco Common Shares may be issued in connection with the Merger.

         Based upon the capitalization of Tyco and INBRAND as of _______, 1997, the shareholders of INBRAND will own approximately 2% of the outstanding Tyco Common Shares following consummation of the Merger.

EFFECTIVE TIME

         The effective time of the Merger (the "Effective Time") will occur upon the filing of a Certificate of Merger with the Secretary of State of the State of Georgia (the "Certificate of Merger") or at such later time as is specified on such certificate. The filing of the Certificate of Merger will occur as soon as practicable after the closing of the transactions contemplated by the Merger Agreement. The Merger Agreement may be terminated by either party if the Merger has not been consummated on or before October 15, 1997. The Merger Agreement may also be terminated under certain other circumstances. See "The Merger Agreement and Related Agreements--Conditions to the Merger," and "--Termination."

CONVERSION OF SHARES; PROCEDURES FOR EXCHANGE OF CERTIFICATES

         The conversion of INBRAND Common Stock into the right to receive Tyco Common Shares, in the ratio (the "Exchange Ratio") of 0.43 Tyco Common Shares for each share of INBRAND Common Stock, will occur automatically at the Effective Time.

         As soon as practicable after the Effective Time, a transmittal letter will be mailed by the Exchange Agent to each INBRAND shareholder informing shareholders of the procedures to follow in forwarding stock certificates representing INBRAND Common Stock to the Exchange Agent. Upon receipt of a shareholder's INBRAND stock certificates, the Exchange Agent will deliver certificates for full Tyco Common Shares to such shareholder and cash in lieu of fractional shares pursuant to the terms of the Merger Agreement and in accordance with the transmittal letter, together with any dividends or other distributions to which such shareholder is entitled.

         If any issuance of Tyco Common Shares in exchange for shares of INBRAND Common Stock is to be made to a person other than the INBRAND shareholder in whose name the certificate is registered at the Effective Time, it will be a condition of such exchange that the certificate so surrendered be properly endorsed or otherwise be in proper form for transfer and that the INBRAND shareholder requesting such issuance either pay any transfer or other tax required or establish to the satisfaction of Tyco that such tax has been paid or is not payable.

         After the Effective Time, there will be no further transfers of INBRAND Common Stock on the stock transfer books of INBRAND. If a certificate representing INBRAND Common Stock is presented for transfer, it will be cancelled and a certificate representing the appropriate number of full shares of Tyco Common Shares and cash in lieu of fractional shares and any dividends and distributions will be issued in exchange therefor.

         After the Effective Time and until surrendered, shares of INBRAND Common Stock will be deemed for all corporate purposes, other than the payment of dividends and distributions, to evidence ownership of the number of full Tyco Common Shares into which such shares of INBRAND Common Stock were converted at the Effective Time. No dividends or other distributions, if any, payable to holders of Tyco Common Shares will be paid to the holders of any certificates for shares of INBRAND Common Stock until such certificates are surrendered. Upon surrender of such certificates, all such declared dividends and distributions which shall have become payable with respect to such Tyco Common Shares in respect of a record date after the Effective Time will be paid to the holder of record of the full Tyco Common Shares represented by the certificate issued in exchange therefor, without interest. See "The Merger Agreement and Related Agreements--Exchange of Certificates."

         INBRAND  SHAREHOLDERS  SHOULD NOT  FORWARD  STOCK  CERTIFICATES  TO THE
EXCHANGE   AGENT  UNTIL  THEY  HAVE  RECEIVED   TRANSMITTAL   LETTERS.   INBRAND
SHAREHOLDERS SHOULD NOT RETURN STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

BACKGROUND OF THE MERGER

         In this section and the following sections captioned "Reasons for the Merger," "Recommendation of the Board of Directors of INBRAND; Reasons of INBRAND for the Merger," "Opinion of INBRAND's Financial Advisor" and "Certain Considerations" references to Tyco for all times prior to consummation of the ADT Merger on July 2, 1997 are to Old Tyco.

         Tyco first identified INBRAND as a potential acquisition opportunity in 1996. On February 14, 1997, Tyco sent INBRAND a letter expressing interest in a potential acquisition. After an initial meeting on March 18, 1997 between representatives of Tyco and INBRAND, the parties executed a March 21, 1997 confidentiality agreement with respect to mutual disclosure of non-public information.

         Following execution of the confidentiality agreement, during March, April and May of 1997, Tyco conducted a due diligence investigation of INBRAND, including document reviews, visits to INBRAND facilities and meetings with representatives of INBRAND. During April and May, representatives of Tyco and INBRAND conducted a series of meetings and conference calls to negotiate the terms of a possible business combination.

         On April 8, 1997, INBRAND retained Salomon Brothers Inc ("Salomon") as its financial advisor in connection with the possible sale of all or a portion of the common stock or assets of INBRAND.

         Between April 15 and May 9, 1997, Tyco and INBRAND negotiated the purchase price for the shares of INBRAND Common Stock, while Tyco continued its due diligence investigation of INBRAND. On May 9, 1997, the parties agreed upon an exchange ratio of 0.43 Tyco Shares for each share of INBRAND Common Stock. The merger consideration would consist of Tyco Common Shares, unless the business combination (the "ADT Merger") between Old Tyco and ADT Limited (now Tyco International Ltd.) were not consummated, in which case the Merger consideration would consist of common stock, par value $0.50 per share, shares of Old Tyco ("Old Tyco Stock").

         On May 12, 1997, representatives of Tyco and INBRAND, the parties' respective legal counsel and INBRAND's financial advisor, met to negotiate certain remaining legal issues relating to the Merger Agreement and to the Shareholder Agreements to be executed by INBRAND's principal shareholders. Later on the same day, INBRAND's Board of Directors convened a telephone meeting. The INBRAND Board was informed of the results of the negotiations between the parties, and Salomon provided to the INBRAND Board of Directors its oral opinion that the Exchange Ratio was fair to the INBRAND shareholders from a financial point of view. The INBRAND Board of Directors then unanimously approved the Merger and the execution of the Merger Agreement. The Board of Directors of Tyco also met by conference call on May 12, 1997 to consider the terms of the proposed merger transaction. The Tyco Board concluded that the Merger was in the best interests of Tyco's shareholders, unanimously approved the proposed terms of the Merger and authorized Tyco's officers to complete and execute the documentation for the transaction.

         After approval of the Merger by the Boards of Directors of INBRAND and Tyco, on May 12, 1997, the Merger Agreement and the Shareholder Agreements were executed by the appropriate parties. The transaction was publicly announced before the opening of trading on the morning of May 13, 1997.

         On July 2, 1997, the ADT Merger was consummated. On July ___, 1997 the Board of Directors of Tyco (the Bermuda company) ratified the Merger Agreement and approved the issuance of Tyco Common Shares in the Merger.

REASONS OF TYCO FOR THE MERGER

         The Tyco Board of Directors believes that the Merger is in keeping with Tyco's corporate strategy of growth through acquisition, where attractive acquisition opportunities present themselves that are likely to benefit from cost reductions and synergies with Tyco's existing operations and that are non-dilutive. In particular, the Tyco board believes that there are several significant benefits from this transaction, including: (i) utilization of Tyco's existing manufacturing and distribution expertise in the disposable product markets in which INBRAND is active; (ii) utilization of INBRAND's distribution network to support additional products, such as certain of Tyco's existing disposable medical and hygiene products; (iii) the opportunity to utilize INBRAND's products operations as a platform for future growth in this area; and
(iv) reduction of certain INBRAND corporate costs, possible elimination of excess facilities and potential cost reduction for materials and services.

RECOMMENDATION OF THE BOARD OF DIRECTORS OF INBRAND; REASONS OF INBRAND FOR THE MERGER

         The Board of Directors of INBRAND has unanimously approved the Merger Agreement, determined that the Merger is advisable and fair and in the best interests of INBRAND and its shareholders and recommends that holders of shares of INBRAND Common Stock vote FOR approval of the Merger and approval and adoption of the Merger Agreement.

         In reaching its decision to approve the Merger Agreement and to recommend that INBRAND's shareholders vote to approve and adopt the Merger Agreement, INBRAND's Board of Directors considered the following material factors in determining that the Merger is in the best interests of INBRAND shareholders: (i) the opportunity for INBRAND shareholders to receive Tyco Common Shares in a tax-free exchange valued at a significant premium over the existing market price for shares of INBRAND Common Stock prevailing prior to the public announcement of the Merger; (ii) the opportunity for INBRAND shareholders to participate, as Tyco shareholders, in a larger, more strategically balanced company of which INBRAND would become a part; and (iii) the substantially larger public float and trading volume of Tyco Common Shares compared to the public float and trading volume of INBRAND Common Stock, which should provide INBRAND's shareholders with greater liquidity in their investment.

         In addition, the INBRAND Board of Directors considered the following factors in determining the financial fairness of the Merger to INBRAND and its shareholders: (i) its knowledge of the business, operations, properties, assets, financial condition and operating results of INBRAND and Tyco including, among other things, Tyco's recent and historical stock and earnings performance, the demonstrated ability of Tyco to successfully implement a consistent earnings growth strategy, the ability of Tyco to access the capital markets and the possibility of efficiencies and cost savings arising from the Merger; (ii) judgments as to INBRAND's future prospects; (iii) presentations by INBRAND's management and by Salomon, INBRAND's financial advisor, with respect to INBRAND and Tyco; (iv) the opinion of Salomon as to the fairness from a financial point of view of the Exchange Ratio to the shareholders of INBRAND (see "Opinion of INBRAND's Financial Advisor" below); (v) the terms of the Merger Agreement, which were the product of extensive arm's length negotiations (see "The Merger Agreement and Related Agreements"); (vi) the historical trading prices, dividend rates and trading activity for INBRAND Common Stock and Tyco Common Shares;
(vii) the compatibility of the respective business philosophies of Tyco and INBRAND; and (viii) the ability of INBRAND'S Board of Directors to terminate the Merger Agreement under certain circumstances. In this regard, the INBRAND Board of Directors was aware that Old Tyco had entered into an agreement for the ADT Merger, in which ADT would be the continuing legal entity, and that it was a condition to the Merger that such combination have been previously consummated or terminated. However, the INBRAND Board understood that the combined entity resulting from such business combination would be managed by the existing management of Old Tyco, have a board of directors consisting in the majority of the directors of Old Tyco and be 64% owned initially by the shareholders of Old Tyco. Moreover, the INBRAND Board of Directors considered it likely that the Tyco Common Shares would be regarded in the market as a successor security to the Old Tyco Stock.

         The INBRAND Board of Directors also considered the loss of independence which would result from being a wholly-owned subsidiary of Tyco. The Board of Directors concluded, however, that the benefits of the Merger to INBRAND and its shareholders outweighed the loss of independence.

         The foregoing discussion of the information and factors considered and given weight by the INBRAND Board of Directors is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the Merger, the INBRAND Board of Directors did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the INBRAND Board of Directors may have given different weights to different factors. For a discussion of the interests of certain members of INBRAND's management and INBRAND's Board of Directors in the Merger, see "Interests of Certain Persons in the Merger" below.

         THE INBRAND BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF INBRAND COMMON STOCK VOTE FOR APPROVAL OF THE MERGER AND APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

OPINION OF INBRAND'S FINANCIAL ADVISOR

         At the meeting of the INBRAND Board on May 12, 1997, Salomon delivered its oral opinion, and later confirmed such opinion in writing, that as of such date, the Exchange Ratio was fair, from a financial point of view, to the holders of INBRAND Common Stock.

         The full text of the written opinion of Salomon dated May 12, 1997 is attached as Annex B to this Proxy Statement/Prospectus and sets forth a complete description of the assumptions made, procedures followed, matters considered and limits of the review undertaken by Salomon. No limits were imposed by the INBRAND Board of Directors upon Salomon with respect to the investigations made or the procedures followed by Salomon in rendering its opinion. Holders of INBRAND Common Stock are urged to read Salomon's opinion in its entirety. The summary of the opinion as set forth in this Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of such opinion.

         In connection with rendering its opinion, Salomon reviewed certain publicly available information concerning INBRAND, Tyco, and ADT and certain other financial information concerning INBRAND and Tyco, including financial forecasts that were provided to Salomon by INBRAND and Tyco. Salomon discussed the past and current business operations, financial conditions and prospects of INBRAND and Tyco with certain officers and employees of INBRAND and Tyco, respectively. Salomon also considered such other information, financial studies, analyses, investigations and financial, economic, market and trading criteria that it deemed relevant.

         In its review and analysis and in arriving at its opinion, Salomon assumed and relied upon the accuracy and completeness of the information reviewed by Salomon for the purpose of its opinion and Salomon did not assume any responsibility for independent verification of such information. With respect to the financial forecasts of INBRAND and Tyco, Salomon assumed that such forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of INBRAND and Tyco, and Salomon expressed no opinion with respect to such forecasts or the assumptions on which they were based. Salomon did not assume any responsibility for any independent evaluation or appraisal of any of the assets (including properties and facilities) or liabilities of INBRAND and Tyco. Salomon was not asked to, and did not solicit other proposals to acquire INBRAND. Salomon's opinion necessarily was based upon conditions as they existed and could be evaluated as of the date thereof. Salomon's opinion did not imply any conclusion as to the likely trading range for Tyco Common Shares following the consummation of the ADT Merger (or, if the ADT Merger were not consummated, the Old Tyco Stock) and the Merger, which may vary depending upon, among other factors, changes in interest rates, dividend rates, market conditions, general economic conditions and other factors that generally influence the price of securities. In addition, Salomon assumed that the Merger will qualify as a tax-free reorganization for federal income tax purposes and will be accounted for as a pooling of interests transaction.

         The following is a summary of the reports and analyses presented on May 12, 1997, by Salomon to the INBRAND Board of Directors in connection with the rendering of Salomon's opinion.

         (i) Certain Financial Data. Salomon reviewed data relating to the financial performance and operating characteristics of INBRAND and Tyco, each on an independent basis. This data included five-year historical and latest 12-month ("LTM") income statement data, balance sheet data and financial ratios for INBRAND and two-year historical and partial year historical income statement data for, and four-year growth rates for, Tyco.

         (ii) Historical Stock Price and Exchange Ratio Analysis. Salomon reviewed the performance of the per share daily closing price of INBRAND Common Stock during the period from May 9, 1996 through May 9, 1997 and compared such daily closing prices with the performance of an index of diaper companies comprised of Drypers Corporation, DSG International Limited and Paragon Trade Brands, Inc. (the "Composite Index") as well as Standard and Poor's 500 Index (the "S&P 500 Index"). Salomon also reviewed the performance of the per share daily closing price of the Old Tyco Stock over the same period and compared such daily closing prices with the performance of INBRAND Common Stock and the S&P 500 Index. Salomon noted that during the period from May 9, 1996 to May 9, 1997, the Old Tyco Stock had outperformed the S&P 500 Index, while each of INBRAND Common Stock and the Composite Index had underperformed the S&P 500 Index. Salomon also noted that the 52- week trading range for INBRAND Common Stock ranged from a low of $11.00 per share to a high of $24.50 per share.

         Salomon also reviewed the historical ratio of the daily closing prices of INBRAND Common Stock to the Old Tyco Stock over the period from May 9, 1996 through May 9, 1997. Based on such prices and over such period, the high, low and average exchange ratios implied by such prices were 0.50, 0.22 and 0.38, respectively, of a share of Old Tyco Stock to each share of INBRAND Common Stock, as compared to the Exchange Ratio of 0.43 of a share of Old Tyco Stock to each share of INBRAND Common Stock. Salomon also noted that, based on per share daily closing prices for INBRAND Common Stock and the Old Tyco Stock during the three months, six months, nine months and twelve months ended May 9, 1997, the average exchange ratios implied by such daily closing prices were 0.23, 0.31, 0.36 and 0.38, respectively, and that on May 9, 1997, the exchange ratio implied by such daily closing prices was 0.25.

         (iii) Discount Cash Flow Analysis. Using a discounted cash flow methodology ("DCF"), Salomon valued INBRAND by estimating the present value of its future unlevered free cash flows. Unlevered free cash flow is calculated as after-tax operating income plus non-cash expenses, adjusted for any cash effects from changes in working capital and capital expenditures. Salomon aggregated (x) the present value of the unlevered free cash flows over the five fiscal-year period from 1998 to 2002 with (y) the present value of the range of the terminal values described below. The range of terminal values was calculated by applying multiples ranging from 5.5x to 7.5x to INBRAND's estimated earnings before interest, taxes, depreciation and amortization ("EBITDA") for the fiscal year ending June 30, 2002. As part of its analysis, Salomon applied weighted average costs of capital ("WACCs") of 11.5% to 13.5% based on INBRAND's capital structure and its cost of equity. Salomon estimated the present value of future unlevered free cash flows based on the following scenarios of INBRAND's future financial and operating performance: (i) forecasts developed by management of INBRAND, including estimated cost savings (the "Base Case"); (ii) forecasts representing the Base Case adjusted to reflect no improvement in INBRAND's operating margins from fiscal 1997 levels (the "Conservative Case"); (iii) forecasts developed by management of Tyco, including Tyco's estimates of synergies and cost savings resulting from the Merger (the "Acquiror Case") and
(iv) forecasts representing the Acquiror Case adjusted to exclude such estimated synergies and cost savings (the "Standalone Case"). Applying WACCs ranging from 12.0% to 13.0% and EBITDA multiples ranging from 6.0x to 7.0x, the DCF analysis resulted in implied equity values per share for INBRAND Common Stock of $25.19 to $30.80 under the Base Case, $17.32 to $21.57 under the Conservative Case, $27.89 to $33.70 under the Acquiror Case and $20.93 to $25.63 under the Standalone Case.

         (iv) Public Market Analysis. Salomon compared the financial and market performance of INBRAND with the following group of publicly traded diaper and private label companies: American Safety Razor Company, Drypers Corporation, DSG International Limited and Paragon Trade Brands, Inc. (collectively, the "Selected Public Companies"). Salomon examined certain publicly available financial and operating data of the Selected Public Companies during the LTM and earnings estimates, based on First Call estimates, for fiscal years ending June 30, 1997 and June 30, 1998. Salomon noted that, based on the price of INBRAND Common Stock on May 9, 1997, INBRAND had implied ratios of Firm Value to LTM Revenues, LTM EBITDA and LTM EBIT of 116%, 9.6x and 12.8x, respectively, and actual and estimated P/E Ratios of 20.7x, 18.3x and 14.3x, respectively, for the LTM and for the fiscal years ended June 30, 1997, and June 30, 1998. Salomon then applied a P/E multiple range of 11.0x to 13.0x to INBRAND management's estimated 1998 earnings to derive a public market valuation for INBRAND Common Stock of $17.65 to $20.86 per share.

         No company used in the Public Market Analysis was identical to Tyco or INBRAND. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which they are being compared. Mathematical analysis is not, in itself, a meaningful method of ensuring comparable company data.

         (v) Pro Forma Combination Analysis. Salomon analyzed certain pro forma effects on INBRAND and Tyco resulting from the Merger for the fiscal years ending June 30, 1998 and June 30, 1999. This analysis, based upon INBRAND's stand-alone earnings per share under the Base Case, showed dilution to the shareholders of INBRAND in earnings per share of (i) 10.4% and 19.6% for the fiscal years 1998 and 1999, respectively, without giving effect to the synergies projected by management of Tyco to be realized in the Merger and (ii) 10.0% and 19.1% for the fiscal years ended 1998 and 1999, respectively, after giving effect to the synergies projected by management of Tyco to be realized in the Merger. This analysis also showed, based upon certain estimates provided by Tyco management of Tyco's stand-alone earnings per share (pro forma for the ADT Merger and Tyco's acquisition of Submarine Systems, Inc. from AT&T), accretion to the shareholders of Tyco in earnings per share of (i) 0.5% and 0.7% for the fiscal years ending 1998 and 1999, respectively, without giving effect to the synergies projected by management of Tyco to be realized in the Merger and (ii) 0.9% and 1.4% for the fiscal years ending 1998 and 1999, respectively, after giving effect to the synergies projected by management of Tyco to be realized in the Merger.

         The preparation of a fairness opinion is a complex process not susceptible to partial analysis or summary descriptions. The summary set forth above does not purport to be a complete description of the analyses underlying the Salomon opinion or of Salomon's presentation to the INBRAND Board of Directors. Salomon believes that its analysis and the summary set forth above must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the processes underlying the analysis set forth in its opinion. Salomon has not indicated that any of the analysis which it performed has a greater significance that any other. The ranges of valuations resulting from any particular analysis described above should not be taken to be the view of Salomon of the actual value of INBRAND, Tyco or the combined entity.

         In performing its analyses, Salomon made numerous assumptions with respect to industry performance, general business, financial market and economic conditions and other matters, many of which are beyond the control of INBRAND or Tyco. The analyses which Salomon performed are not necessarily indicative of actual values or factual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Salomon's analysis of the fairness, from a financial point of view, of the Exchange Ratio to the holders of INBRAND Common Stock. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or any time in the future. In addition, Salomon's opinion did not address INBRAND's underlying business decision to effect the Merger, and Salomon expressed no view on the effect on INBRAND of the Merger, the ADT Merger or any related transactions. Salomon's opinion was directed only to the fairness, from a financial point of view, of the Exchange Ratio to holders of INBRAND Common Stock and did not constitute a recommendation concerning how holders of INBRAND Common Stock should vote with respect to the Merger or the Merger Agreement.

         As described above, the opinion of Salomon was one of many factors taken into consideration by the INBRAND Board in making its determination to approve the Merger and the Merger Agreement. The opinion of Salomon does not address the relative merits of the Merger as compared to any alternative business strategies that might exist for INBRAND or the effect of any other business combination in which INBRAND might have engaged.

         In the ordinary course of its business, Salomon may actively trade the equity securities of INBRAND and Tyco for its own account and the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. Pursuant to an engagement letter dated April 8, 1997, INBRAND agreed to pay Salomon a fee of (i) $75,000 upon execution of the letter plus
(ii) an additional amount upon consummation of the Merger. INBRAND also agreed, under certain circumstances, to reimburse Salomon for certain out-of-pocket expenses incurred by Salomon in connection with the Merger, and agreed to indemnify Salomon and certain related persons against certain liabilities, including liabilities under the federal securities laws, relating to or arising out of its engagement.

         Salomon is an internationally recognized investment banking firm that provides financial services in connection with a wide range of business transactions. As part of its business, Salomon regularly engages in the valuation of companies and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other purposes. The INBRAND Board of Directors retained Salomon based on Salomon's expertise in the valuation of companies as well as its familiarity with companies in the personal care industry.

CERTAIN CONSIDERATIONS

         In considering whether to approve the Merger and to approve and adopt the Merger Agreement, INBRAND shareholders should carefully evaluate the information contained in this Proxy Statement/Prospectus and, in particular the following factors:

         o Fixed Exchange Ratio. Under the terms of the Merger Agreement, each share of INBRAND Common Stock will be exchanged for 0.43 Tyco Common Shares. This ratio was determined on the basis of the closing price per share of Old Tyco Stock on the New York Stock Exchange of $62.86 on May 9, 1997, the second business day preceding the first public announcement of the

                  Merger. Because the Exchange Ratio is fixed, the interest of INBRAND shareholders in Tyco will not change even though the price of Tyco Common Shares at the time of the Merger will likely differ from the price on May 9, 1997. In particular, INBRAND shareholders will not receive a greater interest in Tyco if the price of Tyco Common Shares at the time of the Merger is less than $63.25. The price per Tyco Common Share is likely to be different at the time of the Merger from its price on May 9, 1997 as a result of the ADT Merger, changes in the business, operation or prospects of Tyco, regulatory considerations, general market and economic conditions and other factors.

         o Future Prices of Tyco Stock. Following the Merger, the trading price of Tyco Common Shares could be subject to fluctuations as a result of the factors recited above.

         o Historical Performance No Indication. The historical stock and earnings performance of Tyco is not necessarily indicative of Tyco's future stock price or earnings results.

         o Bermuda Company. If the Merger is consummated, shareholders of INBRAND will become shareholders of a Bermuda company. There are significant differences between the corporate laws of Bermuda and the corporate laws of Georgia and between the constitutional documents of INBRAND and Tyco. See "Comparison of Shareholder Rights." These differences may materially affect the rights of INBRAND shareholders.

         INBRAND shareholders are urged to obtain current market quotations for Tyco Common Shares and the INBRAND Common Stock.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

         In considering the recommendation of the INBRAND Board of Directors with respect to the Merger and the Merger Agreement, INBRAND shareholders should be aware that certain members of INBRAND management and the INBRAND Board of Directors have certain interests in the Merger that are in addition to the interests of shareholders of INBRAND generally. Each of Garnett A. Smith, Chairman and Chief Executive Officer of INBRAND, H. Scott Sigler, President and Chief Operating Officer of INBRAND, and James R. Johnson, Senior Vice President and Chief Financial Officer of INBRAND, will enter into employment agreements with INBRAND, effective upon the consummation of the Merger, expiring on December 31, 1998. Under these agreements, Messrs. Smith, Sigler and Johnson will receive an annual base salary of $380,000, $265,000 and $210,000, respectively.

         In addition, the Merger Agreement provides that, after the Effective Time, INBRAND, as the Surviving Corporation in the Merger, shall, to the fullest extent permitted under the law or the Surviving Corporation's Articles of Incorporation or By-Laws, indemnify and hold harmless each present and former director, officer or employee of INBRAND and its subsidiaries, against any losses, claims, damages, costs or expenses (including attorneys' fees), judgments, fines, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, arising out of the transactions contemplated by the Merger Agreement, or otherwise with respect to any acts or omissions occurring at or prior to the Effective Time, to the same extent as provided in INBRAND's Articles of Incorporation or By-Laws or any applicable contract or agreement as in effect on the date of the Merger Agreement, for a period of not less than six years after such date. The Merger Agreement further provides that the provisions with respect to indemnification in INBRAND's Articles of Incorporation or By-Laws existing on the date of the Merger Agreement shall continue in full force and effect in the Articles of Incorporation and By-Laws of the Surviving Corporation, and shall not be modified in any way that would adversely affect the rights thereunder of any individuals who were directors, officers, employees or agents of INBRAND as of the Effective Time, for a period of not less than six years from the Effective Time. The Merger Agreement also provides that the Surviving Corporation will maintain directors' and officers' liability insurance policies as currently maintained by INBRAND for three years after the Effective Time to the extent that such policies are obtainable at an annual cost of not greater than twice INBRAND's annual premium as of the date of the Merger Agreement; provided that if such coverage is not available for such amount, the Surviving Corporation shall purchase as much coverage as possible for such amount. Old Tyco has guaranteed the Surviving

Corporation's obligations under these provisions. See "The Merger Agreement and Related Agreements--Indemnification."

CERTAIN UNITED STATES FEDERAL INCOME TAX AND BERMUDA TAX CONSEQUENCES

         United States Federal Tax Consequences

         It is a condition to the obligation of INBRAND to consummate the Merger that INBRAND receive an opinion from Miller & Martin, tax counsel for INBRAND, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"). It is a condition to the obligation of Tyco to consummate the Merger that Tyco receive an opinion to the same effect from Kramer, Levin, Naftalis & Frankel. Such opinions will be based upon facts existing at the Effective Time, and, in rendering the opinions of counsel referred to in this section, such counsel will rely upon representations, made as of the Effective Time, by INBRAND, Tyco and certain shareholders of INBRAND, which counsel will assume to be true, correct and complete, including representations as to the intent of the historic shareholders of INBRAND to retain ownership of the Tyco Common Shares which they receive in the Merger. If such representations are untrue, incorrect or incomplete, the opinions could be adversely affected. No ruling has been or will be sought from the Internal Revenue Service (the "IRS") as to the United States federal income tax consequences of the Merger, and the opinions of counsel set forth herein are not binding upon the IRS or any court.

         Subject to the limitations and qualifications referred to herein, Miller & Martin, counsel to INBRAND, is of the opinion as to the matters set forth in 1-3 below, and Kramer, Levin, Naftalis & Frankel, counsel to Tyco, is of the opinion as to the matters set forth in 4 and 5 below.

         1. Except as provided below, no gain or loss will be recognized by an INBRAND shareholder upon the exchange of his or her INBRAND Common Stock for Tyco Common Shares. An INBRAND shareholder who receives cash proceeds in lieu of a fractional share interest in Tyco Common Shares will recognize gain or loss equal to the difference between such proceeds and the tax basis allocated to the fractional share interest. Such gain or loss will constitute capital gain or loss if such shareholder's INBRAND Common Stock is held as a capital asset at the Effective Time and will be long-term capital gain or loss if shares of INBRAND Common Stock have been held for more than one year at the Effective Time. A United States Holder (as defined below) of INBRAND Common Stock owning at least five percent (measured by vote or value) of the shares of Tyco immediately after the Merger (taking into account the constructive ownership rules of Section 958(b) of the Code (a "5% Shareholder")) will recognize gain (but not loss) with respect to the INBRAND Common Stock exchanged in the Merger at the Effective Time, unless, in general, such 5% Shareholder (i) complies with certain reporting requirements and (ii) enters into an agreement with the IRS to recognize retroactively all or a portion of such gain (with interest) if, during the five year period following the taxable year of the Merger, Tyco disposes of all or a portion of the INBRAND Common Stock acquired in the Merger or INBRAND, not in the ordinary course of business, disposes of all or a substantial portion of its assets. 5% SHAREHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS.

         2. The tax basis of the Tyco Common Shares received by an INBRAND shareholder will be the same as such shareholder's tax basis in the INBRAND Common Stock surrendered in exchange therefor, decreased by the tax basis allocated to any fractional share interest exchanged for cash, and increased, with respect to a 5% Shareholder that does not enter into a gain recognition agreement, by the amount of any gain recognized with respect to the INBRAND Common Stock exchanged in the Merger.

         3. The holding period of the Tyco Common Shares received by an INBRAND shareholder will include the period during which the INBRAND Common Stock surrendered in exchange therefor was held (provided that such INBRAND Common Stock was held by such INBRAND shareholder as a capital asset at the Effective
Time).

         4. No gain or loss will be recognized by INBRAND, Tyco or Merger Sub as a result of the Merger.

         5. Distributions with respect to Tyco Common Shares will be treated as dividends and taxable as ordinary income to a United States Holder of Tyco
Common Shares to the extent that such distributions are made out of Tyco's current or accumulated earnings and profits as determined for United States federal income tax purposes (regardless of whether such distributions are treated as a return of capital for non-tax purposes), with any excess being treated as a tax-free return of capital which reduces such United States
Holder's tax basis in the Tyco Common Shares to the extent thereof and thereafter as gain from the sale or exchange of property. Such dividends generally will be treated as foreign source "pasive income" for United States foreign tax credit purposes. The amount of any distribution of property other than cash will be the fair market value of such property on the date of distribution by Tyco. United States Holders that are corporations generally will not be entitled to claim a dividends received deduction with respect to distributions by Tyco. Gain or loss realized by a United States Holder on the sale or exchange of Tyco Common Shares held as capital assets (including a distribution in liquidation) will be subject to United States federal income taxation as capital gain or loss in an amount equal to the difference between the amount realized on such sale or exchange and such Holder's adjusted tax basis in the Tyco Common Shares sold or exchanged. Such gain or loss will be long-term capital gain or loss if such Holder's holding period for the Tyco Common Shares is more than one year. Any gain so realized will generally be United States source income gain. Certain noncorporate United States Holders may be subject to backup withholding at a rate of 31% on distributions with respect to Tyco Common Shares or the proceeds of a disposition of Tyco Common Shares. Backup withholding will apply only if the Holder (i) fails to furnish its Taxpayer Identification Number ("TIN"), (ii) furnishes an incorrect TIN, (iii) is notified by the IRS that it has failed to properly report payments of interest and dividends or (iv) under certain circumstances fails to certify, under penalty of perjury, that it has furnished a correct TIN and that it has not been notified by the IRS that it is subject to backup withholding for failure to report interest and dividend payments. The amount of any backup withholding from a payment to a United States Holder will be allowed as a credit against such Holder's United States federal income tax liability and may entitle such Holder to a refund, provided that certain required information is furnished to the IRS.

         As used in this section, a "United States Holder" means a holder that is, for United States federal income tax purposes, a citizen or resident of the United States, a corporation or partnership created or organized in or under the laws of the United States, or any political subdivision thereof, an estate the income of which is subject to United States federal income taxation regardless of its source or a trust if a court within the United States is able to exercise primary supervision over its administration and one or more United States fiduciaries have the authority to control all substantial decisions of the trust.

         Bermuda Tax Consequences

         In the opinion of Appleby, Spurling & Kempe, attorneys in Bermuda for Tyco, there will be no Bermuda income, corporation or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable in respect of an exchange of Tyco Common Shares for INBRAND Common Stock pursuant to the Merger. In addition, as of the date hereof, there is no Bermuda income, corporation or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable in respect of capital gains realized on a disposition of Tyco Common Shares or in respect of distributions by Tyco with respect to Tyco Common Shares. Furthermore, Tyco has received from the Minister of Finance of Bermuda under the Exempted Undertakings Tax Protection Act of 1966, as amended, an undertaking that, in the event of there being enacted in Bermuda any legislation imposing any tax computed on profits or income, including any dividend or capital gains withholding tax, or computed on any capital assets, gain or appreciation, or any tax in the nature of an estate or inheritance tax or duty, the imposition of such tax shall not be applicable to Tyco or any of its operating, nor to its Common Shares, nor to obligations of Tyco until the year 2016. This undertaking applies to Tyco Common Shares. It does not, however, prevent the application of Bermuda taxes to persons ordinarily resident in Bermuda.

         THE FOREGOING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN MATERIAL UNITED STATES FEDERAL INCOME AND BERMUDA TAX CONSEQUENCES OF THE MERGER AND OF HOLDING TYCO COMMON SHARES AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR LISTING OF ALL POTENTIAL TAX EFFECTS RELEVANT TO A DECISION WHETHER TO VOTE IN FAVOR OF APPROVAL OF THE MERGER AND APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. THE DISCUSSION DOES NOT ADDRESS THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES THAT MAY BE RELEVANT TO A PARTICULAR INBRAND SHAREHOLDER SUBJECT TO SPECIAL TREATMENT UNDER CERTAIN FEDERAL INCOME TAX LAWS, SUCH AS DEALERS IN SECURITIES, BANKS, INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS, NON-UNITED STATES PERSONS AND SHAREHOLDERS WHO ACQUIRED INBRAND COMMON STOCK PURSUANT TO THE EXERCISE OF STOCK OPTIONS OR OTHERWISE AS COMPENSATION, NOR DOES IT ADDRESS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCALITY OR FOREIGN

JURISDICTION, OTHER THAN BERMUDA. THE DISCUSSION OF UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IS BASED UPON THE CODE, TREASURY REGULATIONS THEREUNDER AND ADMINISTRATIVE RULINGS AND COURT DECISIONS AS OF THE DATE HEREOF. ALL OF THE FOREGOING ARE SUBJECT TO CHANGE AND ANY SUCH CHANGE COULD AFFECT THE CONTINUING VALIDITY OF THIS DISCUSSION. INBRAND SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE MERGER TO THEM.

ANTICIPATED ACCOUNTING TREATMENT

         The Merger is expected to qualify as a "pooling of interests" for accounting and financial reporting purposes. Under this method of accounting, the recorded assets and liabilities of Tyco and INBRAND will be carried forward to the combined corporation at their recorded amounts, subject to any adjustments required to conform the accounting policies of the companies; income of the combined corporation will include income of Tyco and INBRAND for the entire fiscal year in which the Merger occurs; and the reported income of the separate corporations for prior periods will be combined and restated as income of the combined corporation.

         The Merger Agreement provides that a condition to the consummation of the Merger is the receipt of a letter from Coopers & Lybrand, independent certified public accountants of Tyco, and a letter from Joseph Decosimo and Company, LLP, independent certified public accountants to INBRAND, to the effect that the Merger qualifies for "pooling of interests" accounting treatment.

EFFECT ON EMPLOYEE BENEFITS PLANS

         At the Effective Time, each then outstanding option to purchase INBRAND Common Stock (a "Stock Option") granted under the INBRAND Corporation Stock Incentive Plan or any other stock option plan or agreement of INBRAND, whether or not then vested, will be assumed by Tyco and will be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Stock Option prior to the Effective Time, the number of Common Shares as the holder of such Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time (whether or not such option was in fact exercisable). The exercise price per Tyco Common Share will be equal to (x) the aggregate exercise price for INBRAND Common Stock otherwise purchasable pursuant to such Stock Option divided by (y) the aggregate number of Tyco Common Shares deemed purchasable pursuant to the Stock Option. Upon exercise of a Stock Option, fractional Tyco Common Shares will not be issued and holders of stock option will instead be paid a cash amount based on the closing price per Tyco Common Share on the NYSE on the trading day immediately preceding the date of exercise. As of July 10, 1997, there were outstanding Stock Options to acquire 1,490,459 shares of INBRAND Common Stock. See "The Merger Agreement and Related Agreements--Terms of the Merger--Options."

CERTAIN LEGAL MATTERS

         Antitrust. Pursuant to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), Tyco and INBRAND have each filed a Notification and Report Form for review under the HSR Act with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division"). The waiting period under the HSR Act with respect to such filings expired on June 10, 1997.

         Tyco and INBRAND do not believe that any additional governmental filings in the United States, other than the Certificate of Merger, are required with respect to the Merger. Even though the HSR Act waiting period has expired, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking divestiture of substantial assets of Tyco or INBRAND. Consummation of the Merger is conditioned upon, among other things, the absence of any preliminary or permanent injunction or other order issued by any federal or state court in the United States which prevents the consummation of the Merger.

         Tyco does not believe that consummation of the Merger will result in a violation of any applicable antitrust laws. However, there can be no assurance that a challenge to the Merger on antitrust grounds will not be made or, if such a challenge is made, of the result.

         Foreign Approvals. Tyco and INBRAND conduct operations in a number of foreign countries where regulatory filings or approvals may be required in connection with the consummation of the Merger. Tyco and INBRAND believe that all such material filings and approvals have been made or obtained, or will be made or obtained, as the case may be.

FEDERAL SECURITIES LAW CONSEQUENCES

         All Tyco Common Shares issued in connection with the Merger will be freely transferable, except that any Tyco Common Shares received by persons who are deemed to be "affiliates" (as such term is defined under the Securities Act) of INBRAND prior to the Merger may be sold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act, or as otherwise permitted under the Securities Act of 1933, as amended (the "Securities Act"). Persons who may be deemed to be affiliates of INBRAND generally include individuals or entities that control, are controlled by, or are under common control with, INBRAND and may include certain officers and directors of INBRAND as well as principal shareholders of INBRAND.

         In general, under Rule 145, for one year following the Effective Time, an INBRAND affiliate (together with certain related persons) would be entitled to sell Tyco Common Shares acquired in connection with the Merger only through unsolicited "broker transactions" or in transactions directly with a "market maker," as such terms are defined in Rule 144. Additionally, the number of shares to be sold by an affiliate (together with certain related persons and certain persons acting in concert) within any three-month period for purposes of Rule 145 may not exceed the greater of 1% of the outstanding Tyco Common Shares or the average weekly trading volume of such stock during the four calendar weeks preceding such sale. Rule 145 would only be available, however, if Tyco remained current with its informational filings with the Commission under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). After the end of one year from the Effective Time, an affiliate would be able to sell Tyco Common Shares received in the Merger without such manner of sale or volume limitations provided that Tyco was current with its Exchange Act informational filings and such affiliate was not then an affiliate of Tyco. Two years after the Effective Time, an affiliate would be able to sell such Tyco Common Shares without any restrictions so long as such affiliate had not been an affiliate of Tyco for at least three months prior thereto.

         INBRAND has agreed to use its best efforts to cause its affiliates to agree in writing that they will comply with Rule 145 and that they will not sell INBRAND Common Stock or Tyco Common Shares at a time that would prevent the Merger from qualifying as a pooling of interests for financial accounting purposes.

STOCK EXCHANGE LISTING

         It is a condition to the Merger that the Tyco Common Shares to be issued in connection with the Merger be authorized for listing on the New York Stock Exchange (the "NYSE"), subject to official notice of issuance. In addition, it is contemplated that such shares will also be listed on the London Stock Exchange and the Bermuda Stock Exchange.

DIVIDENDS

         Tyco expects to declare regularly scheduled dividends consistent with the practices of Old Tyco prior to the ADT Merger. INBRAND does not currently pay dividends on its common stock and is not, subject to certain limited exceptions, permitted under the terms of the Merger Agreement to declare, set aside, make or pay any dividend or other distribution in respect of its capital stock during the period from the date of the Merger Agreement until the earlier of the termination of the Merger Agreement or the Effective Time.

APPRAISAL RIGHTS

         Under the Georgia Business Corporation Code (the "GBCC"), the holders of INBRAND Common Stock are not entitled to any appraisal rights with respect to the Merger.

FEES AND EXPENSES

         INBRAND has agreed to pay Tyco a fee (a "Fee") of $9 million plus Tyco's reasonable, documented out-of-pocket expenses up to $600,000, if the Merger Agreement is terminated under certain circumstances. Tyco has agreed to pay to INBRAND its reasonable documented out-of-pocket expenses up to $600,000, if the Merger is terminated under certain circumstances. See "The Merger Agreement and Related Agreements--Termination."

         The Fee payable under certain circumstances by INBRAND to Tyco is intended, among other things, to compensate Tyco for its costs, including lost opportunity costs, if the Merger is not consummated as a result of certain actions or inactions by INBRAND or its shareholders. The fee may have the effect of increasing the likelihood that the Merger will be consummated in accordance with the terms of the Merger Agreement. The Fee may also have the effect of discouraging persons who might now or prior to the consummation of the Merger be interested in acquiring all of or a significant interest in INBRAND from considering or proposing such an acquisition by increasing the costs of any such acquisition.

         Except as aforesaid, and except for printing and filing fees in respect of this Proxy Statement/Prospectus and the Registration Statement which will be shared equally, Tyco and INBRAND will each pay their own expenses in connection with the Merger.

                   THE MERGER AGREEMENT AND RELATED AGREEMENTS

         The description of the Merger Agreement set forth below does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached to this Proxy/Prospectus as Annex A and incorporated herein by reference.

         The  Merger   Agreement  was  executed  on  May  12,  1997,   prior  to
consummation of the ADT Merger, among Old Tyco, T5, a subsidiary of Old Tyco, and INBRAND. Subsequent to the consummation of the ADT Merger, the Board of Directors of Tyco (the Bermuda company) ratified and confirmed the Merger Agreement and approved the issuance of Tyco Common Shares in connection with the Merger. Also subsequent to the consummation of the ADT Merger, T5 assigned its rights under the Merger Agreement and related agreements to Merger Sub, a subsidiary of Tyco. References to "Tyco" in the description of the Merger Agreement below are to Old Tyco, which is a wholly-owned subsidiary of Tyco.

TERMS OF THE MERGER

         The Merger. At the Effective Time (as defined below), and subject to and upon the terms and conditions of the Merger Agreement and the GBCC, Merger Sub will be merged with and into INBRAND, the separate corporate existence of Merger Sub will cease, and INBRAND will continue as the surviving corporation ("Surviving Corporation").

         Effective Time. As promptly as practicable after the satisfaction or waiver of the conditions to the Merger set forth in the Merger Agreement, the Merger will be consummated by filing a Certificate of Merger with the Secretary of State of the State of Georgia in accordance with the provisions of the GBCC. The time of such filing is referred to as the "Effective Time."

         Certificate of Incorporation and By-Laws. The Merger Agreement provides that the Articles of Incorporation and By-Laws of INBRAND, as in effect immediately prior to the Effective Time, will be the Articles of Incorporation and By-Laws of the Surviving Corporation, except that provisions related to INBRAND's capital stock will be deleted and replaced such that the capitalization of the Surviving Corporation shall consist of 100 shares of Common Stock, par value $.01 per share.

         Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time will be the initial directors of the Surviving Corporation, and the officers of INBRAND immediately prior to the Effective Time will be the initial officers of the Surviving Corporation.

         Conversion of INBRAND Common Stock and the Stock of Merger Sub in the Merger. At the Effective Time, each share of INBRAND Common Stock issued and outstanding immediately prior to the Effective Time (excluding shares referred to in the following paragraph) will be converted into the right to receive 0.43 fully paid and nonassessable Tyco Common Shares.

         Each share of INBRAND Common Stock held in the treasury of INBRAND and each share owned by Tyco, Merger Sub or any subsidiary of INBRAND or Tyco immediately prior to the Effective Time will be canceled and retired without payment of any consideration.

         Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

         Options. At the Effective Time, each outstanding Stock Option to purchase INBRAND Common Stock which by its terms is not extinguished in the Merger will be deemed to constitute an option to acquire, on the same terms and conditions, mutatis mutandis, as were applicable to such Stock Option prior to the Effective Time, the number of Tyco Common Shares as the holder of such Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time (whether or not such Stock Option was in fact exercisable), at a price per share equal to the aggregate exercise price for INBRAND Common Stock purchasable pursuant to such stock option divided by the number of Tyco Common Shares purchasable pursuant to such stock option; provided, however, that the number of Tyco Common Shares that may be purchased upon exercise of any such Stock Option shall not include any fractional share and, upon exercise of the Stock Option, a cash payment shall be made for any fractional share based upon the Closing Price of a Tyco Common Share on the trading day immediately preceding the date of exercise. "Closing Price" means, on any day, the last reported sale price per Tyco Common Share on the NYSE.

         The Tyco Common Shares issuable upon exercise of the Stock Options are to be registered under the Securities Act as soon as practicable after the Effective Time and Tyco will use its best efforts to maintain the effectiveness of such registration for so long as the Stock Options remain outstanding.

         Fractional Shares. No certificates representing fractional shares of Tyco Common Shares will be issued in connection with the Merger. In lieu of any such fractional share, each INBRAND shareholder who would otherwise have been entitled to a fractional share of Tyco Common Shares will be paid an amount equal to such fraction multiplied by the Closing Price on the date of the Effective Time.

EXCHANGE OF CERTIFICATES

         Exchange Agent. ChaseMellon Shareholder Services, L.L.C., or such other bank or trust company as shall be mutually designated by INBRAND and Tyco (the "Exchange Agent"), will act as Exchange Agent for the Merger.

         Exchange Procedures. As soon as reasonably practicable after the Effective Time, Tyco will instruct the Exchange Agent to mail to each holder of record of INBRAND Common Stock a letter of transmittal and instructions to effect the surrender of the certificates representing INBRAND Common Stock in exchange for certificates evidencing Tyco Common Shares. Upon surrender of a certificate representing INBRAND Common Stock for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such certificate will be entitled to receive in exchange (i) certificates evidencing that number of whole Tyco Common Shares which such holder has the right to receive in the Merger, (ii) any dividends or other distributions on the Tyco Common Shares declared or made after the Effective Time to which such holder is entitled, and (iii) cash in respect of fractional Tyco Common Shares as provided above (the Tyco Common Shares, dividends, distributions and cash being, collectively, the "Merger Consideration"), and the certificate so surrendered will be canceled. In the event of a transfer of ownership of shares of INBRAND Common Stock which is not registered in the transfer records of INBRAND as of the Effective Time, Tyco Common Shares, dividends and distributions may be issued and paid to a transferee if the certificate evidencing such shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until so surrendered, each outstanding certificate that, prior to the Effective Time, represented shares of INBRAND Common Stock will be deemed from and after the Effective Time, for all corporate purposes, to evidence the ownership of the number of full Tyco Common Shares into which such shares of INBRAND Common Stock shall have been so converted.

         Distributions With Respect to Unexchanged INBRAND Common Stock. No dividends or other distributions declared or made after the Effective Time with respect to Tyco Common Shares will be paid to the holder of an unsurrendered certificate representing shares of INBRAND Common Stock. Subject to applicable law, following surrender of any certificate formerly representing shares of
INBRAND  Common  Stock,  there  will  be  paid  to  the  record  holder  of  the certificates representing Tyco Common Shares issued in exchange, without interest, at the time of surrender, the amount of dividends or other distributions with a record date after the Effective Time previously paid with respect to such Tyco Common Shares.

         Transfers of Ownership. If any certificate for shares of Tyco Common Shares is to be issued in a name other than that in which the certificate
representing   shares  of  INBRAND  Common  Stock  surrendered  in  exchange  is registered, it will be a condition of the issuance that the certificate surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Tyco or any designated agent any transfer or other taxes required by reason of the issuance of a certificate for Tyco Common Shares in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Tyco or any designated agent that such tax has been paid or is not payable.

         Escheat and Withholding. Neither Tyco, Merger Sub nor INBRAND will be liable to any holder of INBRAND Common Stock for any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Tyco or the Exchange Agent will be entitled to deduct and withhold from the Merger Consideration to any INBRAND shareholder such amounts as Tyco or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law.

         Lost, Stolen or Destroyed Certificates. In the event any certificates representing shares of INBRAND Common Stock have been lost, stolen or destroyed, the Exchange Agent will issue Tyco Common Shares in exchange for such lost, stolen or destroyed certificates upon the making of an affidavit of that fact by the owner of such certificates, provided that Tyco may, in its discretion, require the holder of such lost, stolen or destroyed certificates to deliver a bond in a reasonable sum as indemnity against any claim that may be made against Tyco or the Exchange Agent with respect to the certificates alleged to have been lost, stolen or destroyed.

         DETAILED INSTRUCTIONS, INCLUDING A TRANSMITTAL LETTER, WILL BE MAILED TO INBRAND SHAREHOLDERS PROMPTLY FOLLOWING THE EFFECTIVE TIME AS TO THE METHOD OF EXCHANGING CERTIFICATES FORMERLY REPRESENTING SHARES OF INBRAND COMMON STOCK. INBRAND SHAREHOLDERS SHOULD NOT SEND CERTIFICATES REPRESENTING THEIR SHARES TO THE EXCHANGE AGENT PRIOR TO RECEIPT OF THE TRANSMITTAL LETTER.

REPRESENTATIONS AND WARRANTIES

         The Merger Agreement contains various representations and warranties of INBRAND, in respect of itself and its subsidiaries, and of Tyco, in respect of itself and its subsidiaries, relating, among other things, to the following matters (which representations and warranties are subject, in certain cases, to specified exceptions): (i) corporate organization, standing, qualification and similar corporate matters; (ii) the absence of violation of provisions of charter documents; (iii) capitalization; (iv) the authorization, execution, delivery and enforceability of the Merger Agreement; (v) the absence of conflict of the Merger Agreement with charter documents, laws or agreements and required consents for the execution and delivery of the Merger Agreement; (vi) the absence of conflict with, default under or violation of agreements and laws, and the holding of permits necessary for the conduct of business, except as could not reasonably be expected to have a material adverse effect on the business, assets or financial condition of INBRAND or Tyco, as the case may be (a "Material Adverse Effect"); (vii) reports and other documents filed with the Commission, the absence of material misstatements in the information contained therein, and the fair presentation of the financial statements contained therein in accordance with generally accepted accounting principles; (viii) conduct of business in the ordinary course and the absence of certain changes or events since the close of the most recent fiscal year, of INBRAND or Tyco, respectively, including the occurrence of a Material Adverse Effect; (ix) the absence of undisclosed liabilities that could reasonably be expected to have a Material Adverse Effect; (x) the absence of litigation that could reasonably be expected to have a Material Adverse Effect;
(xi) employee benefit matters; (xii) labor matters; (xiii) the absence of any material untrue statements in the Registration Statement and this Proxy Statement/Prospectus; (xiv) the absence of restrictions on business, except as could not reasonably be expected to have a Material Adverse Effect; (xv) title to property; (xvi) payment of taxes and certain other tax matters; (xvii) compliance with environmental laws; (xviii) brokers, finders and investment bankers; (xix) the absence of any material untrue statements in certificates or schedules furnished in connection with the Merger Agreement; (xx) ownership, rights to use and absence of violations or claims in respect of intellectual property; (xxi) relationships or transactions with affiliates; (xxii) maintenance of insurance; (xxiii) the absence of any product liability claims or product recalls that could reasonably be expected to have a Material Adverse
Effect; (xxiv) inventory; and (xxv) the absence of actions that, to the knowledge of certain officers of the parties, could reasonably be expected to prevent the Merger from being accounted for as a pooling of interests.

         In addition, Tyco represented that at or prior to the Effective Time, Tyco (the Bermuda company) will have authorized the issuance of Tyco Common Shares pursuant to the Merger Agreement.

CONDUCT OF BUSINESS PENDING THE MERGER

         Conduct of Business by INBRAND. The Merger Agreement provides that, prior to the Effective Time, unless Tyco otherwise agrees in writing, INBRAND will conduct its business and cause the businesses of its subsidiaries to be conducted only in the ordinary course of business and in a manner consistent with past practice; and INBRAND will use reasonable commercial efforts to preserve substantially intact the business organization of INBRAND and its subsidiaries, to keep available the services of the present officers, employees and consultants of INBRAND and its subsidiaries and to preserve the present relationships of INBRAND and its subsidiaries with customers, suppliers and other persons with which INBRAND or any of its subsidiaries has significant business relations. Except as contemplated by the Merger Agreement, neither INBRAND nor any of its subsidiaries, without the prior written consent of Tyco, will:

                    (i) amend or otherwise change INBRAND's Articles of Incorporation or By-Laws;

                   (ii) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest) in INBRAND, any of its subsidiaries or affiliates (with exceptions for shares and options issuable under the INBRAND Corporation Stock Option Plan);

                  (iii) sell, pledge, dispose of or encumber any assets of INBRAND or any of its subsidiaries (except for (i) sales of assets in the ordinary course of business and in a manner consistent with past practice, (ii) dispositions of obsolete or worthless assets, and (iii) sales of immaterial assets not in excess of $500,000);

                  (iv) (1) declare, set aside, make or pay any dividend or other distribution in respect of any of its capital stock, except that a wholly owned subsidiary of INBRAND may declare and pay a dividend to its parent, (2) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (3) amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, or permit any subsidiary to purchase, repurchase, redeem or otherwise acquire, any of its securities or any securities of its subsidiaries;

                   (v) (1) acquire (by merger, consolidation,  or acquisition of stock or assets) any corporation, partnership or other business organization or division (subject to certain exceptions); (2) incur any indebtedness for borrowed money, except for borrowings and reborrowings under INBRAND's existing credit facilities, or issue any debt securities or assume, guarantee (other than guarantees of bank debt of INBRAND's subsidiaries entered into in the ordinary course of business) or endorse or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances, except in the ordinary course of business consistent with past practice; (3) authorize any capital expenditures or purchase of fixed assets which are, in the aggregate, in excess of $21.8 million, for INBRAND and its subsidiaries taken as a whole; or (4) enter into or amend any contract, agreement, commitment or arrangement to effect any of the foregoing;

                  (vi) increase the compensation payable or to become payable to its officers or employees, except for increases in salary or wages of employees of INBRAND or its subsidiaries in accordance with past practices, or grant severance or termination pay to or enter into any employment or severance agreement in excess of $100,000 with any director, officer or other employee of INBRAND or any subsidiary, or establish, adopt, enter into or amend any collective bargaining, employment, termination, severance or benefit plan, agreement, trust, fund, policy or arrangement for any current or former directors, officers or employees, except, in each case, as may be required by law;

                  (vii) take any action to change accounting policies or procedures;

                  (viii) make any material tax election inconsistent with past practice or settle or compromise any material federal, state, local or foreign tax liability or agree to an extension of a statute of limitations, except for settlements the amount of which has been reserved for in INBRAND's financial statements contained in reports previously filed with the Commission;

                   (ix) pay, discharge or satisfy any claims, liabilities or obligations, other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in INBRAND's financial statements contained in reports previously filed with the Commission or incurred in the ordinary course of business and consistent with past practice; or

                    (x) take, or agree to take, any of the foregoing actions, or any action which would make any of the representations or warranties of INBRAND contained in the Merger Agreement untrue or incorrect or prevent INBRAND from performing its covenants under the Merger Agreement.

         No Solicitation. The Merger Agreement provides that INBRAND will not, directly or indirectly, through any officer, director, employee, representative or agent of INBRAND or any of its subsidiaries, solicit or encourage the initiation of any inquiries or proposals regarding any merger, sale of substantial assets, sale of shares of capital stock or similar transactions involving INBRAND or any subsidiaries of INBRAND (the foregoing being referred to as "Acquisition Proposals"). However, the Board of Directors of INBRAND is not prevented from (i) considering, negotiating, approving and recommending to the shareholders of INBRAND a bona fide Acquisition Proposal not solicited in violation of the Merger Agreement, (ii) taking and disclosing to its shareholders a position contemplated by the Exchange Act Rule 14e-2 or (iii) making any disclosure to the INBRAND shareholders, provided the Board of Directors of INBRAND determines in good faith (upon advice of independent counsel) that it is required to do so in order to discharge properly its fiduciary duties.

         Under the Merger Agreement, INBRAND is required immediately to notify Tyco after receipt of any Acquisition Proposal, or any modification of or amendment to any Acquisition Proposal, or any request for nonpublic information relating to INBRAND or any of its subsidiaries in connection with an Acquisition Proposal or for access to the properties, books or records of INBRAND or any subsidiary by any person or entity that informs the Board of Directors of INBRAND or such subsidiary that it is considering making, or has made, an Acquisition Proposal.

         If the Board of Directors of INBRAND receives a request for material nonpublic information by a person who makes a bona fide Acquisition Proposal, and the Board of Directors determines in good faith and upon the advice of independent counsel that it is required to cause INBRAND to provide such information in order to discharge properly the directors' fiduciary duties, then, provided the person making the Acquisition Proposal has executed a confidentiality agreement substantially similar to the one then in effect between INBRAND and Tyco, INBRAND may provide such person with access to information regarding INBRAND.

         The Merger Agreement also provides that INBRAND will not to release any third party from the confidentiality provisions of any confidentiality agreement to which INBRAND is a party.

         INBRAND is required to ensure that the officers, directors and employees of INBRAND and its subsidiaries and any investment banker or other advisor or representative retained by INBRAND are aware of the foregoing restrictions.

         Conduct of Business by Tyco. The Merger Agreement provides that, prior to the Effective Time, unless INBRAND otherwise agrees in writing, Tyco will conduct its business, and cause the businesses of its subsidiaries to be conducted, in the ordinary course of business and consistent with past practice, other than actions taken by Tyco or its subsidiaries in contemplation of the ADT Merger, and will not, without the prior written consent of INBRAND:

                  (i) amend or otherwise change Tyco's Articles of Organization or By-Laws;

                  (ii) acquire or agree to acquire,  by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other person, which, in any such case, would materially delay or prevent the consummation of the transactions contemplated by the Merger Agreement;

                  (iii) declare, set aside, make or pay any dividend or other distribution in respect of any of its capital stock, except that a wholly owned subsidiary of Tyco may declare and pay a dividend to its parent, and except that Tyco may declare and pay cash dividends of $.05 per quarter consistent with past practice; or

                  (iv) take or agree to take, any action which would make any of the representations or warranties of Tyco contained in the Merger Agreement untrue or incorrect or prevent Tyco from performing its covenants under the Merger Agreement.

ADDITIONAL AGREEMENTS

         Access to Information; Confidentiality. The Merger Agreement provides that, upon reasonable notice and subject to any other agreement by which INBRAND and Tyco are bound, INBRAND and Tyco will each afford to the officers, employees, accountants, counsel and other representatives of the other, reasonable access, during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, INBRAND and Tyco each will furnish promptly to the other all information concerning its business, properties and personnel as such other party may reasonably request, and each will make available to the other the appropriate individuals for discussion of the other's business, properties and personnel as either Tyco or INBRAND may reasonably request. Each party shall keep such information confidential in accordance with the terms of a confidentiality letter between INBRAND and Tyco.

         Consents; Approvals. INBRAND and Tyco will each use their best efforts to obtain all consents, waivers, approvals, authorizations or orders, and INBRAND and Tyco shall make all filings required in connection with the authorization, execution and delivery of the Merger Agreement and the consummation by them of the transactions contemplated hereby.

         Indemnification and Insurance. The Merger Agreement provides that the Articles of Incorporation and ByLaws of the Surviving Corporation will contain the provisions with respect to indemnification set forth in the Articles of Incorporation and By-Laws of INBRAND, which will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at the Effective Time were directors, officers, employees or agents of INBRAND, unless such modification is required by law.

         After the Effective Time, the Surviving Corporation will, to the fullest extent permitted under applicable law or under the Surviving Corporation's Articles of Incorporation or By-Laws, indemnify and hold harmless, each present and former director, officer or employee of INBRAND or any of its subsidiaries against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the transactions contemplated by the Merger Agreement, or otherwise with respect to any acts or omissions occurring at or prior to the Effective Time, to the same extent as provided in INBRAND's Articles of Incorporation or By-Laws or any applicable contract or agreement as in effect on the date of the Merger Agreement, in each case for a period of six years after the date of the Merger Agreement.

         For a period of three years after the Effective Time, Tyco will cause the Surviving Corporation to maintain in effect, if available, directors' and officers' liability insurance covering those persons who are currently covered by INBRAND's directors' and officers' liability insurance policy on terms comparable to those now applicable to directors and officers of INBRAND, provided that Tyco or the Surviving Corporation will not be required to expend in excess of 200% of the annual premium currently paid by INBRAND for such coverage, but if the premium for coverage exceeds such amount, Tyco or the Surviving Corporation will purchase a policy with the greatest coverage available for 200% of the current annual premium.

         Tyco  has  agreed  to  guarantee  the   obligations  of  the  Surviving
Corporation under the foregoing provisions.

         Notification of Certain Matters. INBRAND and Tyco will each give the other prompt notice of the occurrence or nonoccurrence of any event which would be likely to cause any representation or warranty of the notifying party contained in the Merger Agreement to be materially untrue or inaccurate, or any failure of the notifying party materially to comply with any covenant, condition or agreement in the Merger Agreement.

         Further  Action/Tax  Treatment.  Each  of the  parties  to  the  Merger
Agreement agrees to use all reasonable efforts to take, or cause to take, all actions and do other things necessary, proper or advisable to consummate as promptly as practicable the transactions contemplated by the Merger Agreement to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and otherwise to satisfy or cause to be satisfied all conditions precedent to its obligations under the Merger Agreement, except that Tyco is under no obligation to agree to divest, abandon, license or take similar action with respect to any assets. In addition, each of the parties agrees to use its best efforts to cause the Merger to qualify as a reorganization under the provisions of Section 368 of the Code, and will not (both before and after consummation of the Merger) take any actions which to its knowledge could reasonably be expected to prevent the Merger from so qualifying.

         Public Announcements. Tyco and INBRAND agree to consult with each other before issuing any press release with respect to the Merger or the Merger Agreement and will not issue any such press release or make any such public statement without the prior consent of the other party, which consent will not be unreasonably withheld, except as required by law or the regulations of the NYSE or The Nasdaq Stock Market.

         Listing of Tyco Shares. The Merger Agreement provides that Tyco will use its best efforts to cause the Tyco Common Shares to be issued in the Merger to be listed, upon official notice of issuance, on the NYSE prior to the Effective Time.

         Accountant's Letters. Upon reasonable notice from the other, INBRAND or Tyco will use its respective best efforts to cause Coopers & Lybrand to deliver to INBRAND a letter covering such matters as are requested by INBRAND and as are customarily addressed in accountant's "comfort" letters and INBRAND will use its best efforts to cause Joseph Decosimo and Company, LLP to deliver to Tyco a letter covering such matters as are requested by Tyco and as are customarily addressed in an accountant's "comfort" letter.

         Pooling Accounting Treatment. Each of Tyco and INBRAND agrees not to take any action that would reasonably be expected to adversely affect the ability of Tyco to treat the Merger as a pooling of interests, and each of Tyco and INBRAND agrees to use its best efforts to take such action as may be reasonably required to negate the impact of any past actions which, to its knowledge, could reasonably be expected to adversely impact the ability of Tyco to treat the Merger as a pooling of interests.

CONDITIONS TO THE MERGER

         Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

                  (i)    Effectiveness   of  the  Registration   Statement.
         The Registration Statement shall have been declared effective by the Commission under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the Commission and no proceedings for that purpose and no similar proceeding in respect of this Proxy Statement/Prospectus shall have been initiated or threatened by the Commission;

                  (ii) Shareholder Approval. The Merger Agreement and the Merger shall have been approved and adopted by the requisite vote of the shareholders of INBRAND;

                  (iii)  Listing.  The Tyco Common Shares issuable in the
         Merger shall have been authorized for listing on the NYSE, upon official notice of issuance;

                  (iv) Hart-Scott-Rodino Approval. All waiting periods applicable to the consummation of the Merger under HSR Act shall have expired or terminated;

                  (v)    Governmental   Actions.   There   shall  not  have
         been instituted, pending or threatened any action or proceeding (or any investigation or other inquiry that might result in such an action or proceeding) by any governmental authority or administrative agency before any governmental authority, administrative agency or court of competent jurisdiction, domestic or foreign, nor shall there be in effect any judgment, decree or order of any governmental authority, administrative agency or court of competent jurisdiction or other legal restraint, in either case, preventing or seeking to prevent or limiting or seeking to limit Tyco from exercising all material rights and privileges pertaining to its ownership of the Surviving Corporation or the ownership or operation by Tyco or any of its subsidiaries of all or a material portion of the business or assets of Tyco or any of its subsidiaries, or compelling or seeking to compel Tyco or any of its subsidiaries to dispose of or hold separate all or any material portion of the business or assets of Tyco or any of its subsidiaries, as a result of the Merger or the transactions contemplated by the Merger Agreement;

                  (vi) Illegality. No statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal;

                  (vii) Tax Opinions. INBRAND and Tyco shall have received written opinions of Miller & Martin and Kramer, Levin, Naftalis & Frankel, respectively, in form and substance reasonably satisfactory to them, to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code; and

                  (viii) The ADT Merger shall have been consummated or terminated in accordance with its terms.

         Additional Conditions to Obligations of Tyco and Merger Sub. The obligations of Tyco and Merger Sub to effect the Merger are also subject to the following conditions:

                  (i) Representations and Warranties. The representations and warranties of INBRAND contained in the Merger Agreement shall be true and correct in all respects on and as of the Effective

         Time, except for (1) changes contemplated by the Merger Agreement, (2) those representations and warranties which address matters only as of a particular date (which shall have been true and correct as of such date), and (3) where the failure to be true and correct could not reasonably be expected to have a Material Adverse Effect, with the same force and effect as if made on and as of the Effective Time, and Tyco and Merger Sub shall have received a certificate to such effect signed by the President and the Chief Financial Officer of INBRAND;

                  (ii) Agreements and Covenants. INBRAND shall have performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by it on or prior to the Effective Time, and Tyco and Merger Sub shall have received a certificate to such effect signed by the President and the Chief Financial Officer of INBRAND;

                  (iii) Consents Obtained. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by INBRAND for the authorization, execution and delivery of the Merger Agreement and the consummation by it of the transactions contemplated thereby shall have been obtained and made by INBRAND, except where the failure to receive such consents, etc. could not reasonably be expected to have a Material Adverse Effect on INBRAND or Tyco;

                  (iv) Opinion of Accountant. Tyco shall have received an opinion of Coopers & Lybrand and Joseph Decosimo and Company, LLP to the effect that the Merger, to the best of their knowledge after due inquiry, qualifies for pooling of interests accounting treatment if consummated in accordance with the Merger Agreement; and

                  (v) Affiliate Agreements. Tyco shall have received from each person who is identified as an "affiliate" of INBRAND an agreement to comply with restrictions on such affiliates pursuant to Rule 145 under the Securities Act and under pooling of interests accounting treatment.

         Additional Conditions to Obligation of INBRAND. The obligation of INBRAND to effect the Merger is also subject to the following conditions:

                  (i) Representations and Warranties. The representations and warranties of Tyco and Merger Sub contained in the Merger Agreement shall be true and correct in all respects on and as of the Effective Time, except for (1) changes contemplated by the Merger Agreement, (2) changes resulting from the consummation of the ADT Merger, (3) those representations and warranties which address matters only as of a particular date (which shall have been true and correct as of such date), and (4) where the failure to be true and correct could not reasonably be expected to have a Material Adverse Effect, with the same force and effect as if made on and as of the Effective Time, and INBRAND shall have received a certificate to such effect signed by the President or any Vice-President of Tyco;

                  (ii) Agreements and Covenants. Tyco and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by them on or prior to the Effective Time, and INBRAND shall have received a certificate to such effect signed by the President or any Vice-President of Tyco; and

                  (iii) Consents Obtained. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by Tyco and Merger Sub for the authorization, execution and delivery of the Merger Agreement and the consummation by them of the transactions contemplated hereby shall have been obtained and made by Tyco and Merger Sub, except where the failure to receive such consents, etc. could not reasonably be expected to have a Material Adverse Effect on INBRAND or Tyco.

TERMINATION

         Conditions to Termination. The Merger Agreement may be terminated at any time prior to the Effective Time, notwithstanding approval thereof by the shareholders of INBRAND or Tyco:

                  (i) by mutual written consent duly authorized by the Boards of Directors of Tyco and INBRAND; or

                  (ii) by either Tyco or INBRAND if the Merger shall not have been consummated by October 15, 1997 (provided that the right to terminate the Merger Agreement under this clause will not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date); or

                  (iii) by either Tyco or INBRAND if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a nonappealable final order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger (provided that the right to terminate the Merger Agreement under this clause will not be available to any party who has not complied with its obligations under "Additional Agreements--Further Action/Tax Treatment" above, and such noncompliance materially contributed to the issuance of any such order, decree or ruling or the taking of such action); or

                  (iv) by Tyco or INBRAND, if the requisite vote of the shareholders of INBRAND shall not have been obtained by October 15, 1997; or

                  (v) by Tyco, if (1) the Board of Directors of INBRAND shall withdraw, modify or change its approval or recommendation of the Merger Agreement or the Merger in a manner adverse to Tyco or shall have resolved to do so; (2) the Board of Directors of INBRAND shall have recommended to the shareholders of INBRAND an Alternative Transaction; or (3) a tender offer or exchange offer for 25% or more of the outstanding shares of INBRAND Common Stock is commenced (other than by Tyco or an affiliate of Tyco) and the Board of Directors of INBRAND recommends that the shareholders of INBRAND tender their shares in such tender or exchange offer; or

                  (vi) by INBRAND, if the Board of Directors of INBRAND shall withdraw, modify or change its approval of the Merger Agreement or the Merger in a manner adverse to Tyco or shall have resolved to do so in compliance with its fiduciary obligation (after consultation with independent counsel) because of an Acquisition Proposal; or

                  (vii)  by  Tyco  or  INBRAND,  (1)  if any  representation or warranty of INBRAND or Tyco, respectively, set forth in the Merger Agreement shall be untrue when made, or (2) upon a breach of any covenant or agreement on the part of INBRAND or Tyco, respectively, set forth in the Merger Agreement, such that the conditions set forth in "Conditions to the Merger--Additional Conditions to Obligation of Tyco and Merger Sub--Representations and Warranties" or "--Agreements and Covenants" above, or in "Conditions to the Merger--Additional Conditions to Obligation of INBRAND--Representations and Warranties" or "--Agreements and Covenants" above, as the case may be, would not be satisfied (a "Terminating Breach"), provided that, if such Terminating Breach is curable prior to October 15, 1997 by INBRAND or Tyco, as the case may be, through the exercise of its reasonable best efforts and for so long as INBRAND or Tyco, as the case may be, continues to exercise such reasonable best efforts, neither Tyco nor INBRAND, respectively, may terminate the Merger Agreement under this clause; or

                  (viii) by Tyco, if any representation or warranty of INBRAND shall have become untrue such that the condition set forth in "Conditions to the Merger--Additional Conditions to Obligations of Tyco and Merger Sub--Representations and Warranties" above would not be satisfied, or by INBRAND, if any representation or warranty of Tyco shall have become untrue such that the condition set forth in "Conditions to the Merger--Additional Conditions to Obligations of INBRAND--Representations and Warranties" would not be satisfied, in either case other than by reason of a Terminating Breach; or provided that, if such Terminating Breach is curable prior to October 15, 1997 by INBRAND or Tyco, as the case may be, through exercise of its reasonable best efforts is and for so long as INBRAND or Tyco, as the case may be,continues to exercise such reasonable best efforts, Tyco or INBRAND, respectively, may not terminate the Merger Agreement under this clause.

         Fees and Expenses. Except as set forth below, all fees and expenses incurred in connection with the Merger Agreement and the Merger will be paid by the party incurring such expenses, whether or not the Merger is consummated, provided that Tyco and INBRAND shall share equally all fees and expenses, other than attorneys' fees, incurred in connection with the printing and filing of this Proxy Statement/Prospectus and the Registration Statement.

         The Merger Agreement provides that INBRAND will pay Tyco a fee of $9 million, plus actual, documented and reasonable out-of-pocket expenses of up to $600,000 of Tyco relating to the transactions contemplated by the Merger Agreement (including, but not limited to, fees and expenses of Tyco's counsel, accountants and financial advisers, but excluding any fees paid to such financial advisors), upon the first to occur of any of the following events:

                  (i) the termination of the Merger Agreement by Tyco or INBRAND as a result of the failure to receive the requisite vote for approval and adoption of the Merger Agreement by the shareholders of INBRAND by October 15, 1997; or

                  (ii) the termination of the Merger Agreement by Tyco pursuant to clause (v) under "Conditions to Termination" above; or

                  (iii) the termination of the Merger Agreement by INBRAND pursuant to clause (vi) under "Conditions to Termination" above; or

                  (iv) the termination of the Merger Agreement by Tyco on account of a Terminating Breach of INBRAND.

         Upon a termination of the Merger Agreement by Tyco or INBRAND, as the case may be, pursuant to clause (vii) under "Conditions to Termination" above, the other party shall pay to the terminating party documented and reasonable out-of-pocket expenses of up to $600,000.

         The aforesaid fees and related expenses are payable within one business day after the occurrence of the event requiring such payment, provided that, in no event will a party be required to pay such fees or expenses to the other if, immediately prior to the termination of the Merger Agreement, the party to receive the fee and/or expenses was in material breach of its obligations under the Merger Agreement.

AMENDMENT AND WAIVER

         The Merger Agreement may be amended in writing by the parties by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time, provided that after approval of the Merger by the shareholders of INBRAND, no amendment may be made which by law requires further approval by such shareholders without such further approval.

         At any time prior to the Effective Time, any party to the Merger Agreement may, with respect to any other party, extend the time for the performance of any of the obligations or other acts, waive any inaccuracies in the representations and warranties contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement, or waive compliance with any of the agreements or conditions contained in the Merger Agreement. Any such extension or waiver will be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

SHAREHOLDER AGREEMENTS

         In connection with the execution of the Merger Agreement, each of Garnett A. Smith, The Garnett A. Smith Family Foundation Inc., Howard Holdings, Inc., The Navarre Investment Company, The Chrysalis Foundation, William Navarre Bailey 1993 Trust and Mary Navarre Moore (the "Shareholders") entered into certain agreements with Tyco with respect to the securities of INBRAND (the "Shareholder

Agreements")   held  by  them.  See  "Security   Ownership  of  Certain
Beneficial Owners and Management of INBRAND."

         Agreement to Vote. The Shareholder Agreements each provide that the respective Shareholder will vote the shares of INBRAND Common Stock beneficially owned by them in favor of approval of the Merger Agreement and the Merger and any matter necessary to facilitate the Merger and against approval of any Acquisition Proposal made in opposition to or in competition with the Merger, any corporate transaction of INBRAND with any person other than Tyco or its affiliates, and any liquidation or winding up of INBRAND (each, an "Opposing Proposal").


         Garnett A. Smith, Howard Holdings, Inc. The Navarre Investment Company, The Chrysalis Foundation, William Navarre Bailey 1993 Trust, Mary Navarre Moore and The Garnett A. Smith Family Foundation, Inc. collectively own approximately 22% of the shares of INBRAND Common Stock outstanding as of the date of this Proxy Statement/Prospectus.

         Representation and Warranty. Under the Shareholder Agreements, each Shareholder represents and warrants that it knows of no plan or intention on the part of the holders of shares of capital stock of INBRAND to engage in any sales, exchanges, transfers, pledges, dispositions or any other transactions which would result in a reduction in the risk of ownership (any such transaction, a "Sale") in Related Transactions of a number of Tyco Common Shares to be received in the Merger which would, in the aggregate, constitute more than 50% of the value of the capital stock of INBRAND outstanding immediately prior to the Merger. Each Shareholder agrees to represent at the Effective Time that, as of the Effective Time, it has no plan or intention to engage in any Sale of Tyco Common Shares in a Related Transaction. A Sale of Tyco Common Shares will be considered to have occurred in a "Related Transaction" if such Sale occurs in a transaction that is related to the Merger or pursuant to the Merger Agreement. Shares of capital stock of INBRAND with respect to which a Sale occurs in a Related Transaction prior to the Merger will be treated for these purposes as if such shares of capital stock of INBRAND were exchanged for Tyco Common Shares, and such shares were disposed of in a Sale in a Related Transaction.

         Solicitation. The Shareholder Agreements provide that each Shareholder will not, and will not permit any entity under its control to solicit proxies or become a "participant" in a "solicitation" (as such terms are defined in Regulation A under the Exchange Act) with respect to an Opposing Proposal or otherwise encourage or assist any person in taking or planning any action that would constitute an Opposing Proposal or initiate a shareholders' vote or action by written consent of INBRAND's shareholders with respect to an Opposing Proposal.

         Sales. From and after the date of the Shareholder Agreements until 30 days prior to the Effective Time, each Shareholder has agreed not to effect a Sale of any of INBRAND securities to any person unless such person shall agree in writing to be bound by all provisions of the respective Shareholder Agreement.

         From and after 30 days prior to the Effective Time, each Shareholder has agreed not to engage in any Sale of securities of INBRAND or Tyco until such time (the "Publication Time") as Tyco has published financial results covering at least 30 days of combined operations of Tyco and INBRAND after the Effective Time. Tyco has agreed that it will advise the Shareholders in writing of the date of the proposed Effective Time at least 35 days prior to the Effective Time, and that it will use its reasonable best efforts to publish financial results covering at least 30 days of combined operations of Tyco and INBRAND after the Effective Time, as soon as practicable and in no event later than 30 days after the end of the first fiscal quarter which includes at least 30 days of such combined operations after the Effective Time.

         The Shareholder Agreements also contain provisions relating to the restrictions on sales of Tyco Common Shares received in the Merger by affiliates of INBRAND pursuant to Rule 145 under the Securities Act, as they may apply to the Shareholders.

         Termination. The Shareholder Agreements will terminate if the Merger Agreement is terminated according to its terms.

                   COMPARATIVE PER SHARE PRICES AND DIVIDENDS

TYCO

         Tyco Common Shares are listed and traded on the NYSE, the London Stock Exchange and the Bermuda Stock Exchange. The following table sets forth the high and low sales prices per share of Tyco Stock as reported in the NYSE Composite
Transactions, and the dividends paid on such Tyco Stock, for the quarterly periods presented below. The price and dividends for Tyco Stock have been restated to reflect a two-for-one stock split effected in the form of a stock dividend which was distributed on November 14, 1995. "Tyco Stock" refers to Old Tyco Stock for all times on or prior to July 2, 1997, the consummation date of the ADT Merger, and to Tyco Common Shares for all times thereafter.

                                                             Tyco Stock
                                                    High        Low    Dividend
                                                 ---------   --------  --------
Calendar 1995:
   First quarter.............................    $26 13/16    $23 1/4   $0.05
   Second quarter............................       29 1/8     25 1/2    0.05
   Third quarter.............................       31 5/8   26 11/16    0.05
   Fourth quarter............................       35 5/8     29 1/2    0.05

Calendar 1996:
   First quarter.............................       39 1/4     32 3/8    0.05
   Second quarter............................       41 3/8     35 1/8    0.05
   Third quarter.............................       44 7/8     35 1/2    0.05
   Fourth quarter............................           56     42 7/8    0.05

Calendar 1997:
   First quarter.............................           62     51 3/4    0.05
   Second quarter............................       71 7/8         54    0.05
   Third quarter (through July 11, 1997).....       80 5/8     62 1/2

         On May 12, 1997, the last trading day prior to announcement of the execution of the Merger Agreement, the closing price per share of Old Tyco Stock, as reported on the NYSE Composite Transaction, was $63.25. On ________, 1997, the most recent date for which prices were available prior to printing this Proxy Statement/Prospectus, the closing price per Tyco Common Share as reported in the NYSE Composite Transactions was $_____. Shareholders are urged to obtain current market quotations.

INBRAND

         INBRAND Common Stock is listed and traded on the National Market System of The Nasdaq Stock Market ("Nasdaq/NMS"). The following table sets forth the high and low sales prices per share of INBRAND Common Stock as reported on Nasdaq/NMS, for the quarterly fiscal periods of INBRAND indicated below.

                                                          INBRAND Common Stock
                                                          --------------------
                                                            High      Low
                                                          -------   -------
Fiscal 1996:
  First quarter........................................   18 3/4         14
  Second quarter.......................................       18         13
  Third quarter .......................................       25     16 3/4
  Fourth quarter.......................................   29 1/2     22 1/2

Fiscal 1997:
  First quarter........................................       20     15 3/16
  Second quarter.......................................   24 1/2         18
  Third quarter........................................   22 1/2         11
  Fourth quarter.......................................   30 1/4         13

Fiscal 1998:
  First quarter (through July 11, 1997)................       34         30

         INBRAND has not paid cash dividends on the INBRAND Common Stock and does not anticipate payment of dividends in the near future. Under the terms of the Merger Agreement, INBRAND is not permitted to declare, set aside, make or pay any dividend on distribution in respect of its capital stock from the date of the Merger Agreement until the earlier of the termination of the Merger Agreement and the Effective Time.

         On May 12, 1997, the last trading day prior to announcement of the execution of the Merger Agreement, the closing price per share of INBRAND Common Stock as reported on the Nasdaq/NMS was $16.00. On _________, 1997, the most recent date for which prices were available prior to printing this Proxy Statement/Prospectus, the closing price per share of INBRAND Common Stock as reported in the Nasdaq/NMS was $______. Shareholders are urged to obtain current market quotations.

         Prior to the ADT Merger, dividends were paid on the Old Tyco Stock in the amount of $.05 per quarter or $.20 per year. Tyco currently expects to continue this dividend practice, although this may be changed at any time by the Tyco Board of Directors. The payment of dividends by Tyco in the future will depend on business conditions, Tyco's financial condition and earnings and other factors.

                               BUSINESSES OF TYCO

TYCO

         Tyco, through its divisions and operating subsidiaries, engages in the manufacture and distribution of disposable medical supplies and other specialty products, the design, manufacture, installation and servicing of fire protection and suppression systems, the installation, monitoring and maintenance of electronic security systems, the manufacture and distribution of flow control products and manufacture and distribution of electrical and electronic components, including underwater telecommunication systems. Tyco, which operates in more than 50 countries around the world, has annual revenues of approximately $10 billion.

DISPOSABLE AND SPECIALTY PRODUCTS

         Tyco's  Disposable  and Specialty  Products  Group  consists of Kendall
International ("Kendall"), Ludlow Laminating and Coating, Armin Plastics, Twitchell, Accurate Forming, Carlisle Plastics, Inc. ("Carlisle") and ADT Automotive. Kendall manufactures and distributes medical supplies, disposable medical products and adhesive products and tapes. Ludlow Laminating and Coating manufactures laminated and coated products. Armin manufactures polyethylene film and packaging products. Twitchell manufactures extrusion coated polyester yarns and woven fabrics and Accurate Forming manufactures deep-drawn metal parts. Carlisle, which was acquired in September 1996, is a leading manufacturer of specialty packaging materials and garment hangers. ADT Automotive operates a network of large modern vehicle auction and reconditioning centers in the United States.

         Kendall.  Kendall conducts its operations  through four business units:
Kendall Healthcare, Kendall International, Kendall-Polyken and Ludlow Technical Products.

         The Kendall Healthcare business unit markets a broad range of wound care, vascular therapy, urological care, incontinence care, anesthetic care and other products to U.S. and Canadian hospitals and alternate site health care customers. Kendall Healthcare is the industry leader in gauze production with its Kerlix(R) and Curity(R) brands. Kendall Healthcare's other core domestic product category consists of its vascular therapy products, principally anti-embolism stockings, marketed under the T.E.D.(R) brand name, sequential pneumatic compression devices sold under the SCD(TM) brand name and a venous plexus foot pump. Kendall Healthcare pioneered the pneumatic compression form of treatment and continues to be the dominant participant in the pneumatic compression and elastic stocking segments of the vascular therapy market.

         Kendall's Healthcare also offers a range of other patient care products, including incontinent care products, marketing primarily to nursing homes and other institutional providers of long term care, urological, wound care, surgical care and respiratory care products, a broad line of disposable medical supplies including respiratory, urology and nursing care products and airway management, temperature monitoring and specialty products serving patients in anesthesia, critical care and emergency medicine.

         Kendall International is responsible for the manufacturing, marketing, distribution and export of Kendall products in numerous countries worldwide. Kendall International's operations are organized primarily into three geographic regions: Europe, Latin America and the Far East. Kendall International generally markets a range of products similar to those of Kendall Healthcare, although the mix of product lines varies from country to country.

         The Kendall-Polyken division manufactures and markets specialty adhesive products and tapes for industrial applications, including external corrosion protection tape products for oil, gas and water pipelines. Other industrial applications include tapes used in the automotive industry for wire harness wraps, sealing and other purposes, and tapes used in the aerospace and heating, ventilation and air conditioning (HVAC) industries. Kendall-Polyken also produces duct, foil, strapping, packaging and electrical tapes and spray adhesives for industrial and consumer markets worldwide and manufactures bandages and medical tapes for Kendall's healthcare product units and for others.

Kendall's Betham division develops and markets pressure sensitive adhesives and coatings, principally for the automotive, medical and specialty markets.

         The Ludlow Technical Products division manufactures and sells a variety of disposable medical products, specialized paper and film products. These products include transcutaneous electrical nerve stimulation electrodes and related products which are used primarily in physical therapy and other forms of rehabilitation medicine, medical electrodes for EKGs and similar diagnostic tests, gels which are used with medical electrodes for testing and other monitoring purposes, hydrogel wound care products, and neonatal electrodes, diagnostic and monitoring electrodes, electrotherapy electrodes and cable and lead wires. Ludlow Technical Products also produces adhesive tapes, pressure sensitive coated papers and films used for business forms and in printing applications, high quality facsimile paper and recording chart papers for medical and industrial instrumentation.

         Ludlow Laminating and Coating. Ludlow Laminating and Coating produces protective packaging and other materials made of coated or laminated combinations of paper, polyethylene and foil. Coated packaging materials provide barriers against grease, oil, light, heat, moisture, oxygen and other contaminants that could damage the contained products. The division produces structural coated and laminated products such as plastic coated kraft, linerboard and bleached boards for rigid urethane insulation panels, automotive components and wallboard panels. Other applications include packaging for photographic film, frozen foods, health care products, electrical and metallic components, agricultural chemicals, cement and specialty resins.

         Armin. Armin manufactures polyethylene film and packaging products in a wide range of size, gauge, construction strength, stretch capacity, clarity and color. Armin extrudes low density, high density and linear low density polyethylene film from resin purchased in pellet form, incorporating such additives as coloring, slip and anti-block chemicals. Armin's products include plastic supermarket packaging, greenhouse sheeting, shipping covers and liners and a variety of other packaging configurations for the aerospace, agricultural, automotive, construction, cosmetics, electronics, food processing, healthcare, pharmaceutical and shipping industries. Armin also manufactures a number of other polyethylene products, such as reusable plastic pallets, transformer pads for electric utilities, and a large variety of disposable gloves for the cosmetic, medical, foodhandling and pharmaceutical industries.

         Twitchell. Twitchell manufactures extrusion coated polyester yarns and woven PVC-coated yarn fabrics and woven and knit paper fabrics. These fabrics are sold for use principally in outdoor furniture, wall coverings, window screening, awnings, housewares and other specialty products. Non-woven fabric is coated and sold for use as disposable medical clothing.

         Accurate Forming. Accurate Forming manufactures deep-drawn metal parts, primarily barrels, caps and clips for pens and pencils and containers, caps and closures for cosmetics, pharmaceutical packaging and automotive applications.

         Carlisle. Carlisle is a leading producer of industrial and consumer plastic products. Carlisle's products include trash bags, flexible packaging, sheeting and garment hangers. Carlisle supplies plastic trash bags to mass merchants, grocery chains, and institutional customers. Carlisle manufactures Ruffies(R), a national brand consumer trash bag, for mass merchants and other retail stores. Carlisle also provides heavy duty trash can liners for institutional customers, such as food service distributors, janitorial supply houses, restaurants, hotels and hospitals.

         Film-Gard(R), Carlisle's leading plastic sheeting product, is sold to consumers and professional contractors through do-it-yourself outlets, home improvement centers and hardware stores. A wide range of Film-Gard products are sold for various uses, including painting, renovation, construction, landscaping and agriculture. Carlisle's industrial packaging film is sold for use as shrink wrap and for other packaging requirements.

         Carlisle sells molded plastic garment hangers to garment manufacturers, national retailers, regional or local retailers, and mass merchants. Garment manufacturers place their clothes on Carlisle's hangers before shipping to

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retail outlets.  Carlisle  creates,  manufactures  and sells  customized  hanger designs to national retailers. Regional or local retailers buy standard Carlisle hanger lines for retail clothing displays. Carlisle also supplies mass merchants with consumer plastic hangers for sale to the general public.

         ADT Automotive. ADT Automotive operates a network of large modern auction centers and provides a comprehensive range of vehicle redistribution services. Vehicle auctions constitute a principal channel of distribution and redistribution for used vehicles. An auction brings together dealers seeking to restock and diversify their inventory of used cars with a high volume of various makes and models provided by sellers seeking to dispose of their vehicles. The principal sources of vehicles for sale through auctions are consignments by new and used vehicle dealers, vehicle manufacturers, corporate owners of vehicles such as fleet operators, daily rental companies, leasing companies, banks and other financial institutions, manufacturers' credit subsidiaries and government agencies.

         ADT vehicle auction services collects and transports a seller's vehicles to an auction center, reconditions the vehicles to retail standards, matches the vehicles with the auction market most likely to generate the highest amount of sale proceeds and delivers the vehicles to the buyer. ADT Automotive acts solely as an agent in auction transactions and does not purchase vehicles for its own account. However, it does repurchase a small number of vehicles under its buyer protection programs, which require it to repurchase vehicles that have suffered odometer tampering or that have an undisclosed salvage history. ADT Automotive operates almost exclusively in the wholesale marketplace, and the public is generally not permitted to attend its auctions.

FIRE AND SECURITY SERVICES

          Tyco is the largest contractor in the world for the design and installation of fire detection, suppression and sprinkler systems, and for the servicing for such systems. Tyco is also a leading manufacturer and distributor of fire detection and suppression products. Tyco's ADT Security business is the largest provider of electronic security services in North America and the United Kingdom.

         Tyco's Grinnell subsidiary ("Grinnell"), which was founded in 1850, is the largest installer, manufacturer and supplier of automatic fire sprinkler and fire alarm and detection systems in North America. Wormald International Limited ("Wormald"), which was founded in 1889, operates as a major fire protection company with contracting, manufacturing and distribution operations throughout Western Europe and the Asia-Pacific region. Grinnell and Wormald, in combination, is the largest fire protection company in the world, forming a network of over 300 offices on five continents. The acquisition of Thorn Security Group ("Thorn") in July 1996 further expands Tyco's worldwide position in the fire detection and security systems market.

          Contracting and Service. Tyco designs, fabricates, installs and services automatic fire sprinkler systems, fire alarm and detection systems, special hazard suppression systems and security systems in buildings and other installations. Grinnell's fire protection contracting and service business in North America operates through a network of offices located in the United States, Canada, Mexico and Puerto Rico. Internationally, Tyco engages in fire protection contracting and service through a network of offices in the United Kingdom, Continental Europe, Saudi Arabia, United Arab Emirates, Australia, New Zealand, Southeast Asia and South America.

         Tyco installs fire protection systems in both new and existing structures. Typically, the contracting businesses bid on contracts for fire protection installation which are let by owners, architects, construction engineers and mechanical or general contractors. In recent years, the business of retrofitting existing buildings in the United States and Canada has grown as a result of local and state legislation requiring installation of fire protection systems and reduced insurance premiums available on structures with automatic sprinkler systems. The retrofitting and servicing of fire protection systems in existing buildings represented approximately 65% of Grinnell's North American contracting sales in 1996. Revenue from the servicing, maintenance, repair and inspection of fire protection, detection and suppression systems installed by Tyco and other contractors has increased in recent years.


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         A  majority  of the  fire  suppression  systems  installed  by Tyco are water-based, but Tyco is also the world's leader in providing custom designed special hazard fire protection systems which incorporate various specialized non-water agents such as foams, dry chemicals and gases. Systems using agents other than water are suited for fire protection in certain manufacturing, power
generation,   petrochemical,    offshore   oil   exploration,    transportation,
telecommunications,   mining  and  marine  applications.  Tyco  holds  exclusive manufacturing and distribution rights in several regions of the world for INERGEN(R) fire suppression products. INERGEN(R), an alternative to the ozone depleting agent known as halon, consists of a mixture of three inert gases designed to effectively extinguish fires without polluting the environment or damaging costly equipment.

         In Australia, New Zealand and Asia, Tyco's O'Donnell Griffin division engages in the installation of electrical wire and related electrical equipment in new and existing structures and offers specialized electrical contracting services in these markets for different types of construction, including applications for railroad and bridge construction.

         Substantially all of the mechanical components (and, in North America, most of the pipe) used in the fire protection systems installed by Tyco are manufactured by Tyco. Tyco also has fabrication plants worldwide that cut, thread and weld pipe, which is then shipped with other prefabricated components to job sites for installation. Tyco has developed its own computer-aided-design technology that reduces the time required to design systems for specific applications and coordinates fabrication and delivery of system components. Tyco also installs alarms, detection and activation devices and centralized monitors. With the acquisition of Thorn, Tyco is now a major manufacturer of alarms, detection and activation devices and central monitoring stations.

         Manufacturing. Tyco manufactures most of the components used in its own fire protection contracting business, as well as a variety of products for sale to other fire protection contractors. In North America, Tyco manufactures pipe and pipe fittings, fire hydrants, sprinkler heads and substantially all of the mechanical sprinkler components used in an automatic fire suppression system. In the United Kingdom, France, Germany and Asia-Pacific, Tyco manufactures and sells sprinkler heads, specialty valves, fire doors and electronic panels for use in fire detection systems. In Mexico, Tyco manufactures fire extinguishers, fire hose and related equipment. With the recent addition of Thorn, Tyco now manufactures a complete line of alarm and detection equipment that is installed by Tyco's units and sold to other alarm and detection installers.

         Tyco's Ansul subsidiary manufactures and sells various lines of dry chemical, liquid and gaseous portable fire extinguishers and related agents for industrial, government, commercial and consumer applications. Ansul also manufactures and sells special hazard fire suppression systems designed for use in restaurants, marine applications, mining applications, the petrochemical industry, confined industrial spaces and commercial spaces housing delicate and electronic equipment. Ansul also manufactures spill control products designed to absorb, neutralize and solidify spills of various hazardous materials.

         ADT Security. ADT Security sells, installs and maintains monitored security systems, integrated electronic security systems and other electronic security products in both the commercial and residential markets. ADT Security's electronically monitored security systems involve the use on a customer's premises of devices designed to detect or react to various occurrences or conditions, such as intrusions, movement, fire, smoke, flooding, environmental conditions (including temperature or humidity variations), industrial operations (such as water, gas or steam pressure and process flow controls) and other hazards. In most systems, these detection devices are connected to a microprocessor based control panel which communicates through telephone lines to an ADT Security monitoring center where alarm and supervisory signals are received and recorded. Systems may also incorporate an emergency "panic button," which when pushed causes the control panel to transmit an alarm signal that takes priority over other alarm signals. In most systems, control panels can identify the nature of the alarm and the areas within a building where the sensor was activated and transmit the information to an ADT Security customer monitoring center. If a customer has subscribed for central station monitoring, monitoring center personnel will respond to alarms by relaying appropriate information to the local fire or police departments, notifying the customer or taking other appropriate

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



action, such as dispatching employees to the customer's premises. ADT Security's other electronic security products include card or keypad activated access central systems and closed circuit television systems.

         ADT Security conducts its commercial operations in the United States, Canada, the United Kingdom, Spain, France, Belgium, Greece, The Netherlands and the Republic of Ireland. These operations provide electronic security services and products to financial institutions, industrial and commercial businesses and complexes, warehouses, facilities of federal, state and local government departments, defense installations, and health care and educational facilities. ADT Security's systems and products are typically tailored to its customers' specific needs, but ADT Security also markets standard security packages for specific types of commercial customers, such as retailers and banks. ADT Security also sells integrated electronic security systems that combine a variety of electronic security services and products into a single computer controlled security system. Integrated security systems can range in price from a few thousand to several million dollars.

         Commercial security systems may be owned by ADT Security or, as in the case of most integrated systems, by the customer. In addition to obtaining systems equipment from ADT Security, most customers pay an annual service charge for monitoring and maintenance. Service contracts are negotiated on an individual basis depending upon the number of systems monitored, the type of alarm transmission and the level of response services required.

         Residential electronic security services are primarily marketed to customers in North America and consist of the sale, installation, monitoring and maintenance of electronically monitored security systems to detect intrusion and fire. Residential customer service and monitoring are performed from the same facilities as those used for commercial accounts.

         In North America, ADT Security usually retains ownership of standard residential systems, although more sophisticated systems are usually purchased by the customer. Substantially all residential customers agree to pay an annual service charge for monitoring and may also subscribe for maintenance services. Uniform package prices are offered to residential customers who purchase ADT Security's standard residential security system, which includes a fixed number of detection devices. Frequently, customers add detection devices to expand the coverage of their system, for which ADT Security imposes additional charges. Pricing for residential customers who require more sophisticated systems depends upon the monitoring components installed, the type of alarm transmission and the mix of services provided.

         ADT Security entered the mobile security services market in 1996 with the launch of CarCop(R), a vehicle security system introduced in the fourth quarter of 1996 in conjunction with Mobile Security Communications, Inc. which is responsible for the sale and installation of the CarCop product. CarCop combines ADT Security's 24 hour monitoring services with cellular communications technology and the Global Positioning Satellite system to provide constant security coverage for a vehicle and its occupants whether the vehicle is parked, unattended or in use. The system can detect a range of emergency situations and, through utilizing ADT Security's 24 hour monitoring services and employing satellite tracking technology, the appropriate assistance can be despatched to the vehicle's exact location at any time, day or night.

         ADT Security maintains an installation, service and maintenance force in North America and Europe. These employees are trained by ADT Security to install and service the various types of commercial and residential security systems which are marketed by ADT Security. ADT Security also uses sub-contracted personnel where appropriate.

         ADT Security does not manufacture any of the components used in its electronic security services business, although it does provide its own specifications to manufacturers for certain security system components and undertakes some final assembly work in respect of more sophisticated systems.

         Environmental Services. Tyco's The Earth Technology Corporation ("Earth Tech") is a provider of a broad range of environmental, consulting and engineering services. The principal services of Earth Tech consist of full-spectrum environmental and hazardous waste management services. They also include infrastructure design and construction services, facilities engineering and construction management services for institutional, civic, commercial and industrial clients, and contract operations and management services for water, waste water and remediation treatment facilities operated by municipal and industrial clients. Services are provided through a network of 40 offices located throughout North America.

FLOW CONTROL PRODUCTS

         Tyco is a manufacturer and distributor of flow control products in North America, Europe and Asia-Pacific. Flow control products include pipe, fittings, valves, meters and related products which are used to transport, control and measure the flow of liquids and gases. Tyco's Flow Control Group includes Grinnell, Allied Tube & Conduit, Mueller Co. and a number of specialized manufacturers of valves, fittings and couplings.

         Manufacturing. Tyco manufactures and distributes a wide range of flow control products, including pipe and pipe fittings, tubing, valves, meters, couplings, pipe hangers, strut and related components. These products are used in plumbing, heating, ventilation and air conditioning (HVAC) systems, mechanical contracting, power generation, water and gas utilities, oil and gas exploration, petrochemical and numerous other industrial applications. Tyco also manufactures certain related products such as steel tubing, custom iron castings, malleable iron pipe fittings and fencing materials.

         Allied is the leading North American manufacturer of pipe and other tubular products. Allied produces a full line of steel pipe for the fire protection and construction industries and for commercial, residential and institutional markets. Its mechanical tube division offers steel tubing in a wide assortment of shapes and sizes for a variety of industrial and commercial applications. Allied's fence division is a leader in the manufacture of products for the residential and industrial/commercial fence markets. Allied also manufactures metal framing systems used in the construction, industrial and OEM markets.

         Mueller, a manufacturer of water and gas distribution products, produces fire hydrants, iron butterfly and gate valves, service-line brass valves and fittings, gas valves and meter bars, water meters, backflow preventers and related products for sale to independent distributors and, to a lesser extent, directly to waterworks contractors, municipalities and gas companies throughout the United States and Canada.

         Over the past five years, Tyco has expanded its worldwide manufacturing and distribution presence through a series of acquisitions and internal growth. In North America, Grinnell manufactures forged steel fittings and valves. In Switzerland, Neotecha manufactures Teflon lined specialty valves for use in highly corrosive environments. In the United Kingdom, Charles Winn (Valves) Ltd. and Hindle Cockburns manufacture specialty high performance butterfly valves and ball valves that are used principally in the oil and gas, chemical and processing industries. In Spain, Belgicast manufactures valves used for waterworks and other industrial applications. In Malaysia, Tyco manufactures couplings, fittings, steel tubing and metal framing products.

         In September 1996, Tyco acquired Henry Pratt Co., James Jones Company and Edward Barber & Co from Watts Industries, Inc. These three operations, located in the United States and the United Kingdom, are engaged in the manufacture and sale of valves, hydrants and fittings used primarily in water utility, wastewater treatment and power generation markets.

ELECTRICAL AND ELECTRONIC COMPONENTS

         Tyco's Electrical and Electronic Components group consists of Tyco Submarine Systems ("TSS"), Allied's electrical conduit division and Tyco's Printed Circuit Group. TSS manufactures underwater communications cable and cable assemblies and is a leading full-service provider of undersea communication systems and services. Allied manufactures and distributes electrical conduit and related components used in commercial electrical installations. The Printed Circuit Group manufactures printed circuit boards and assembles backplanes for the electronics industry.

         Tyco Submarine Systems. TSS is a fully-integrated source for the design, engineering, manufacturing, installation and maintenance of undersea cable telecommunication systems. TSS combines the manufacturing capabilities of Tyco's Simplex Technologies business with the submarine services business acquired by Tyco from AT&T Corp. in July 1997. TSS designs and builds repeatered and non-repeatered cable systems. Repeatered systems, which use optical amplifier repeater and cable technical and advanced add-drop multiplexing, have capacity to connect points over 10,000 kilometers apart. Non-repeatered systems, which are designed for short-haul systems of several hundred kilometers, allow for greater circuit capacity and reduced transmission costs. Over the past ten years, TSS has manufactured more than 100,000 kilometers of undersea optical cable.

         TSS also operates the world's largest fleet of ships for installing and maintaining undersea fiber optic transmission systems. These ships lay cable, perform upgrades and repairs, monitor transmission quality and perform system tests. TSS also employs a variety of other undersea tools, including robotic vehicles for undersea burial and retrieval operations.

         For more than thirty years, Simplex Technologies has been the primary supplier of cable and cable assemblies to the U.S. Navy for use in data-gathering systems. Simplex Technologies also manufactures underwater electric power cable and optical ground wire for use by power authorities and utilities, and electro-mechanical cable for unique field operations.

         Allied Electrical Conduit. Allied's electrical conduit division is one of the leading producers of steel electrical conduit in the United States.
Electrical conduit is galvanized steel tubing designed to contain current-carrying electrical wires both inside and outside building structures. The conduit also serves as an electrical ground that ensures proper operation of circuit interrupters and provides a channel into which additional wires can be inserted or removed as electrical needs change. The division manufactures a full line of electrical conduit as well as metal framing and other products.

         Printed Circuit Group. Tyco's Printed Circuit Group of companies is one of the largest independent manufacturers of complex multi-layered printed circuit boards and assemblers of backplanes in the United States. Printed circuit boards are used in the electronics industry to mount and interconnect components to create electronic systems. They are categorized by the number of sides or layers that contain circuitry, which could be single-sided, double-sided or multi-layer. In general, single and double-sided boards are less advanced. Multi-layer boards provide greater interconnection density while decreasing the number of separate printed circuit boards which are required to accommodate powerful and sophisticated components. Backplanes include printed circuit boards and are assemblies of connectors and other electronic components which distribute power and interconnect printed circuit boards, power supplies and other system elements.

         The Group manufactures highly sophisticated double-sided, mass molded boards of up to eight layers, precision tooled, custom laminated multi-layer boards of up to 68 layers and sophisticated flex-rigid circuit boards for use in environmentally demanding conditions. The majority of the Group's sales are derived from its high-density multi-layer boards. Tyco's backplanes facility produces fully assembled units utilizing press-fit or soldered connection technology, custom pin grid array sockets and surface mounted assembly. The printed circuit boards and backplanes manufactured by Tyco are designed by customers and are manufactured on a job order basis to the customers' specifications. In January 1997, Tyco acquired ElectroStar, Inc., a leading U.S. manufacturer of complex printed circuit boards used in sophisticated electronic equipment.

PROPOSED ACQUISITION

         On May 20, 1997, Old Tyco entered into a definitive merger agreement for the acquisition of Keystone International, Inc. ("Keystone") in a stock for stock transaction valued at approximately $1.2 billion. Keystone, with annual revenues of approximately $700 million, designs, manufactures and markets on a worldwide basis, industrial valves, actuators and accessories used to control the flow of liquids, gases and solid materials. Keystone products are sold to the food and beverage, water and sewage, petroleum production and refining, natural gas, chemical power, and pulp and paper industries. The transaction, which will be accounted for as a pooling of interests, will be structured with Keystone shareholders receiving 0.54183 of a Tyco Common Share, for each share of Keystone common stock outstanding. According to publicly filed documents, as of May 1, 1997, Keystone had 35,623,829 shares of common stock outstanding. The exchange ratio may be adjusted depending on the trading value of Tyco Common Shares. The transaction is contingent upon customary regulatory review and approval by the Keystone shareholders.

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



                               BUSINESS OF INBRAND

GENERAL

         INBRAND engages in the design, manufacture and marketing of a broad line of disposable personal absorbent products which include incontinence products for adults, feminine hygiene products and disposable baby diapers.

         INBRAND serves both the clinical and retail markets in North America and Europe. Customers in the clinical market consist primarily of long-term care facilities, hospitals and home healthcare providers. INBRAND services the clinical market principally through medical/surgical distributors, supported in the U.S. by INBRAND's field sales force which develops direct customer relationships. In the retail market, INBRAND supplies private label programs of grocery and drug chains, mass-merchants, and food and drug wholesalers.

         In July of 1995, INBRAND acquired Hygieia Healthcare Holdings Limited ("Hygieia"). Hygieia, located in Sunderland, England, designs, manufactures and markets feminine hygiene products through private label programs in the United Kingdom and Europe. Hygieia's product line includes maxipads, liners, ultrathin winged products and tampons. INBRAND now markets similar products in the U.S. and Canada.

         In February of 1996, through its subsidiary, INBRAND France, S.A. ("INBRAND France") INBRAND acquired certain of the assets and subsidiaries of Celatose, S.A. ("Celatose"). INBRAND France manufactures and distributes adult incontinence products and disposable baby diapers, primarily for the European market. The manufacturing and distribution operations of INBRAND France are based in Lille, France. Complementing the acquisition of the Celatose assets, INBRAND acquired Julian T. Holding, B.V. ("JTH") through its INBRAND Europe, B.V. subsidiary in July 1996. JTH, based in Goirle, The Netherlands, manufactures adult incontinence products and distributes these products, together with disposable baby diapers, through its distribution operations in the Benelux countries and the United Kingdom. JTH's manufacturing operations are based in the United Kingdom. In addition, INBRAND has recently begun a distribution operation in Spain.

PRODUCTS AND MARKETS

         INBRAND offers a broad range of high-quality, disposable personal absorbent products, including adult incontinence products, feminine hygiene products and disposable baby diapers. INBRAND's incontinence products accommodate the varied levels and types of incontinence and the different lifestyles of incontinent adults. The feminine hygiene products are designed to provide comfort, security and ease of use. Finally, like the body worn adult incontinence product, the disposable baby diaper is designed to protect against leakage and skin irritation. INBRAND manufactures substantially all of the products it sells.

         Products. INBRAND's adult incontinence products, feminine hygiene products and disposable baby diapers generally share basic design criteria, product functionality criteria and manufacturing characteristics. The absorbency capabilities are achieved by placing an absorbent core between two layers of material. The layer which is placed next to the skin is a soft, non-woven fabric which allows fluids to past through it into the absorbent inner core which traps and contains the fluid. This absorbent core is generally made of fluff pulp and is frequently combined with super-absorbent polymers to improve absorbency. A soft film backing covers the underside of the core and provides a moisture barrier. The raw materials, although differing dimensionally from product to product, are similar across all product categories. This similarity in design and in the raw materials used in each product permits INBRAND to use manufacturing equipment which is similar in its basic design and operating techniques.

         INBRAND's adult incontinence product category includes products which can be characterized as either body worn or underpads. Body worn products, while differing in their specific design characteristics, are generally worn directly against the body of an ambulatory person. They may be self contained in the that they have integrated fastening systems allowing them to be worn with no additional support requirements or they may be designed as an absorbent pad to be worn fastened to the inside of the wearer's underwear. These products are produced with a variety of features and multiple sizes which determine their performance characteristics as well as their selling price.

Underpads are larger, rectangular pads which cover bedding or furniture and are also produced in varying sizes and weights to fit differing needs of the user.

         INBRAND's feminine hygiene product category includes products which can be classified as either sanitary pads, panty-liners or tampons. Sanitary pads are smaller in size and are designed to be worn inside underpants for external control of menstrual flows. Panty-liners are also designed to be worn inside underpants but have lighter absorbency characteristics and are generally used for additional protection. Tampons are designed for internal use in absorbing menstrual flow and are generally used as an alternative to sanitary pads.

         INBRAND's disposable baby diaper category incudes products which are all body worn and, although substantially smaller in size, are very similar to the INBRAND body-worn adult incontinence products. They are designed with integrated fastening systems, generally consisting of refastenable tape tabs and, as with adult incontinence products, can be produced with a variety of additional features and in multiple sizes which determine their performance characteristics as well as their selling price.

         Markets. The market for incontinence products includes clinical and retail customers, while the market for feminine hygiene and disposable baby diaper products is almost exclusively retail. The clinical market includes long-term care facilities, hospitals and home healthcare providers. The retail market includes grocery and drug chains and mass-merchants who sell national brands, private labels and control labels. Each of the North American and European markets, as well as the clinical and retail markets contained within them, has a different profile, may require a different product mix and has different growth potential and characteristics.

         Patients within the clinical market are typically elderly and a significant number of them are affected by some degree by incontinence. Because of the increase in the elderly population in North America and Europe and the increase in average life span, there is a growing number of incontinent patients. While many nursing homes continue to use reusable products for incontinent patients, INBRAND believes that enhanced skin care, comfort and ease of use afforded by disposable products create significant opportunities to further penetrate this market.

         Particularly in North America, the retail consumer has become more aware of the existence and availability of incontinence products through extensive advertising of successful national product brands. Current incontinence products are designed to restore dignity, permit a more active lifestyle and facilitate care of home-bound patients. Both in North America and Europe, the retail consumer of feminine hygiene and disposable baby diaper products who is aware of the existence and availability of private label alternatives is increasingly willing to purchase such products instead of their nationally branded equivalents. Disposable personal absorbent products have become increasingly important to grocery and drug store chains, as well as mass-merchants who see an opportunity to introduce these products as part of their private label programs. In North America, INBRAND offers to its customers private label adult incontinence and feminine hygiene product programs, while in Europe, these same product offerings are coupled with the disposable baby diaper product. The Company does not offer its baby diaper products in North America.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT
                                   OF INBRAND


         The following table sets forth information regarding beneficial ownership of the INBRAND Common Stock as of July 31, 1997, with respect to (i) each person known by INBRAND to own beneficially more than five percent of the outstanding INBRAND Common Stock, (ii) each director of INBRAND, (iii) each executive officer, and (iv) all directors and executive officers as a group. The address of holders of more than 5% of the INBRAND Common Stock is c/o INBRAND Corporation, 1169 Canton Road, Marietta, Georgia 30066.


Name of Beneficial Owner:                 Amount and Nature of
Officers, Directors and 5% Shareholders   Beneficial Ownership(1)(2)  Percent(3)
---------------------------------------   --------------------------  ----------

Garnett A. Smith(4)                       1,571,576                    12.8%
H. Scott Sigler                             547,633                     4.6
James R. Johnson(5)                         423,724                     3.5
Eric J. Bruce(6)                              9,313                     *
Mary N. Moore(7)                            755,653                     6.4
Joseph H. Davenport, III(8)                 940,743                     8.0
W. Thorpe McKenzie                          433,716                     3.7
Tommy D. Greer                               21,567                     *
John C. Thornton                             33,688                     *
All directors and officers
as a group (9  persons)                   4,728,426                    39.0
Howard Holdings, Inc.                       813,426                     6.9

----------
*Less than one percent of the INBRAND Common Stock.

(1) Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act, and generally includes voting power and/or investment power with respect to securities. Except as indicated by footnote, and subject to community property laws where applicable, INBRAND believes that the persons named in the table above have sole voting and investment power with respect to all shares of INBRAND Common Stock shown as beneficially owned by them.

(2) Share amounts for the officers and directors include shares issuable pursuant to presently exercisable stock options held by such individuals as follows:

                       Name                    Option Shares
                       -------------------------------------

                       Garnett A. Smith           512,387
                       H. Scott Sigler            256,192
                       James R. Johnson           170,795
                       Eric J. Bruce                8,750
                       Mary N. Moore               17,067
                       Joseph H. Davenport, III    17,067
                       W. Thorpe McKenzie          17,067
                       Tommy D. Greer              17,067
                       John C. Thornton             8,063

(3) For the purpose of computing the percentage of outstanding shares owned by each beneficial owner, the shares issuable pursuant to presently exercisable stock options held by such beneficial owner are deemed to be outstanding. Such options are not deemed to be outstanding for the purpose of computing the percentage owned by any other person.

(4) Includes 59,189 shares of INBRAND Common Stock owned by The Garnett A. Smith Family Foundation, Inc., a charitable foundation established by Mr. Smith of which Mr. Smith is the President.

(5) Includes 83,785 shares of INBRAND Common Stock held in an IRA for Mr. Johnson and his wife.

(6) Includes 563 shares owned by Mr. Bruce as of June 4, 1997 which were purchased through INBRAND's employee stock purchase plan. Additional purchases made through the employee stock purchase plan subsequent to June 4, 1997 are not included.

(7) Includes 457,649 shares of INBRAND Common Stock owned by Navarre Investment Company of which Ms. Moore is the general partner and chief executive director, 189,563 shares of INBRAND Common Stock which are held by Ms. Moore as trustee of the William Navarre Bailey 1993 Trust for the benefit of her son as to which shares Ms. Moore disclaims beneficial ownership, and 80,611 shares of INBRAND Common Stock owned by The Chrysalis Foundation, Inc., a charitable foundation established by Ms. Moore.

(8) Includes 813,426 shares of INBRAND Common Stock owned by Howard Holdings, Inc., of which Mr. Davenport is the president and principal stockholder, and 101,250 shares of INBRAND Common Stock held by Mr. Davenport's wife as custodian for their minor children, as to which custodial shares Mr. Davenport disclaims beneficial ownership.

                      DESCRIPTION OF SHARE CAPITAL OF TYCO

         The summary of the terms of the share capital of Tyco set forth below does not purport to be complete and is qualified by reference to the Tyco Memorandum of Association (the "Tyco Memorandum") and the Bye-laws of Tyco (the "Tyco Bye-Laws".) Copies of the Tyco Memorandum and the Tyco Bye-Laws are incorporated by reference in this Proxy Statement/Prospectus and will be sent to holders of INBRAND Common Stock upon request. See "Where To Find More Information."

AUTHORIZED SHARE CAPITAL

         Tyco's authorized share capital consists of 750,000,000 Tyco Common Shares, par value $0.20 per share, 125,725,000 convertible cumulative redeemable preference shares, par value $1 per share, divided into three classes (the "Convertible Preference Shares") (including a class of first preference shares (the "First Preference Shares")), and 25,000 exchangeable cumulative redeemable preference shares, par value $1 per share (the "Exchangeable Preference Shares") (the Convertible Preference Shares and the Exchangeable Preference Shares, collectively, the "Preference Shares").

TYCO COMMON SHARES

         Dividends. The Board of Directors of Tyco may declare dividends out of profits of Tyco available for that purpose as long as there are no reasonable grounds for believing that Tyco is, or after such dividend would be, unable to pay its liabilities as they became due or if the realizable value of Tyco's assets would thereby be less than the aggregate of its liabilities and its issued share capital and share premium accounts. Subject to such special rights as may be attached to any other shares in Tyco, all dividends are payable according to the amounts paid or credited as paid on Tyco Common Shares. Dividends are normally payable in U.S. dollars, but holders with a registered address in the United Kingdom and other countries outside the United States may receive payment in another currency. Any dividend which is unclaimed may be invested or otherwise made use of by the Board of Directors of Tyco and after a period of 12 years is forfeited and reverts to Tyco.

         Voting Rights. At any general meeting of Tyco, votes may be given in person or by proxy and each holder of Tyco Common Shares is entitled, on a show of hands, to one vote and, on a poll, to one vote for each Tyco Common Share held by him. Any proxy must be a shareholder of Tyco.

         Liquidation. On a liquidation of Tyco, holders of Tyco Common Shares are entitled to receive any assets remaining after the payment of the Tyco's debts and the expenses of the liquidation, subject to such special rights as may be attached to any other class of shares.

         Suspension of Rights. In certain circumstances, the rights of a shareholder to vote and to receive any payment or income or capital in respect of a Tyco Common Share may be suspended. Those circumstances include failure to provide information about ownership of and other interests in Tyco Common Shares, if so required in accordance with Tyco Bye-Laws. See "Comparison of Shareholder Rights."

         Variation of Rights. If at any time the share capital of Tyco is divided into different classes of shares, the rights attached to any class (unless otherwise provided by the terms of the issue of the shares of that class) may be varied with the consent in writing of the holders of three-fourths of the issued shares of that class or with the sanction of a resolution passed at a separate general meeting of the holders of the shares of that class by a majority of three-fourths of such holders voting in person or by proxy.

         Transfers. A Tyco Common Share may be transferred in any manner the Tyco Board of Directors may approve. The Board of Directors may require the transfer to be by an instrument signed by the transferor and, in the case of a partly paid share, also by the transferee. The instrument must be in writing in the usual common form or in any other form which the Board of Directors may approve and must be lodged at the office of the registrar of Tyco for registration. The Tyco Board of Directors may decline to register any transfer of shares on which Tyco has a lien, any transfer of shares not fully paid up to a transferee of whom they do not approve and any transfer of shares by a transferor or to a transferee on whom Tyco has duly served a notice under the provisions of the Tyco Bye-Laws described under "--Suspension of Rights" above, during a period of suspension of voting rights.

         General. The Tyco Common Shares to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid and non-assessable. All such shares will be in registered form.

         AS&K Services Limited is Tyco's Registrar. ChaseMellon Shareholder Services, L.L.C. is the transfer agent for Tyco Common Shares.

TYCO PREFERENCE SHARES

         As of the date hereof, no Preference Shares were issued and outstanding. Under the Tyco Bye-Laws, the Tyco Board of Directors , in its sole discretion, may designate, allot and issue one or more series of First Preference Shares from the authorized and unissued First Preference Shares. Subject to limitations imposed by law, the Tyco Memorandum or the Tyco Bye-Laws, the Board of Directors is empowered to determine the designation of, and the number of shares constituting, each series of First Preference Shares, the dividend rate for each series, the terms and conditions of any voting and conversion rights for each series, the amounts payable on each series on redemption or return of capital and the preference and relative rights among each series of First Preference Shares. At present, 7,500,000 First Preference Shares have been designated as Series A First Preference Shares and are reserved for issue upon exercise of the Rights under the Tyco Shareholder Rights Plan.

         For a description of the Tyco Shareholder Rights Plan, see "Comparison of Shareholder Rights--Shareholder Rights Plan.

STOCK EXCHANGE LISTING; DELISTING OF INBRAND COMMON STOCK

         It is a condition to the Merger that the Tyco Common Shares issuable in the Merger be approved for listing on the NYSE at or prior to the Effective Time, subject to official notice of issuance. If the Merger is consummated, INBRAND Common Stock will cease to be listed on Nasdaq/NMS.

                        COMPARISON OF SHAREHOLDER RIGHTS

         The rights of Tyco shareholders are governed by Bermuda law, the Tyco Memorandum and the Tyco Bye-Laws. The rights of INBRAND shareholders are governed by Georgia law, the INBRAND Articles of Incorporation (the "INBRAND Articles") and the INBRAND Bylaws (the "INBRAND Bylaws"). Upon consummation of the Merger, the rights of INBRAND shareholders who become shareholders of Tyco in the Merger will be governed by Bermuda law, the Tyco Memorandum and the Tyco Bye-laws. The following is a summary of the principal differences between the current rights of INBRAND shareholders and those of Tyco shareholders following the Merger.

         The following discussions are not intended to be complete and are qualified by reference to Bermuda law, Georgia law and the Tyco Memorandum, the Tyco Bye-Laws, the INBRAND Articles and the INBRAND Bylaws. Copies of the Tyco Memorandum, the Tyco Bye-Laws, the INBRAND Articles and the INBRAND Bylaws will be sent to holders of INBRAND Common Stock upon request. See "Where To Find More Information."

         Quorum. The INBRAND Bylaws provide that holders of a majority of shares entitled to vote generally in the election of directors constitutes a quorum. Pursuant to the Tyco Bye-Laws, the presence, either in person or by proxy, of two holders of Tyco Common Shares at any general meeting constitutes a quorum.

         Voting Rights. Georgia law provides that shareholders entitled to vote shall have one vote for each share of stock owned by them. Pursuant to the INBRAND Bylaws, when a quorum is present, any matter brought before a shareholder meeting shall be decided by the vote of a majority of the votes entitled to be cast and which are present, either in person or by proxy, at such meeting, except where a larger vote is otherwise required by law or the INBRAND Articles. Neither Georgia law nor the INBRAND Articles or Bylaws contain a provision that allows shareholder voting by a show of hands.

         Under Bermuda law, questions proposed for consideration at a general meeting shall be decided on a simple majority of votes or by such majority as the bye-laws of a company may prescribe except where a larger majority is required by law. Any question proposed for consideration at a general meeting may be decided on a show of hands in which each shareholder present in person or by proxy is entitled to one vote and casts such vote by raising his or her hand unless, before or on the declaration of the result of a show of hands, a poll is demanded by (i) the Chairman of the meeting, (ii) at least three shareholders present in person or represented by proxy, (iii) any shareholder or shareholders present in person or represented by proxy holding between them 10% of the total voting rights of all the shareholders entitled to vote at such meeting, or (iv) a shareholder or shareholders present in person or represented by proxy holding shares in such company entitled to vote at such meeting and on which an aggregate sum has been paid up equal to at least 10% of the total sum paid up on all such shares entitled to vote. Where a poll has been demanded, every shareholder present in person or by proxy is entitled to one vote for each share held by him.

         The Tyco Bye-Laws provide that a Tyco shareholder is not entitled (except as a proxy for another shareholder) to be present or vote at any meeting if such shareholder has been served, and failed to comply, with a notice under the Tyco Bye-Laws stating that such shareholder must make an offer in accordance with the City Code (as defined below), as applied by the Tyco Bye-Laws (as described below), or, as the case may be, in accordance with the Tyco Bye-Laws. A shareholder of Tyco also loses the right to vote for a period of 180 days if such shareholder acquires three percent or more of the issued share capital of any class of Tyco shares, either alone or with others, and fails to notify Tyco of such acquisition within two days or, already possessing three percent or more, the shareholder fails to notify Tyco of a change in the shareholder's interests amounting to one percent or more of the share capital of any class and such shareholder is so notified by the Tyco Board of Directors of such loss of right. In addition, the Tyco Bye-Laws provide that any person who is known or believed by Tyco to be interested in Tyco Common Shares and has failed to comply with a notice from Tyco requesting specified information regarding such person's interests in shares in Tyco shall lose the right to vote for the period during which such person fails to comply with the notice plus an additional ninety days.

         Georgia law allows cumulative voting provided that the company's articles of incorporation allow for cumulative voting. The INBRAND Articles do not provide for such cumulative voting. Under cumulative voting, each shareholder casts as many votes for directors as he has shares of stock multiplied by the number of directors to be elected. Bermuda law allows, but does not require, cumulative voting for the election of directors. Tyco shareholders do not have cumulative voting rights for the election of directors, either under Bermuda law or under the Tyco Bye-Laws.

         Shareholder Proposals. Under the INBRAND Bylaws, shareholder proposals or nominations of persons for election to the INBRAND Board to be submitted at a shareholders meeting require advance notice. To be timely, a shareholder's notice must be delivered to, or mailed and received at, the principal executive offices of INBRAND (i) in the case of an annual meeting that is called for a date that is within 30 days before or after the anniversary date of the immediately preceding annual meeting of shareholders, not less than 30 days nor more than 90 days prior to such anniversary date and in the case of an annual meeting that is called for a date that is not within 30 days before or after the anniversary date of the immediately preceding annual meeting, or in the case of a special meeting of shareholders, not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever occurs first.

         Under Bermuda law, a shareholder wishing to move a resolution at an annual general meeting of a company must give notice to the company of the resolution at least six weeks before the meeting. If after notice has been given an annual general meeting is called for a date less than six weeks after the giving of that notice, the notice shall be deemed to have been given in time. Only shareholders who represent not less than one-twentieth of the total voting rights of members having a right to vote at the meeting or who are one hundred or more in number may requisition a resolution at an annual general meeting. The Tyco Bye-Laws provide that other than a director retiring at a general meeting of shareholders or unless recommended by the Tyco Board of Directors, advance written notice to the Secretary of Tyco of shareholder nominations of persons for election to the Tyco Board of Directors is required. To be timely, such notice must be received by the Secretary of Tyco not less than six and not more than twenty-eight clear days before the day appointed for the meeting at which such election is to be held. Such notice must be given by a shareholder (not being the person to be proposed) entitled to attend and vote at the meeting for which such notice is given and must also include notice in writing signed by the person to be proposed of such person's willingness to be elected.

         Special Meeting of Shareholders. Georgia law provides that special meetings of shareholders of a company may be called by a company's board of directors, the person or persons authorized to do so by the articles of incorporation or bylaws or by the holders of at least 25% (unless a greater or lesser amount is specified in the company's articles of incorporation or bylaws) of all the votes entitled to be cast on the proposed issue. The INBRAND Articles provide that a special meeting of shareholders may be called by the Board of Directors pursuant to a resolution adopted by a majority of the entire Board of Directors, the chairman of the Board of Directors or the President of INBRAND. If a special meeting is called by shareholders, they must send one or more written demand to the Secretary of the company which specifies the issue to be considered. The Tyco Bye-Laws provide that the directors of Tyco are authorized to call a special general meeting at any time on not less than five days' notice. Pursuant to Bermuda law and the Tyco Bye-Laws, the Tyco Board of Directors is also required, on the written request of Tyco shareholders holding at least 10% of the paid-up capital of Tyco entitled to vote at a general meeting, to convene a special general meeting of Tyco. If the directors do not convene a meeting within twenty-one days from the date of the request, the requesting shareholders, or any of them representing more than one-half of the total voting rights of all of them, may themselves convene a meeting, but any meeting so convened may not be held later than three months from the date of the request.

         Inspection Rights. Under Georgia law, a company's shareholders have the right, upon five business days and with prior written notice, to inspect the company's articles of organization, bylaws, records of all meetings of incorporators and shareholders, certain resolutions of the board of directors, all general written communications to shareholders within the past three years, a list of names and business addresses of current directors and officers and the most recent annual registration delivered to the Georgia Secretary of State. If a shareholder makes (i) a good faith demand; (ii) for a proper purpose that is reasonably related to his legitimate interests as a shareholder; (iii) describes with reasonable particularity his purpose and the records he wishes to inspect;
(iv) the records are directly connected with his purpose; and (v) the records are to be used only for the stated purpose, then, a shareholder may inspect certain additional resolutions of the board of directors and committees thereof, accounting records of the company and the records of shareholders. The inspection right under Georgia law may not be abolished but it may be limited by the company's articles of incorporation and bylaws to shareholders owning 2% or more of the outstanding shares of a company. INBRAND has not adopted this limitation.

         Under Bermuda law, members of the general public have the right to inspect the public documents (which include the Memorandum of Association (including its objects and powers) and any amendments thereto and documents relating to any increase or reduction of authorized capital) of a Bermuda company at the office of the Registrar of Companies in Bermuda. The shareholders of a Bermuda company have the additional right to receive a copy of the company's bye-laws and its audited financial statements and the right to inspect minutes of general meetings. The register of shareholders of a Bermuda company is also open for inspection by shareholders without charge, and to members of the general public for a minimal fee. A Bermuda company must also keep at its registered office a register of directors and officers which is open for inspection by members of the public without charge. Bermuda law does not provide a general right for shareholders to inspect or obtain copies of any other corporate records.

         Dividends. Under Georgia law, the payment of dividends is generally permissible unless (i) payment of such dividends would make the company unable to pay its debts as they become due in the ordinary course of business; or (ii) the company's total assets would be less than the sum of its total liabilities plus the amount that would be needed if the company were to be dissolved at the time of the distribution to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution; or (iii) prohibited by the company's articles of incorporation or bylaws. Under Bermuda law, a dividend cannot be declared or paid if there are reasonable grounds for believing that the company is, or after such payment would be, unable to pay its liabilities as they became due or if the realizable value of the company's assets would thereby be less than the aggregate of its liabilities and its issued share capital and share premium accounts. Under the Tyco Bye-Laws, dividends may only be paid out of profits available for the purpose, and a shareholder's right to receive dividends is suspended during such time as he is disqualified from voting, as stated above under "Voting Rights."

         Derivative Actions. Under Georgia law, a shareholder may institute a derivative suit in the right of the company against the shareholders, officers or directors of a company if he or she was a shareholder at the time of the act complained of or received his or her shares by operation of law from one who was a shareholder at such time and such shareholder fairly and adequately represents the interests of the company in enforcing the rights of the company. Under Bermuda law, subject to certain limited exceptions, minority shareholders are not permitted to bring derivative actions for wrongs done to their company.

         Board of Directors. Georgia law provides that the number of directors shall be not less than one. The INBRAND Bylaws provided that the INBRAND Board of Directors shall be not less than 3 nor more than 15. The INBRAND Board of Directors currently consists of 7 members. Under the INBRAND Bylaws the number of directors may be increased by vote of a majority of the directors then in office. The Tyco Bye-Laws provide that the number of directors shall be such number, not less than two, as the shareholders at a general meeting may from time to time determine.

         Classification of the Board of Directors. Georgia law allows that the directors of a company may be classified into three classes, with the effect that directors are elected and serve for staggered terms. The INBRAND Articles provide for a classified board which is to consist of three classes. The three classes are as nearly equal in size as possible and each director is elected for a three year term. The Tyco Board is not classified, and the Tyco Bye-Laws do not contemplate a classified board. Under Bermuda law, the election of directors of a company may be regulated by its bye-laws or otherwise determined by the company in general meeting. The Tyco Bye-laws do not prescribe any particular term of office for a director, except one appointed to fill a casual vacancy.

         Removal of Directors; Vacancies on the Board of Directors. Pursuant to Georgia law and subject to the provisions of the immediately preceding paragraph, a director may be removed from office with or without cause by the holders of a majority of votes entitled to vote generally in the election of directors, and with cause by a vote of the majority of directors then in office, unless otherwise specified in the articles of incorporation or by bylaws. The INBRAND Articles provide that a director may only be removed for cause. The INBRAND Articles define cause as (i) final conviction of a felony; (ii) declaration of unsound mind by a court; (iii) adjudication of bankruptcy; or (iv) conduct prejudicial to the interest of INBRAND. Any removal of a director for cause requires adherence to certain due process requirements. Under Georgia law and the INBRAND Articles and INBRAND Bylaws, vacancies on the board of directors and newly created directorships resulting from any increase in the authorized number of directors are filled by the remaining directors.

         Bermuda law provides that, subject to its bye-laws, the shareholders of a company may, at a special general meeting called for the purpose, remove a director, subject to statutory due process requirements. The Tyco Bye-Laws provide that any director may at any time be removed from office as a director either by resolution of the Tyco shareholders to that effect or upon a written resolution signed by all the other directors of Tyco. The remaining Tyco directors have the power to appoint any qualified person to fill a casual vacancy in the Tyco Board who shall hold office until the next following annual general meeting, and the existing directors may act notwithstanding any vacancy in the board of directors.

         Exculpation of Directors. Georgia law permits a company to eliminate or limit the personal liability of a director to the company and its shareholders for monetary damages for breaches of fiduciary duty, except where such
exculpation  is  expressly  prohibited.   The  circumstances  under  which  such
exculpation is prohibited include breaches of a director's duty of loyalty, actions undertaken not in good faith or involving intentional misconduct or knowing violations of law, certain actions relating to unauthorized distributions and transactions from which the director derived an improper personal benefit. The INBRAND Articles provide for exculpation for directors.

         Bermuda law permits a company to exempt a director from liability with respect to any negligence, default, breach of duty or breach of trust of which a director may be guilty in relation to the company or any of its subsidiaries except from any liability resulting from fraud or dishonesty. The Tyco Bye-Laws provide for such exculpation for directors except in relation to the director's own willful negligence, willful default, fraud or dishonesty.

         Indemnification of Directors, Officers and Others. Georgia law permits indemnification of directors and officers for expenses incurred by them by reason of their position with the company, if the director or officer has acted in good faith and, in the case of conduct with respect to his official capacity, with the reasonable belief that his conduct was in the best interest of the company, and in all other cases, that such conduct was at least not opposed to the best interest of the company. The INBRAND Articles provide for the indemnification of each director of INBRAND and any other person who serves in any other office filled by election or appointment by INBRAND shareholders or the INBRAND Board of Directors against all expenses, including any judgments, amounts reasonably paid in settlement and reasonably incurred professional fees and other disbursements incurred in connection with each suit or proceeding in which such person is involved as a result of serving or having served in such office or at INBRAND's request as a director, officer, employee or other agent of any other organization. No indemnification is available with respect to any matter as to which there shall have been an adjudication that the person seeking indemnification did not act in accordance with the applicable standard of care required. Georgia law provides that a corporation may not indemnify a director in an action brought by or in the right of a corporation, except for such director's reasonable expenses incurred in connection with a proceeding and only if it is determined that the director has met the relevant standard of conduct.

         Bermuda law permits a company to indemnify its officers and employees with respect to any loss arising or liability attaching to such persons by virtue of any rule of law concerning any negligence, default, breach of duty or breach of trust of which the officer or employee may be guilty in relation to the company or any subsidiary thereof; provided, however, that the company shall not indemnify an officer or employee against any liability arising out of any fraud or dishonesty of which such person may be guilty. The Tyco Bye-Laws provide that every director, secretary and other officer of Tyco shall be indemnified by Tyco against all costs, losses and expenses which any such officer may be liable for by reason of any contract entered into, or any act or thing done by such officer in the discharge of such officer's duties, provided that the indemnity contained in the Tyco Bye-Laws shall not extend to any matter which would render such indemnification void under applicable Bermuda law.

         Interested Director Transactions. Georgia law states that a director has a conflicting interest with respect to a transaction effected or proposed by the company (or any entity in which the company has a controlling interest) if (i) whether or not the transaction is brought before the board of directors for action, to the knowledge of the director at the "time of commitment" (as defined in the GBCC) the director or a related person (as defined in the GBCC) is a party to the transaction or has a beneficial financial interest in or is so closely linked to the transaction and of such financial significance to the director or a related person that it would reasonably be expected to exert an influence on the director's judgment if he or she were called upon to vote on the transaction; or (ii) the transaction is brought (or is of such character and significance to the company that it would in the normal course be brought) before the board of directors for action, and to the knowledge of the director at the time of commitment any of the following persons is either a party to the transaction or has a beneficial financial interest so closely linked to the transaction and of such a financial significance to such person that it would reasonably be expected to exert an influence on the director's judgment if he or she were called upon to vote on the transaction: (a) an entity (other than the company) of which the director is a director, general partner, agent or employee; (b) a person that controls one or more of the entities specified in subparagraph (a) above or an entity that is controlled by, or is under common control with, one or more of the entities specified in subparagraph (a) above; or (c) an individual who is a general partner, principal or employer of the director.

         A director's conflicting interest transaction may not be enjoined, set aside, or give rise to an award of damages or other sanctions, in any action by a shareholder or by or in their right of the company, on the ground of an interest in the transaction of such director or any other person with whom such director has a personal, economic or other association, if (i) the transaction receives the affirmative vote of a majority (but not less than two) of the disinterested directors or a committee thereof who voted on the transaction after required disclosure to them to the extent the information is not known by them; (ii) a majority of the votes entitled to be cast by disinterested shareholders were cast in favor of the transaction after (a) notice to the shareholders describing the conflicting interest transaction, (b) disclosure by such director, prior to the shareholder's vote, to the Secretary of the corporation of the number, and the identity of the persons holding or controlling the vote, of all shares that, to the knowledge of the director, are beneficially owned (or the voting of which is controlled) by such director or by a related person of the director, or both, and (c) required disclosure to the shareholders who voted on the transaction to the extent the required information was not known by them; or (iii) the transaction, judged in the circumstances at the time of commitment, is established to have been fair to the corporation. The provisions of the GBCC that are applicable to directors also apply to officers.

         The INBRAND Bylaws provide that transactions with directors or entities controlled by directors may be void or voidable. Interested directors may be counted in determining the presence of a quorum at a meeting of the INBRAND board of directors or any committee of the board that authorizes any such transaction.

         Under the Tyco Bye-Laws, no director is disqualified from contracting with Tyco and no contract will be avoided by reason of such director holding that office or of the fiduciary relationship thereby established if the requisite disclosure by the interested director is made. A director who to his knowledge is in any way, whether directly or indirectly, interested in a contract or arrangement with Tyco shall declare the nature of his interest at the meeting of the directors at which the question of entering into the contract or arrangement is first taken into consideration, if he knows his interest then exists, or in any other case at the first meeting of the directors after he knows that he is or has become so interested. Subject to certain exceptions, an interested director shall not be counted towards a quorum, nor vote, with respect to the board of directors' authorization of such contract. Failure to make a declaration of interest constitutes a breach of duty of a director under Bermuda law.

         Amendments to Constitutional Documents. Under Georgia law, certain amendments to a company's articles of organization relating to certain changes in the corporate name, deleting the names of the incorporators and a limited number of other matters can be done by the board of directors without a vote of shareholders. Amendments relating to other matters require a vote of at least a majority of each class outstanding and entitled to vote thereon or, if the articles of organization so provide, a greater of the outstanding shares of each class. Under Georgia law, the articles of organization or by-laws may provide that all outstanding classes of stock shall vote as a single class, but the separate vote of any class of stock the rights of which would be adversely affected by the amendment is also required. The INBRAND Bylaws provide that the affirmative vote of 75% of the outstanding voting stock of INBRAND (excluding the holdings of any Interested Shareholder) is required to amend the INBRAND Bylaw provisions adopting the Business Combination Statute and the Fair Price Statute, each of which is described below.

         Bermuda law provides that a company may, with the consent of the Minister of Finance, by resolution passed at a general meeting of members of which due notice has been given, alter the provisions of its memorandum of association. Holders of at least 20% of any class of the company's share capital may apply to the Bermuda Supreme Court to annul an alteration and, if such application is made, the alteration shall not have effect except insofar as it is confirmed by the Court. In addition, under Bermuda law a company may alter the conditions of its memorandum of association, if so authorized by a general meeting and by its bye-laws, so as to increase its share capital, divide its shares into several classes, consolidate and divide its share capital into shares of a larger par value, sub-divide its shares into shares of a smaller par value, change the currency denomination of its share capital and cancel any shares which have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount so canceled. The Tyco Bye-Laws include such authority (except as to changing the currency denomination of its share capital).

         Bermuda law also permits a company or any of its subsidiaries to purchase shares in the company. In the case of purchase by the company itself, purchases may only be made if the company is so authorized by its memorandum of association or bye-laws and if its issued share capital is not thereby reduced below the minimum capital specified in its memorandum. The Tyco Bye-Laws contain such authority in respect of such amount of share capital as is authorized by the shareholders in general meeting from time to time. The Tyco Bye-Laws provide that the rights attached to any class of shares (unless otherwise provided by the terms of such class) may be varied either by the consent in writing of the holders of three-fourths of the issued shares of the class or by a resolution passed at a separate meeting of the holders of such class of shares by the holders of three-fourths of the shares of such class voting at such separate meeting. The rules of a Tyco general shareholder meeting shall apply, mutatis mutandis, to such separate meeting, except that (i) the quorum required at such separate meeting shall be three or more persons holding or representing by proxy not less than one-third of the issued shares of the class, except that at any adjourned meeting, two holders of the shares of the class present in person or by proxy (whatever the number of shares held by them) shall constitute a quorum;
(ii) every holder of shares of the class shall be entitled on a poll to one vote for every share of such class held; and (iii) any holder of shares of the class present in person or by proxy may demand a poll. Pursuant to Bermuda law, holders of at least 10% of the class of shares may apply to the Bermuda Supreme Court to cancel a variation otherwise approved by the requisite vote. Upon such application, the variation shall not have effect unless and until it is confirmed by the Court.

         Under Georgia law, the power to make, amend or repeal bylaws lies with the board of directors and shareholders. Pursuant to Bermuda law and the Tyco Bye-Laws, the Tyco Board may amend the Tyco By-Laws, provided that no such amendment will be operative unless and until it is confirmed by the Tyco shareholders at a general meeting of the Tyco shareholders.

         Sale, Lease or Exchange of Assets and Mergers. Georgia law provides that a vote of a majority of the shares of each class of stock outstanding and entitled to vote thereon is required to authorize the sale, lease or exchange of all or substantially all of a company's property and assets or a merger or consolidation of the company into any other company, except that the articles of organization may provide that the vote of a greater proportion is required. Under Georgia law, a merger or consolidation also requires the separate vote of any class of stock, the rights of which would be adversely affected by the transaction.

         Under Bermuda law, there is no requirement for a company's shareholders to approve a sale, lease or exchange of any of its property and assets. Under Bermuda law, a company may enter into a compromise or arrangement in connection with a scheme for the reconstruction of the company on terms which include, among other things, the transfer of all or part of the undertaking or assets of the company to another company. Any such compromise or arrangement requires the approval of a majority in number representing three-fourths in value of each class of shareholders of the company and the sanction of the Bermuda Supreme Court.

         Pursuant to Bermuda law, unless the company's bye-laws provide otherwise, an amalgamation requires the approval of the holders of at least three-fourths of those voting at a meeting of shareholders at which a requisite quorum is present. For purposes of approval of an amalgamation, all shares, whether or not otherwise entitled to vote, carry the right to vote. A separate vote of a class of shares is required if the rights of such class would be altered by virtue of the amalgamation.

         Provisions Concerning Certain Business Combinations. Georgia law contains certain restrictions with respect to transactions with "Interested Shareholders." These laws do not apply to a Georgia company unless it has affirmatively elected in its bylaws to be governed by them. INBRAND has elected to be covered by these laws. These provisions require certain super-majority votes for transactions with any "Interested Shareholders" (generally defined as any person, other than the company or any subsidiary, beneficially owning at least 10% of the voting stock of the company). Repeal or amendment of such a bylaw must be approved by at least two-thirds of the directors who are not affiliates of the Interested Shareholder and by a majority of the votes entitled to be cast by the holders of shares not beneficially owned by the Interested Shareholder.

         The GBCC generally prohibits Georgia companies from entering into certain Business Combination transactions with any Interested Shareholder for a period of five years following the time such shareholder becomes an Interested Shareholder unless: (ix) prior to such time, the company's board of directors approves the business combination or the transaction resulting in the shareholder becoming an interested shareholder; (x) the interested shareholder acquires 90% or more of the outstanding voting stock of the company (excluding "affiliated shares" held by affiliates, subsidiaries or benefit plans) as part of the transaction in which it becomes an Interested Shareholder; or (xi) subsequent to becoming an Interested Shareholder, such shareholder acquires 90% or more of the outstanding voting stock of the company (excluding affiliated shares) and a majority of the remaining outstanding voting stock (excluding affiliated shares) approve the business combination.

         The GBCC contains fair price provisions that will apply to any company electing to be governed by such provisions. Under the fair price provisions, the GBCC requires any business combination (i) to be unanimously approved by the continuing directors, as long as the continuing directors constitute three members of the board of directors at the time of the approval, or (ii) to be recommended by at least two-thirds of the continuing directors and approved by a majority of the votes entitled to be cast.

         Such a vote is not required for a business combination under certain conditions. First, the aggregate value of cash and non-cash consideration to be received by shareholders per share must be equal to the highest of the following: (i) the fair market value (as defined in the GBCC) per share; (ii) the highest price paid per share by an Interested Stockholder prior to the business combination in question; or (iii) if non-common shares are involved, the highest preferential amount to which holders are entitled. Second, the consideration for the business combination must be in cash (or in the same form as the Interested Shareholder previously paid for shares of the same class). Third, after an Interested Shareholder became an Interested Shareholder, but prior to the consummation of the business combination, unless approved by a majority of the continuing directors, there shall have been: (i) no failure to pay dividends; (ii) no reduction in the rate of dividends paid; (iii) no increase in the annual rate of dividends to reflect a reclassification and (iv) no increase in the percentage ownership of the Interested Shareholder by more than one percent in a twelve-month period. Finally, the Interested Shareholder must not have received a benefit of financial assistance or tax credits in connection with the business combination. INBRAND, through its bylaws, explicitly elects to be governed by such provisions.

         Pursuant to Tyco Bye-Law 104(1)(A), if any person, whether as a result of one transaction or a series of transactions, would be obligated to make an offer to the Tyco security holders pursuant to the Rules of the City Code on Take-overs and Mergers of the United Kingdom of Great Britain and Northern Ireland (the "City Code"), the Tyco Board may require such person to make such an offer as if the City Code applied to Tyco. The City Code provides that when any person (and persons acting in concert with such person) acquires shares which carry 30% or more of the voting rights of a company, such person must make an offer for all shares of any class of equity share capital (whether voting or non-voting) and also any voting non-equity share capital in which any such person or persons hold shares. The offer must be for cash or offer a cash alternative, in each case at not less than the highest price paid (in cash or otherwise) for shares of the same class by the offeror, or anyone acting in concert with the offeror, during the offer period and within the 12 months prior to commencement of the offer.

         Bye-Law 104(3) further provides that where any person is interested, whether as a result of a series of transactions over a period of time or not, in 30% or more of the outstanding shares, the Tyco Board of Directors may serve a notice requiring that person to make an offer for all of the outstanding securities of Tyco if the Tyco Board of Directors determines that an offer pursuant to Bye-Law 104(1)(A) of the Tyco Bye-Laws is not expedient or if a person required to make such an offer fails to do so. Such offer must be made within 30 days of the demand on terms that payment in full therefor will be made within 21 days of such offer becoming unconditional in all respects. If the Tyco Board of Directors serves a notice under this provision, the Tyco Board of Directors may also require that the offeror offer to purchase securities of Tyco convertible into voting or non-voting shares of Tyco on terms considered "fair and reasonable" by the Tyco Board of Directors in its sole discretion. Unless the Tyco Board of Directors otherwise agrees, such an offer must be for cash or must offer a cash alternative at not less than the highest price paid by the offeror or any person acting in concert with it for shares of such class within the preceding 12 months or, if unavailable or inappropriate, at a price fixed by the directors. Any such offer must remain open for at least 14 days after the date on which it becomes unconditional as to acceptances.

         Bye-Law 104(1)(B) provides that when any person has acquired, is in the process of acquiring, or appears to the Tyco Board of Directors likely to acquire an interest in the capital stock of Tyco in circumstances in which such person would be subject to the Rules Governing Substantial Acquisitions of Shares ("SARs"), the Tyco Board of Directors may give notice requiring such person to comply with the SARs, and if such person fails to comply, give further notice requiring such person to dispose or to procure the disposal by any person with whom such person has acted in concert of any interest in shares acquired within 28 days of the date of such notice. The SARs provide that a person may not, in any period of seven days, acquire shares representing 10% or more of the voting rights in a company if such shares, aggregated with shares already held by the purchaser, would carry 15% or more but less than 30% of the voting rights of such company. The SARs do not apply to an acquisition from a single shareholder if such acquisition is the only acquisition within a seven-day period. The SARs also do not apply to a person who acquires 30% or more of the voting rights in a company.

         Under the Tyco Bye-Laws, any person who acquires an interest in three per cent or more of the issued share capital of any class of Tyco is required to notify the company of that interest and, on any change in that person's interest amounting to one per cent or more of the issued capital of any class, of such change. Any such notification must be made within two days (Saturdays and Sundays excluded) after the relevant event. In determining the percentage interest of any person for these purposes, interests of persons acting in concert for the purposes of Bye-Law 104 may be aggregated. Neither Georgia law nor the INBRAND Bylaws include any corresponding requirement.

         Required Purchase and Sale of Shares. Pursuant to Bermuda law, where the transfer of shares or any class of shares in a company (the "transferor company") to another company (the "transferee company") has, within four months after the making of the offer, been approved by the holders of not less than 90% in value of the shares or class of shares for which the offer was made, subject to the satisfaction of certain conditions, the transferee company may, within two months after the expiration of the four month period, give notice to any dissenting shareholder that it desires to acquire his or her shares, and then such transferee company shall be entitled and bound to acquire such shares on the terms on which shareholders that approved such scheme or contract transferred their shares, unless the Bermuda Supreme Court orders otherwise upon application by the dissenting shareholder. "Dissenting shareholder" includes a shareholder that has not assented to a scheme or contract and any shareholder that has failed or refused to transfer shares to the transferee company.

         Within one month of the transfer of 90% in value of the transferor company's shares or class of shares to the transferee company, or to its nominee or subsidiary, the transferee company shall notify the holders of the remaining shares of such transfer. Within three months of the giving of notice, any such remaining holder of shares may require the transferee company to acquire his shares, and the transferee company shall be required to acquire such shares on the same terms as provided for in the scheme or contract or upon such terms as may be agreed or upon such terms as the Bermuda Supreme Court may determine upon application of the transferee company or the shareholder.

         Short Form Merger. Under Georgia law, where 90% of the outstanding shares of each class of stock of a company is owned by another company, the parent company may merge such other company into itself by vote of the parent company's directors only. In certain circumstances, appraisal rights may be available to shareholders of the merged company.

         Bermuda law provides for short form mergers between companies and their wholly-owned subsidiaries. Under Bermuda law, a holder or holders of not less than 95% of the shares of any class of shares in a Bermuda company may give notice to the remaining shareholders or class of shareholders of the intention to acquire their shares on the terms set out in the notice. Bermuda law provides that when such notice is given, the acquiring holder or holders shall be entitled and bound to acquire the shares of the remaining shareholders on the terms set out in the notice unless the remaining shareholders exercise statutory appraisal rights. Bermuda law additionally provides a right of appraisal in respect of the situation in which a holder of not less than 95% of the shares of any class of shares in the company proposes to acquire the remaining shares.

         Appraisal Rights. Georgia law grants shareholders the right to dissent and receive payment of the fair value of their shares in the event of: (i) amendments to the articles of incorporation materially and adversely affecting their rights or interests as shareholders; (ii) sales of all or substantially all of the company's assets (unless the sale is pursuant to a court order and the proceeds are distributed to the shareholders within one year after the sale); or (iii) mergers or share exchanges on which the shareholders are entitled to vote. This right is not available when the affected shares are listed on a national securities exchange (as defined under Georgia law) or held of record by more than 2,000 shareholders, unless (i) the articles of incorporation or a resolution of the board of directors approving the transaction provides otherwise or (ii) in a plan of merger or share exchange, the holders of such shares are required to accept anything other than shares of the surviving company or another publicly-held company listed on a national securities exchange or held of record by more than 2,000 shareholders (except for cash in lieu of fractional shares).

         Under Bermuda law, a properly dissenting shareholder who did not vote in favor of an amalgamation and who is not satisfied that he has been offered fair value for his shares is entitled to receive the appraised value of his shares.

         Shareholder Rights Plan. INBRAND does not have a shareholder rights plan. In 1996, Tyco adopted a Shareholders Rights Plan (the "Tyco Shareholder Rights Plan"). The Tyco Shareholders Rights Plan provides that unless certain actions are taken by the Tyco Board, upon the Distribution Date (as defined) each Right (as defined), other than those Rights owned by an Acquiring Person (as defined) will become exercisable. Each Right entitles its holder, among other things, to purchase Tyco Common Shares from Tyco at a 50% discount from the market price of Tyco Common Shares on the Distribution Date.

                                  OTHER MATTERS

         It is not expected that any matters other than those described in this Proxy Statement/Prospectus will be brought before the Special Meeting. If any other matters are presented, however, it is the intention of the persons named in the INBRAND proxy to vote the proxy in accordance with the discretion of the persons named in such proxy.

                                  LEGAL MATTERS

         The validity of the Tyco Common Shares to be issued to INBRAND shareholders pursuant to the Merger will be passed upon by Appleby, Spurling & Kempe, Hamilton, Bermuda, special counsel to Tyco. Certain other legal matters in connection with the Merger will be passed upon for Tyco by Kramer, Levin, Naftalis & Frankel, New York, New York, and by Appleby, Spurling & Kempe. Joshua
M. Berman, a director and vice president of Tyco, is counsel to Kramer, Levin, Naftalis & Frankel and owns 36,000 Tyco Common Shares. Certain legal matters in connection with the Merger will be passed upon for INBRAND by Miller & Martin, Chattanooga, Tennessee.

                                     EXPERTS

         The supplemental consolidated financial statements of Tyco as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996 included in Tyco's Current Report on Form 8-K and incorporated by reference in this prospectus give retroactive effect to the merger between ADT Limited and Tyco International Ltd. (now Tyco International (US) Inc.) and have been examined by Coopers & Lybrand. The consolidated financial statements of ADT Limited as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996 (not separately presented, but incorporated herein) have been audited by Coopers & Lybrand. The consolidated financial statements of Tyco International Ltd (now Tyco International (US) Inc.) as of December 31, 1996 and June 30, 1995 and for the years ended December 31, 1996, June 30, 1995 and June 30, 1994 (not separately presented or incorporated herein) have been audited by Coopers & Lybrand L.L.P. Such reports are incorporated by reference herein in reliance on the authority of said firms as experts in accounting and auditing.

         The consolidated financial statements incorporated in this Proxy Statement/Prospectus by reference to the Annual Report on Form 10-K of INBRAND for the year ended June 29, 1996, have been so incorporated in reliance on the report of Joseph Decosimo and Company, LLP, certified independent public accountants, given on the authority of said firm as experts in auditing and accounting.

                              SHAREHOLDER PROPOSALS

         Any INBRAND shareholder who wishes to submit a proposal for presentation to INBRAND's 1997 Annual Meeting of Shareholders (if the Merger has not been consummated prior to the date such meeting is to be held) must submit the proposal to INBRAND, ___________________________, Attention: James R. Johnson. Such proposal must be received not later than __________, 1997 for inclusion, if appropriate, in INBRAND's proxy statement and form of proxy relating to its 1997 Annual Meeting.

                         WHERE TO FIND MORE INFORMATION

         Tyco and INBRAND file annual, quarterly and special reports, proxy statements and other information with the Commission. You may read and copy any reports, statements or other information filed by Tyco and INBRAND at the Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. The Commission's filings of Tyco and INBRAND are also available to the public from commercial document retrieval services and at the web site maintained by the Commission at "http://www.sec.gov."

         Tyco filed a Registration Statement on Form S-4 to register with the Commission the Tyco Common Shares to be issued to INBRAND shareholders in the Merger. This Proxy Statement/Prospectus is a part of that Registration

Statement and constitutes a prospectus of Tyco in addition to being a proxy statement of INBRAND. As allowed by Commission rules, this Proxy Statement/Prospectus does not contain all the information you can find in the Registration Statement or the exhibits to the Registration Statement.

         The Commission allows Tyco and INBRAND to "incorporate by reference" information into this Proxy Statement/Prospectus, which means that they can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is deemed to be part of this Proxy Statement/Prospectus, except for any information superseded by information in this Proxy Statement/Prospectus. This Proxy Statement/Prospectus incorporates by reference the documents set forth below that Tyco and INBRAND have previously filed with the Commission. These documents contain important information about Tyco and INBRAND and their finances.

TYCO COMMISSION FILINGS                      PERIOD
(FILE NO. 0-16979)

Annual Report on Form 10-K                   Year Ended December 31, 1996
Quarterly Reports on Form 10-Q               Quarter ended March 31, 1997
Current Reports on Form 8-K                  Filed on March 25, 1997,
                                             and July 10, 1997
The description of ADT Common Shares         Filed August 8, 1991
  set forth in the Registration Statement
  on Form 8-A
Amendment No. 2 to Form 8-A                  Filed July 2, 1997


OLD TYCO COMMISSION                          PERIOD
FILINGS (FILE NO. 1-5482)

Annual Report on Form 10-K                   Year Ended June 30, 1996
Quarterly Reports on Form 10-Q               Quarter ended March 31, 1997
                                             Filed on March 25, 1997,
                                             Quarters ended September
                                             30,  1996,  December 31,
                                             1996 and March 31, 1997
Current Reports on Form 8-K                  Filed  on  October   29,
                                             1996,   March  4,  1997,
                                             March 25, 1997 and March
                                             28, 1997


INBRAND COMMISSION FILINGS                   PERIOD
(FILE NO. 0-22144)

Annual Report on Form 10-K                   Fiscal Year Ended June 29, 1996
Quarterly Reports on Form 10-Q               Quarters Ended September 28, 1996,
                                             December 28, 1996 and March 29,
                                             1997
Amended Annual Report on Form 10-K           Filed  December 9, 1996
Current Report on Form 8-K                   Filed on May 16, 1997

         Tyco and INBRAND are also incorporating by reference additional documents that they file with the Commission between the date of this Proxy Statement/Prospectus and the date of the Special Meeting.

         Tyco  has  supplied  all  information   contained  or  incorporated  by
reference in this Proxy Statement/Prospectus relating to Tyco, and INBRAND has supplied all such information relating to INBRAND.

         If you are a shareholder, Tyco and INBRAND may have sent you some of the documents incorporated by reference, but you can obtain any of them through Tyco, INBRAND or the Commission. Documents incorporated by reference are available from Tyco and INBRAND without charge. Exhibits to the documents will not be sent, however, unless those exhibits have specifically been incorporated by reference as exhibits in this Proxy Statement/Prospectus. Shareholders may obtain documents incorporated by reference in this Proxy Statement/Prospectus by requesting them in writing or by telephone from the appropriate party at the following address:

         Tyco International Ltd.               INBRAND Corporation
         Cedar House                           1169 Canton Road
         41 Cedar Avenue                       Marietta, Georgia 30066
         Hamilton HM12, Bermuda                USA
         (441) 295-2244                        (770) 422-3036

         If you would like to request documents from Tyco or INBRAND, please do so by ____________, 1997 to receive them before the Special Meeting.

         YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS TO VOTE ON THE MERGER. NEITHER TYCO NOR INBRAND HAS AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS. THIS PROXY STATEMENT/PROSPECTUS IS DATED _______ __, 1997. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THE PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN SUCH DATE, AND NEITHER THE MAILING OF THIS PROXY STATEMENT/PROSPECTUS TO SHAREHOLDERS NOR THE ISSUANCE OF TYCO COMMON SHARES IN THE MERGER SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

                                                LIST OF DEFINED TERMS


Defined Term                                                          Page No.
------------                                                          --------

5% Shareholder.......................................................    19

Acquiror Case........................................................    16

Acquisition Proposals................................................    27

ADT..................................................................     6

ADT Merger...........................................................    13

Antitrust Division...................................................    21

Base Case............................................................    16

Carlisle.............................................................    37

Celatose.............................................................    45

Certificate of Merger................................................    11

City Code............................................................    57

Closing Price........................................................    24

Code.................................................................    19

Commission...........................................................     6

Composite Index......................................................    15

Conservative Case....................................................    16

Convertible Preference Shares........................................    49

DCF..................................................................    16

EarthTech............................................................    41

EBITDA...............................................................    16

Effective Time.......................................................    11

EPS..................................................................    15

Exchangeable Preference Shares.......................................    49

Exchange Act.........................................................    22

Exchange Agent.......................................................    24

Exchange Ratio.......................................................    12

Fee..................................................................    23

First Preference Shares..............................................    49

FTC..................................................................    21

GBCC.................................................................    23

Grinnell.............................................................    39

HSR Act..............................................................    21

INBRAND..............................................................     4

INBRAND Articles.....................................................    51

INBRAND Bylaws.......................................................    51

INBRAND Common Stock.................................................    11

INBRAND France.......................................................    45

IRS..................................................................    19

JTH..................................................................    45

Kendall..............................................................     6

Keystone.............................................................    44

LTM..................................................................    15

Material Adverse Effect..............................................    26

Merger...............................................................    10

Merger Agreement.....................................................    10

Merger Consideration.................................................    24

Merger Sub...........................................................    10

Nasdaq/NMS...........................................................    35

NYSE.................................................................    22

Old Tyco.............................................................    10

Old Tyco Stock.......................................................    13

Opposing Proposal....................................................    34

Preference Shares....................................................    49

Publication Time.....................................................    34

Record Date..........................................................    10

Related Transaction..................................................    34

Rule 145.............................................................    29

Sale.................................................................    34

Salomon..............................................................    13

SARs.................................................................    58

S&P 500 Index........................................................    15

Selected Public Companies............................................    16

Securities Act.......................................................    22

Shareholder..........................................................    33

Shareholder Agreements...............................................    33

Special Meeting......................................................     4

Stock Option.........................................................    21

Surviving Corporation................................................    23

Terminating Breach...................................................    32

TIN..................................................................    20

Tyco.................................................................    23

ADT Merger...........................................................    13

Tyco Bye-laws........................................................    49

Tyco Common Shares...................................................    11

Tyco Memorandum......................................................    49

Tyco Stock...........................................................    35

United States Holder.................................................    20

WACCs................................................................    16

                                                                         ANNEX A



                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                            TYCO INTERNATIONAL LTD.,

                              T5 ACQUISITION CORP.

                                       and

                               INBRAND CORPORATION




                            Dated as of May 12, 1997

                                TABLE OF CONTENTS

                                    ARTICLE I

                                   THE MERGER

SECTION 1.01.  The Merger.................................................  A-1
SECTION 1.02.  Effective Time.  ..........................................  A-2
SECTION 1.03.  Effect of the Merger.......................................  A-2
SECTION 1.04.  Articles of Incorporation; By-Laws.........................  A-2
SECTION 1.05.  Directors and Officers.....................................  A-2
SECTION 1.06.  Effect on Capital Stock....................................  A-2
SECTION 1.07.  Exchange of Certificates...................................  A-4
SECTION 1.08.  Stock Transfer Books.......................................  A-5
SECTION 1.09.  No Further Ownership Rights in Company Common Stock........  A-5
SECTION 1.10.  Lost, Stolen or Destroyed Certificates.....................  A-5
SECTION 1.11.  Tax and Accounting Consequences............................  A-5
SECTION 1.12.  Taking of Necessary Action; Further Action.................  A-5
SECTION 1.13.  Material Adverse Effect....................................  A-5
SECTION 1.14.  Termination of ADT Merger..................................  A-5

                                ARTICLE II

               REPRESENTATIONS AND WARRANTIES OF THE COMPANY

SECTION 2.01.  Organization and Qualification; Subsidiaries...............   A-6
SECTION 2.02.  Articles of Incorporation and By-Laws......................   A-6
SECTION 2.03.  Capitalization.............................................   A-6
SECTION 2.04.  Authority Relative to this Agreement.......................   A-7
SECTION 2.05.  No Conflict; Required Filings and Consents.................   A-7
SECTION 2.06.  Compliance; Permits........................................   A-8
SECTION 2.07.  SEC Filings; Financial Statements..........................   A-8
SECTION 2.08.  Absence of Certain Changes or Events.......................   A-9
SECTION 2.09.  No Undisclosed Liabilities.................................   A-9
SECTION 2.10.  Absence of Litigation......................................   A-9
SECTION 2.11.  Employee Benefit Plans; Employment Agreements..............   A-9
SECTION 2.12.  Labor Matters..............................................  A-11
SECTION 2.13.  Registration Statement; Proxy Statement/Prospectus.........  A-11
SECTION 2.14.  Restrictions on Business Activities........................  A-12
SECTION 2.15.  Title to Property..........................................  A-12
SECTION 2.16.  Taxes......................................................  A-12
SECTION 2.17.  Environmental Matters......................................  A-13
SECTION 2.18.  Brokers....................................................  A-14
SECTION 2.19.  Full Disclosure............................................  A-14
SECTION 2.20.  Intellectual Property......................................  A-14
SECTION 2.21.  Interested Party Transactions..............................  A-15
SECTION 2.22.  Insurance..................................................  A-15
SECTION 2.23.  Product Liability and Recalls  ............................  A-15
SECTION 2.24   Inventory..................................................  A-15
SECTION 2.25.  Opinion of Financial Advisor...............................  A-15
SECTION 2.26.  Pooling Matters............................................  A-15

                                   ARTICLE III

             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

SECTION 3.01.   Organization and Qualification; Subsidiaries..............  A-16
SECTION 3.02.   Articles of Organization and By-Laws......................  A-16
SECTION 3.03.   Capitalization............................................  A-16
SECTION 3.04.   Authority Relative to this Agreement......................  A-17
SECTION 3.05.   No Conflict; Required Filings and Consents................  A-17
SECTION 3.06.   Compliance; Permits.......................................  A-18
SECTION 3.07.   SEC Filings; Financial Statements.........................  A-18
SECTION 3.08.   Absence of Certain Changes or Events......................  A-19
SECTION 3.09.   No Undisclosed Liabilities................................  A-19
SECTION 3.10.   Absence of Litigation.....................................  A-19
SECTION 3.11.   Employee Benefit Plans; Employment Agreements.............  A-19
SECTION 3.12.   Labor Matters.............................................  A-21
SECTION 3.13.   Registration Statement; Proxy Statement/Prospectus........  A-21
SECTION 3.14.   Restrictions on Business Activities.......................  A-22
SECTION 3.15.   Title to Property.........................................  A-22
SECTION 3.16.   Taxes.....................................................  A-22
SECTION 3.17.   Environmental Matters.....................................  A-23
SECTION 3.18.   Brokers...................................................  A-23
SECTION 3.19.   Full Disclosure...........................................  A-23
SECTION 3.20.   Intellectual Property.....................................  A-23
SECTION 3.21.   Interested Party Transactions.............................  A-24
SECTION 3.22.   Insurance.................................................  A-24
SECTION 3.23.   Product Liability and Recalls.............................  A-24
SECTION 3.24.   Inventory.................................................  A-24
SECTION 3.25.   Ownership of Merger Sub; No Prior Activities..............  A-25
SECTION 3.26.   Pooling Matters...........................................  A-25


                                 ARTICLE IV

                   CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 4.01.   Conduct of Business by the Company Pending the Merger.....  A-25
SECTION 4.02.   No Solicitation...........................................  A-27
SECTION 4.03.   Conduct of Business by Parent Pending the Merger..........  A-27

                                  ARTICLE V

                            ADDITIONAL AGREEMENTS

SECTION 5.01.   Proxy Statement/Prospectus; Registration Statement........  A-28
SECTION 5.02.   Company Shareholders Meeting..............................  A-28
SECTION 5.03.   Access to Information; Confidentiality....................  A-28
SECTION 5.04.   Consents; Approvals.......................................  A-29
SECTION 5.05.   Agreements with Respect to Affiliates.....................  A-29
SECTION 5.06.   Indemnification and Insurance.............................  A-29
SECTION 5.07.   Notification of Certain Matters...........................  A-30
SECTION 5.08.   Further Action/Tax Treatment..............................  A-30
SECTION 5.09.   Public Announcements......................................  A-30
SECTION 5.10.   Listing of Parent Shares..................................  A-31

SECTION 5.11.   Conveyance Taxes..........................................  A-31
SECTION 5.12.   Accountant's Letters......................................  A-31
SECTION 5.13.   Pooling Accounting Treatment..............................  A-31

                                 ARTICLE VI

                          CONDITIONS TO THE MERGER

SECTION 6.01.   Conditions to Obligation of Each Party to Effect
                     the Merger...........................................  A-31
SECTION 6.02.   Additional Conditions to Obligations of Parent
                              and Merger Sub..............................  A-32
SECTION 6.03.   Additional Conditions to Obligation of the Company........  A-33

                                 ARTICLE VII

                                 TERMINATION

SECTION 7.01.   Termination...............................................  A-33
SECTION 7.02.   Effect of Termination.....................................  A-35
SECTION 7.03.   Fees and Expenses.........................................  A-35

                                ARTICLE VIII

                             GENERAL PROVISIONS

SECTION 8.01.   Effectiveness of Representations, Warranties and
                         Agreements; Knowledge, Etc.......................  A-36
SECTION 8.02.   Notices...................................................  A-36
SECTION 8.03.   Certain Definitions.......................................  A-37
SECTION 8.04.   Amendment.................................................  A-37
SECTION 8.05.   Waiver....................................................  A-38
SECTION 8.06.   Headings..................................................  A-38
SECTION 8.07.   Severability..............................................  A-38
SECTION 8.08.   Entire Agreement..........................................  A-38
SECTION 8.09.   Assignment; Merger Sub....................................  A-38
SECTION 8.10.   Parties in Interest.......................................  A-38
SECTION 8.11.   Failure or Indulgence Not Waiver; Remedies Cumulative.....  A-38
SECTION 8.12.   Governing Law; Jurisdiction...............................  A-38
SECTION 8.13.   Counterparts..............................................  A-38
SECTION 8.14.   WAIVER OF JURY TRIAL......................................  A-39

                          AGREEMENT AND PLAN OF MERGER


         AGREEMENT  AND  PLAN  OF  MERGER,  dated  as  of  May  12,  1997  (this
"Agreement"), among TYCO INTERNATIONAL LTD., a Massachusetts corporation ("Parent"), T5 ACQUISITION CORP., a Georgia corporation and a direct, wholly-owned subsidiary of Parent ("Merger Sub"), and INBRAND CORPORATION, a Georgia corporation (the "Company").

                              W I T N E S S E T H:
                              --------------------

         WHEREAS, the Boards of Directors of Parent, Merger Sub and the Company have each determined that it is advisable and in the best interests of their respective shareholders for Parent to cause Merger Sub to merge with and into the Company upon the terms and subject to the conditions set forth herein;

         WHEREAS, in furtherance of such combination, the Boards of Directors of Parent, Merger Sub and the Company have each approved the merger (the "Merger") of Merger Sub with and into the Company in accordance with the applicable provisions of the Georgia Business Corporation Code (the "GBCC"), and upon the terms and subject to the conditions set forth herein;

         WHEREAS, Parent, Merger Sub and the Company intend, by approving resolutions authorizing this Agreement, to adopt this Agreement as a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations promulgated thereunder;

         WHEREAS, Parent, Merger Sub and the Company intend that the Merger be accounted for as a pooling-of-interests for financial reporting purposes; and

         WHEREAS, pursuant to the Merger, each outstanding share (a "Share") of the Company's Common Stock, par value $.10 per share (the "Company Common Stock"), shall be converted into the right to receive the Merger Consideration (as defined in Section 1.07(b)), upon the terms and subject to the conditions set forth herein;

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:


                                    ARTICLE I

                                   THE MERGER


         SECTION 1.01. The Merger. (a) Effective Time. At the Effective Time (as defined in Section 1.02 hereof), and subject to and upon the terms and conditions of this Agreement and the GBCC, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

         (b) Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section
7.01 and subject to the  satisfaction  or waiver of the  conditions set forth in
Article VI, the consummation of the Merger will take place as promptly as practicable (and in any event within two business days) after satisfaction or waiver of the conditions set forth in Article VI, at the offices of Kramer, Levin, Naftalis & Frankel, 919 Third Avenue, New York, New York, unless another date, time or place is agreed to in writing by the parties hereto.

         SECTION 1.02. Effective Time. As promptly as practicable after the satisfaction or waiver of the conditions set forth in Article VI, the parties hereto shall cause the Merger to be consummated by filing articles of merger as contemplated by the GBCC (the "Articles of Merger"), together with any required related certificates, with the Secretary of State of the State of Georgia, in such form as required by, and executed in accordance with the relevant provisions of, the GBCC (the time of such filing being the "Effective Time").

         SECTION 1.03. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Articles of Merger and the applicable provisions of the GBCC. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

         SECTION 1.04. Articles of Incorporation; By-Laws. (a) Articles of Incorporation. Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time the Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by the GBCC and such Articles of Incorporation; provided, however, that Article 2 shall be amended and restated in its entirety to provide that the capital stock of the Surviving Corporation shall consist of 100 shares of Common Stock, par value $.01 per share.

         (b) By-Laws. The By-Laws of the Company, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter amended as provided by the GBCC, the Articles of Incorporation of the Surviving Corporation and such By-Laws.

         SECTION 1.05. Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

         SECTION 1.06. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Parent, Merger Sub, the Company or the holders of any of the following securities:

         (a) Conversion of Securities. The Shares issued and outstanding immediately prior to the Effective Time (excluding any Shares to be canceled pursuant to Section 1.06(b)) shall be converted, subject to Section 1.06(f), into the right to receive shares of validly issued, fully paid and nonassessable shares New Tyco Common Stock in the ratio (the "Exchange Ratio") of .43 a share of New Tyco Common Stock for each such issued and outstanding Share. "New Tyco Common Stock" means the common shares of ADT Limited, a Bermuda corporation ("ADT"), par value $.10 per share, outstanding following the merger (the "ADT Merger") of Limited Apache ("Apache"), a Massachusetts corporation and a wholly-owned subsidiary of ADT, with and into Parent, pursuant to the terms of a Merger Agreement, dated March 17, 1997, among ADT, Apache and Parent (the "ADT Merger Agreement"). The ADT Merger Agreement provides, among other things, that
(i) Apache will be merged with Parent, with Parent being the surviving company in such merger, (ii) each share of common stock of Parent, par value $.50 per share ("Parent Common Stock"), will be exchanged in the ADT Merger for one share of New Tyco Common Stock (the ratio of such exchange being referred to as the "ADT/Tyco Exchange Ratio"), (iii) each common share of ADT, par value $.20 per share, outstanding prior to the ADT Merger, as a result of a reverse stock split to occur immediately prior to the ADT Merger, will be exchanged for 0.48133 shares of New Tyco Common Stock (the ratio of such reverse stock split being referred to as the "ADT Reverse Stock Split Ratio"), and (iv) the name of ADT will changed to Tyco International Ltd. (ADT, following consummation of the ADT Merger, being referred to as "New Tyco").

         (b) Cancellation. Each Share held in the treasury of the Company and each Share owned by Parent, Merger Sub or any direct or indirect wholly owned subsidiary of the Company or Parent immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, be canceled and retired without payment of any consideration therefor and cease to exist.

         (c) Assumption of Outstanding Stock Options. Each option outstanding at the Effective Time to purchase shares of Company Common Stock (a "Stock Option") granted under (i) the Inbrand Corporation Stock Incentive Plan (the "Company Stock Option Plan"), or (ii) any other stock plan or agreement of the Company, which by its terms is not extinguished in the Merger, shall be deemed assumed by Parent and deemed to constitute an option to acquire, on the same terms and conditions mutatis mutandis as were applicable under such Stock Option prior to the Effective Time, the number of shares of New Tyco Common Stock as the holder of such Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time (not taking into account whether or not such option was in fact exercisable), at a price per share equal to (x) the aggregate exercise price for Company Common Stock otherwise purchasable pursuant to such Stock Option divided by (y) the number of shares of New Tyco Common Stock deemed purchasable pursuant to such Stock Option; provided, however, that the number of shares of New Tyco Common Stock that may be purchased upon exercise of any such Stock Option shall not include any fractional share and, upon exercise of the Stock Option, a cash payment shall be made for any fractional share based upon the Closing Price (as hereinafter defined) of a share of New Tyco Common Stock on the trading day immediately preceding the date of exercise. "Closing Price" shall mean, on any day, the last reported sale price of one share of New Tyco Common Stock on the New York Stock Exchange ("NYSE").

         As soon as practicable after the Effective Time, Parent shall cause to be delivered to each holder of an outstanding Stock Option an appropriate notice setting forth such holder's rights pursuant thereto, and such Stock Option shall continue in effect on the same terms and conditions.

         Parent shall cause to be taken all corporate action necessary to reserve for issuance a sufficient number of shares of New Tyco Common Stock for delivery upon exercise of Stock Options in accordance with this Section 1.06(c). As soon as practicable after the Effective Time, Parent shall cause the New Tyco Common Stock subject to the Stock Options to be registered under the Securities Act of 1933, as amended and the SEC's rules thereunder (the "Securities Act") pursuant to a registration statement on Form S-8, as the case may be (or any successor or other appropriate forms), and shall use its best efforts to cause the effectiveness of such registration statement or registration statements (and the current status of the prospectus or prospectuses contained therein) to be maintained for so long as the Stock Options remain outstanding.

         (d) Capital Stock of Merger Sub. Each share of common stock, $.01 par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, $0.01 par value, of the Surviving Corporation.

         (e) Adjustments to Exchange Ratio. The Exchange Ratio shall be appropriately adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock), reorganization, recapitalization or other like change with respect to Parent Common Stock occurring after the date hereof and prior to the consummation of the ADT Merger and any such change with respect to the New Tyco Common Stock occurring after the consummation of the ADT Merger and prior to the Effective Time or any change in the ADT/Tyco Exchange Ratio or the ADT Reverse Stock Split Ratio.

         (f) Fractional Shares. No certificates or scrip representing less than one Parent Share shall be issued upon the surrender for exchange of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the "Certificates"). In lieu of any such fractional share, each holder of Shares who would otherwise have been entitled to a fraction of a share of New Tyco Common Stock upon surrender of Certificates for exchange shall be paid upon such surrender cash (without interest) in an amount equal to such fraction multiplied by the closing price per share of New Tyco Common Stock on the NYSE on the date of the Effective Time.

         SECTION 1.07. Exchange of Certificates. (a) Exchange Agent. Parent shall cause to be supplied, to or for such bank or trust company as shall be mutually designated by the Company and Parent (the "Exchange Agent"), in trust for the benefit of the holders of Company Common Stock, for exchange in accordance with this Section 1.07, through the Exchange Agent, certificates evidencing the shares of New Tyco Common Stock issuable pursuant to Section 1.06 in exchange for outstanding Shares.

         (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, Parent will instruct the Exchange Agent to mail to each holder of record of Certificates (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify), and (ii) instructions to effect the surrender of the Certificates in exchange for the certificates evidencing shares of New Tyco Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor (A) certificates evidencing that number of whole shares of New Tyco Common Stock which such holder has the right to receive in accordance with the Exchange Ratio in respect of the Shares formerly evidenced by such Certificate, (B) any dividends or other distributions to which such holder is entitled pursuant to Section 1.07(c), and (C) cash in respect of fractional shares as provided in Section 1.06(f) (the shares of New Tyco Common Stock and cash being, collectively, the "Merger Consideration"), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares which is not registered in the transfer records of the Company as of the Effective Time, shares of New Tyco Common Stock, dividends, distributions, and cash in respect of fractional shares, may be issued and paid in accordance with this Article I to a transferee if the Certificate evidencing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer pursuant to this Section 1.07(b) and by evidence that any applicable stock transfer taxes have been paid. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented Shares of the Company Common Stock will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends and subject to Section 1.06(f), to evidence the ownership of the number of full shares of New Tyco Common Stock, and cash in respect of fractional shares, into which such shares of the Company Common Stock shall have been so converted.

         (c) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to shares of New Tyco Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of New Tyco Common Stock they are entitled to receive until the holder of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of New Tyco Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of New Tyco Common Stock.

         (d) Transfers of Ownership. If any certificate for shares of New Tyco Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to New Tyco or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of New Tyco Common Stock in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of New Tyco or any agent designated by it that such tax has been paid or is not payable.

                  (e) No Liability. Neither Parent, Merger Sub, the Company nor New Tyco shall be liable to any holder of Company Common Stock for any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

         (f) Withholding Rights. New Tyco or the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as New Tyco or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by New Tyco or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by New Tyco or the Exchange Agent.

         SECTION 1.08. Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers of the Company Common Stock thereafter on the records of the Company.

         SECTION 1.09. No Further Ownership Rights in Company Common Stock. The Merger Consideration delivered upon the surrender for exchange of Shares in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Shares, and there shall be no further registration of transfers on the records of the Surviving Corporation of Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

         SECTION 1.10. Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of New Tyco Common Stock as may be required pursuant to Section 1.06; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

         SECTION 1.11. Tax and Accounting Consequences. It is intended by the parties hereto that the Merger shall (i) constitute a reorganization within the meaning of Section 368 of the Code and (ii) subject to applicable accounting standards, qualify for accounting treatment as a pooling of interests. The parties hereto hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368- 3(a) of the United States Treasury Regulations.

         SECTION 1.12. Taking of Necessary Action; Further Action. Each of Parent, Merger Sub and the Company will take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger in accordance with this Agreement as promptly as possible. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub immediately prior to the Effective Time are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

         SECTION 1.13. Material Adverse Effect. When used in connection with the Company or any of its subsidiaries, Parent or any of its subsidiaries or New Tyco or any of its subsidiaries, as the case may be, the term "Material Adverse Effect" means any change, effect or circumstance that, individually or when taken together with all other such changes, effects or circumstances that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, is or is reasonably likely to be materially adverse to the business, assets (including intangible assets), financial condition or results of operations of the Company and its subsidiaries, Parent and its subsidiaries, or New Tyco and its subsidiaries as the case may be, in each case taken as a whole.

         SECTION 1.14 Termination of the ADT Merger. In the event that the ADT Merger Agreement is terminated such that the consummation of the ADT Merger shall cease to be a condition to the consummation of the Merger as provided in
Section 6.01(h), all references in this Agreement to ADT or New other than in the second and third sentences of Section 1.06(a)) shall be deemed references to Parent and all references to New Tyco Common Stock (other than in the second and third sentences of Section 1.06(a)) shall be deemed references to Parent Common Stock.



                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY


         The Company hereby represents and warrants to Parent and Merger Sub that, except as set forth in the written disclosure schedule previously delivered (or, to the extent set forth below, to be delivered) by the Company to Parent (the "Company Disclosure Schedule"):

         SECTION 2.01. Organization and Qualification; Subsidiaries. Each of the Company and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders ("Approvals") necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and Approvals could not reasonably be expected to have a Material Adverse Effect. Each of the Company and its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not reasonably be expected to have a Material Adverse Effect. A true and complete list of all of the Company's subsidiaries, together with the jurisdiction of incorporation of each subsidiary and the percentage of each subsidiary's outstanding capital stock owned by the Company or another subsidiary, is set forth in Section 2.01 of the Company Disclosure Schedule. Except as set forth in Section 2.01 of the Company Disclosure Schedule or the Company SEC Reports (as defined below), the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity, with respect to which interest the Company has invested or is required to invest $100,000 or more, excluding securities in any publicly traded company held for investment by the Company and comprising less than five percent of the outstanding stock of such company.

         SECTION 2.02. Articles of Incorporation and By-Laws. The Company has heretofore furnished to Parent a complete and correct copy of its Articles of Incorporation and By-Laws as most recently restated and subsequently amended to date, and has furnished or made available to Parent the Articles of Incorporation and By-Laws (or equivalent organizational documents) of each of its subsidiaries (the "Subsidiary Documents"). Such Articles of Incorporation, By-Laws and Subsidiary Documents are in full force and effect. Neither the Company nor any of its subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or By-Laws or Subsidiary Documents, except for immaterial violations of the Subsidiary Documents which may exist.

         SECTION 2.03. Capitalization. The authorized capital stock of the Company consists of 49,000,000 shares of Company Common Stock and 1,000,000 shares of Preferred Stock, par value $.01 (the "Company Preferred Stock"). As of May 1, 1997, (i) 11,766,323 shares of Company Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable, and no such shares were held in treasury, (ii) no shares of Company Preferred Stock were outstanding or held in treasury, (iii) no shares of Company Common Stock or Company Preferred Stock were held by subsidiaries of the Company, and (iv) 1,750,000 shares of Company Common Stock were reserved for existing and future grants pursuant to the Company Stock Option Plan. No material change in such capitalization has occurred between May 1, 1997 and the date hereof. Except as set forth in Section 2.01, this Section 2.03 or Section 2.11 or in Section 2.03 or Section 2.11 of the Company Disclosure Schedule or the Company SEC Reports, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to issue or sell any shares of capital stock of, or other equity interests in, the Company or any of its subsidiaries. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable. Except as disclosed in Section 2.03 of the Company Disclosure Schedule or the Company SEC Reports, there are no obligations, contingent or otherwise, of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or the capital stock of any subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such subsidiary or any other entity other than guarantees of bank obligations of subsidiaries entered into in the ordinary course of business. Except as set forth in Sections 2.01 and 2.03 of the Company Disclosure Schedule, all of the outstanding shares of capital stock (other than directors' qualifying shares) of each of the Company's subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and all such shares (other than directors' qualifying shares and a de minimis number of shares owned by employees of such subsidiaries) are owned by the Company or another subsidiary free and clear of all security interests, liens, claims, pledges, agreements, limitations in the Company's voting rights, charges or other encumbrances of any nature whatsoever.

         SECTION 2.04. Authority Relative to this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than the adoption of this Agreement by the holders of at least a majority of the outstanding shares of Company Common Stock entitled to vote in accordance with the GBCC and the Company's Articles of Incorporation and By-Laws). The Board of Directors of the Company has determined that it is advisable and in the best interest of the Company's shareholders for the Company to enter into this Agreement and to consummate upon the terms and subject to the conditions of this Agreement. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, as applicable, constitutes a legal, valid and binding obligation of the Company.

         SECTION 2.05. No Conflict; Required Filings and Consents. (a) Section 2.05(a) of the Company Disclosure Schedule includes a list of (i) all loan agreements, indentures, mortgages, pledges, conditional sale or title retention agreements, security agreements, equipment obligations, guaranties, standby letters of credit, equipment leases or lease purchase agreements, each in an amount equal to or exceeding $500,000, to which the Company or any of its subsidiaries is a party or by which any of them is bound; (ii) all contracts, agreements, commitments or other understandings or arrangements to which the Company or any of its subsidiaries is a party or by which any of them or any of their respective properties or assets are bound or affected, but excluding contracts, agreements, commitments or other understandings or arrangements entered into in the ordinary course of business and involving, in each case, payments or receipts by the Company or any of its subsidiaries of less than $250,000 in any single instance but not more than $1,000,000 in the aggregate; and (iii) all agreements which, as of the date hereof, are required to be filed as "material contracts" with the Securities and Exchange Commission ("SEC") pursuant to the requirements of the Securities Exchange Act of 1934, as amended, and the SEC's rules thereunder (the "Exchange Act").

         (b) Except as set forth in Section 2.05(b) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the Certificate of Incorporation or By-Laws of the Company, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which its or any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default), or impair the Company's or any of its subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties is bound or affected, except in any such case for any such conflicts, violations, breaches, defaults or other occurrences that would not reasonably be expected to have a Material Adverse Effect.

         (c) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, state securities laws ("Blue Sky Laws"), the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or the transactions contemplated by this Agreement, and the filing and recordation of appropriate merger or other documents as required by the GBCC, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger, or otherwise prevent or delay the Company from performing its obligations under this Agreement, or would not otherwise reasonably be expected to have a Material Adverse Effect.

         SECTION 2.06.  Compliance;  Permits. (a) Except as disclosed in Section
2.06 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which its or any of their respective properties is bound or affected or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties is bound or affected, except for any such conflicts, defaults or violations which would not reasonably be expected to have a Material Adverse Effect.

         (b) Except as disclosed in Section 2.06 of the Company Disclosure Schedule, the Company and its subsidiaries hold all permits, licenses, easements, variances, exemptions, consents, certificates, orders and approvals from governmental authorities which are material to the operation of the business of the Company and its subsidiaries taken as a whole as it is now being conducted (collectively, the "Company Permits"). The Company and its subsidiaries are in compliance with the terms of the Company Permits, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect.

         SECTION 2.07. SEC Filings; Financial Statements. (a) The Company has filed all forms, reports and documents required to be filed with the SEC since July 1, 1993 and has made available to Parent (i) its Annual Reports on Form 10-K for the fiscal years ended July 2, 1994, July 1, 1995 and June 29, 1996,
(ii) its Quarterly Report on Form 10-Q for the quarterly periods ended September 28, 1996 and December 28, 1996, and, (iii) all proxy statements relating to the Company's meetings of shareholders (whether annual or special) held since July 1, 1993, (iv) all other reports or registration statements (other than Reports on Form 10-Q not referred to in clause (ii) above) filed by the Company with the SEC since July 1, 1993, and (v) all amendments and supplements to all such reports and registration statements filed by the Company with the SEC (collectively, the "Company SEC Reports"). Except as disclosed in Section 2.07 of the Company Disclosure Schedule, the Company SEC Reports (i) were prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Company's subsidiaries is required to file any forms, reports or other documents with the SEC.

         (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports and the Company's 1996 Annual Report to Shareholders was prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and each fairly in all material respects presents the consolidated financial position of the Company and its subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount. The monthly consolidated income statements for January 1997 through March 1997 furnished by the Company to Parent was prepared in a manner consistent with the consolidated financial statements contained in the Company SEC Reports, and fairly in all material respects presents the consolidated results of its operations for the period indicated, except that such statement is subject to normal and recurring quarterly and year-end adjustments, which were not or are not expected to be material in amount.

         SECTION 2.08. Absence of Certain Changes or Events. Except as set forth in Section 2.08 of the Company Disclosure Schedule or the Company SEC Reports, since June 28, 1996, the Company has conducted its business in the ordinary course and there has not occurred: (i) any Material Adverse Effect; (ii) any amendments or changes in the Articles of Incorporation or By-laws of the Company; (iii) any damage to, destruction or loss of any asset of the Company (whether or not covered by insurance) that could reasonably be expected to have a Material Adverse Effect; (iv) any material change by the Company in its accounting methods, principles or practices; (v) any material revaluation by the Company of any of its assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; (vi) any sale of a material amount of property of the Company, except in the ordinary course of business, or (vii) any other action or event that would have required the consent of Parent pursuant to
Section 4.01 had such action or event occurred after the date of this Agreement.

         SECTION  2.09.  No  Undisclosed  Liabilities.  Except  as set  forth in
Section 2.09 of the Company Disclosure Schedule or the Company SEC Reports, neither the Company nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise), except liabilities (a) in the aggregate adequately provided for in the Company's audited balance sheet (including any related notes thereto) for the fiscal year ended June 29, 1996 included in the Company's 1996 Annual Report to Shareholders (the "1996 Balance Sheet"), (b) incurred in the ordinary course of business and not required under GAAP to be reflected on the 1996 Balance Sheet, (c) incurred since June 29, 1996 in the ordinary course of business consistent with past practice, (d) incurred in connection with this Agreement, or (e) which would not reasonably be expected to have a Material Adverse Effect.

         SECTION  2.10.  Absence of  Litigation.  Except as set forth in Section
2.10 of the Company Disclosure Schedule or the Company SEC Reports, there are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of the Company, overtly threatened against the Company or any of its subsidiaries, or any properties or rights of the Company or any of its subsidiaries, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, that would reasonably be expected to have a Material Adverse Effect.

         SECTION  2.11.  Employee  Benefit  Plans;  Employment  Agreements.  (a)
Section 2.11(a) of the Company Disclosure Schedule lists all employee pension benefit plans (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), all employee welfare benefit plans (as defined in Section 3(1) of ERISA, and all other bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar fringe or employee benefit plans, programs or arrangements, and any employment, executive compensation or severance agreements, written or otherwise, as amended, modified or supplemented, for the benefit of, or relating to, any former or current employee, officer or consultant (or any of their beneficiaries) of the Company or any other entity (whether or not incorporated) which is a member of a controlled group including the Company or which is under common control with the Company (an "ERISA Affiliate") within the meaning of Sections 414(b), (c), (m) or (o) of the Code or Section 4001(a) (14) or (b) of ERISA, or any subsidiary of the Company, as well as each plan with respect to which the Company or an ERISA Affiliate could incur liability under Title IV of ERISA or Section 412 of the Code (together for the purposes of this Section 2.11, the "Employee Plans"). Prior to the date of this Agreement, the Company has provided to Parent copies of (i) each such written Employee Plan (or a written description of any Employee Plan which is not written) and all related trust agreements, insurance and other contracts (including policies), summary plan descriptions, summaries of material modifications and communications distributed to plan participants, (ii) the three most recent annual reports on Form 5500 series, with accompanying schedules and attachments, filed with respect to each Employee Plan required to make such a filing, (iii) the most recent actuarial valuation for each Employee Plan subject to Title IV of ERISA,
(iv) the latest reports which have been filed with the Department of Labor with respect to each Employee Plan required to make such filing and (v) the most recent favorable determination letters issued for each Employee Plan and related trust which is subject to Parts 1, 2 and 4 of the Subtitle B of Title I of ERISA (and, if an application for such determination is pending, a copy of the application for such determination). For purposes of this Section 2.11, the term "material," when used with respect to (i) any Employee Plan, shall mean that the Company or an ERISA Affiliate has incurred or may incur obligations in an amount exceeding $100,000 with respect to such Employee Plan, and (ii) any liability, obligation, breach or non-compliance, shall mean that the Company or an ERISA Affiliate has incurred or may incur obligations in an amount exceeding $50,000, with respect to any one such or series of related liabilities, obligations, breaches, defaults, violations or instances of non-compliance.

         (b) Except as set forth in Section 2.11(b) of the Company Disclosure Schedule, (i) none of the Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person, and none of the Employee Plans is a "multiemployer plan" as such term is defined in Section 3(37) of ERISA; (ii) no party in interest or disqualified person (as defined in Section 3(14) of ERISA and Section 4975 of the Code) has at any time engaged in a transaction with respect to any Employee Plan which could subject the Company or any ERISA Affiliate, directly or indirectly, to a tax, penalty or other material liability for prohibited transactions under ERISA or Section 4975 of the Code; (iii) no fiduciary of any Employee Plan has breached any of the responsibilities or obligations imposed upon fiduciaries under Title I of ERISA, which breach could result in any material liability to the Company or any ERISA Affiliate; (iv) all Employee Plans have been established and maintained substantially in accordance with their terms and have operated in compliance in all material respects with the requirements prescribed by any and all statutes (including ERISA and the Code), orders, or governmental rules and regulations currently in effect with respect thereto (including all applicable requirements for notification to participants or the Department of Labor, Internal Revenue Service (the "IRS") or Secretary of the Treasury), and may by their terms be amended and/or terminated at any time subject to applicable law, and the Company and each of its subsidiaries have performed all material obligations required to be performed by them under, are not in any material respect in default under or violation of, and have no knowledge of any default or violation by any other party to, any of the Employee Plans; (v) each Employee Plan which is subject to Parts 1, 2 and 4 of Subtitle B of ERISA is the subject of a favorable determination letter from the IRS, and nothing has occurred which may reasonably be expected to impair such determination; (vi) all contributions required to be made with respect to any Employee Plan pursuant to Section 412 of the Code, or the terms of the Employee Plan or any collective bargaining agreement, have been made on or before their due dates; (vii) with respect to each Employee Plan, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the 30 day notice requirement has been waived under the regulations to
Section 4043 of ERISA) or any event described in Section 4062, 4063 or 4041 of ERISA has occurred for which there is any material outstanding liability to the Company or any ERISA Affiliate nor would the consummation of the transaction contemplated hereby (including the execution of this agreement) constitute a reportable event for which the 30-day requirement has not been waived; and
(viii) neither the Company nor any ERISA Affiliate has incurred or reasonably expects to incur any liability under Title IV of ERISA (other than liability for premium payments to the Pension Benefit Guaranty Corporation (the "PBGC") arising in the ordinary course).

         (c) Section 2.11(c) of the Company Disclosure Schedule sets forth a true and complete list of each current or former employee, officer or director of the Company or any of its subsidiaries who holds (i) any option to purchase Company Common Stock as of the date hereof, together with the number of shares of Company Common Stock subject to such option, the option price of such option (to the extent determined as of the date hereof), whether such option is intended to qualify as an incentive stock option within the meaning of Section 422(b) of the Code (an "ISO"), and the expiration date of such option; (ii) any shares of Company Common Stock that are restricted; and (iii) any other right, directly or indirectly, to receive Company Common Stock, together with the number of shares of Company Common Stock subject to such right. Section 2.11(c) of the Company Disclosure Schedule also sets forth the total number of any such ISOs and any such nonqualified options and other such rights.

         (d) Section 2.11(d) of the Company Disclosure Schedule sets forth a true and complete list of (i) all employment agreements with officers of the Company or any of its subsidiaries; (ii) all agreements with consultants who are individuals obligating the Company or any of its subsidiaries to make annual cash payments in an amount exceeding $50,000; (iii) all agreements with respect to the services of independent contractors or leased employees whether or not they participate in any of the Employee Plans; (iv) all officers of the Company or any of its subsidiaries who have executed a non-competition agreement with the Company or any of its subsidiaries; (v) all severance agreements, programs and policies of the Company or any of its subsidiaries with or relating to its employees, in each case with outstanding commitments exceeding $100,000, excluding programs and policies required to be maintained by law; and (v) all plans, programs, agreements and other arrangements of Company which contain change in control provisions.

         (e) Except as set forth in Section 2.11(e) of the Company Disclosure Schedule, no employee of the Company or any of its subsidiaries has participated in any employee pension benefit plans (as defined in Section 3(2) of ERISA) maintained by or on behalf of the Company. The PBGC has not instituted proceedings to terminate any Employee Benefit Plan that is subject to Title IV of ERISA (each, a "Defined Benefit Plan"). The Defined Benefit Plans have no accumulated or waived funding deficiencies within the meaning of Section 412 of the Code nor have any extensions of any amortization period within the meaning of Section 412 of the Code or 302 of ERISA been applied for with respect thereto. The present value of the benefit liabilities (within the meaning of Section 4041 of ERISA) of the Defined Benefit Plans, determined on a termination basis using actuarial assumptions that would be used by the PBGC does not exceed by more than $1,000,000 the value of the Plans' assets. All applicable premiums required to be paid to the PBGC with respect to the Defined Benefit Plans have been paid. No facts or circumstances exist with respect to any Defined Benefit Plan which would give rise to a lien on the assets of the Company under Section 4068 of ERISA or otherwise. All the assets of the Defined Benefit Plans are readily marketable securities or insurance contracts.

         (f) Except as provided in Schedule 2.11(f) of the Company Disclosure Schedule, (i) the Company has never maintained an employee stock ownership plan (within the meaning of Section 4975(e)(7) of the Code) or any other Employee Plan that invests in Company stock; (ii) the Company has not proposed nor agreed to any increase in benefits under any Employee Plan (or the creation of new benefits) or change in employee coverage which would increase the expense of maintaining any Employee Plan; (iii) the consummation of the transactions contemplated by this Agreement will not result in an increase in the amount of compensation or benefits or accelerate the vesting or timing of payment of any benefits or compensation payable in respect of any employee; (iv) no person will be entitled to any severance benefits under the terms of any Employee Plan solely by reason of the consummation of this transaction contemplated by this Agreement. All actions required to be taken by a fiduciary of any Employee Plan in order to effectuate the transaction contemplated by this Agreement shall comply with the terms of such Plan, ERISA and other applicable laws. All actions required to be taken by a trustee of any Employee Plan that owns Company stock shall have been duly authorized by the appropriate fiduciaries of such Plan, and shall comply with the terms of such Plan, ERISA and other applicable laws.

         (g) Each Employee Plan covering non-U.S. employees (an "International Plan") has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable Laws (including any special provisions relating to registered or qualified plans where such International Plan was intended to so qualify) and has been maintained in good standing with applicable regulatory authorities. The fair market value of the assets of each funded International Plan (or the liability of each funded International Plan funded through insurance) is sufficient to procure or provide for the benefits accrued thereunder through the Closing Date according to the actuarial assumptions and valuations most recently used to determine employer contributions to the International Plan.

         (h)  The  Company  has  fiduciary   liability  insurance  of  at  least
$1,000,000 in effect covering the fiduciaries of the Employee Plans (including the Company) with respect to whom the Company may have liability.

         SECTION 2.12. Labor Matters. Except as set forth in Section 2.12 of the Company Disclosure Schedule or the Company SEC Reports, (i) there are no controversies pending or, to the knowledge of the

Company or any of its subsidiaries, threatened, between the Company or any of its subsidiaries and any of their respective employees, which controversies have had, or would reasonably be expected to have, a Material Adverse Effect; (ii) neither the Company nor any of its subsidiaries is a party to any material collective bargaining agreement or other labor union contract applicable to persons employed by the Company or its subsidiaries, nor does the Company or any of its subsidiaries know of any activities or proceedings of any labor union to organize any such employees; and (iii) neither the Company nor any of its subsidiaries has any knowledge of any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of the Company or any of its subsidiaries which would reasonably be expected to have a Material Adverse Effect.

         SECTION 2.13. Registration Statement; Proxy Statement/Prospectus. Subject to the accuracy of the representations of Parent in Section 3.13, the information supplied by the Company for inclusion in the Registration Statement (as defined in Section 3.13) shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The information supplied by the Company for inclusion in the proxy statement/prospectus to be sent to the shareholders of the Company in connection with the meeting of the shareholders of the Company to consider the Merger (the "Company Shareholders Meeting") (such proxy statement/prospectus as amended or supplemented is referred to herein as the "Proxy Statement/Prospectus") will not, on the date the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to shareholders, at the time of the Company Shareholders Meeting, or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or shall omit to state any material fact necessary in order to make the statements made therein not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Shareholders Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to the Company or any of its respective affiliates, officers or directors should be discovered by the Company which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, the Company shall promptly inform Parent and Merger Sub. The Proxy Statement/Prospectus shall comply in all material respects with the requirements of the Securities Act, the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub which is contained or incorporated by reference in, or furnished in connection with the preparation of, the Registration Statement or the Proxy Statement/Prospectus.

         SECTION 2.14. Restrictions on Business Activities. Except for this Agreement or as set forth in Section 2.14 of the Company Disclosure Schedule or the Company SEC Reports, to the best of the Company's knowledge, there is no agreement, judgement, injunction, order or decree binding upon the Company or any of its subsidiaries which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of the Company or any of its subsidiaries, acquisition of property by the Company or any of its subsidiaries or the conduct of business by the Company or any of its subsidiaries as currently conducted or as proposed to be conducted by the Company, except for any prohibition or impairment as would not reasonably be expected to have a Material Adverse Effect.

         SECTION 2.15. Title to Property. Except as set forth in Section 2.15 of the Company Disclosure Schedule, the Company and each of its subsidiaries have good and defensible title to all of their properties and assets, free and clear of all liens, charges and encumbrances, except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which could not reasonably be expected to have a Material Adverse Effect; and, to the knowledge of the Company, all leases pursuant to which the Company or any of its subsidiaries lease from others material amounts of real or personal property, are in good standing, valid and effective in accordance with their respective terms, and there is not, to the knowledge of the Company, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default), except where the lack of such good standing, validity and effectiveness or the existence of such default or event of default could not reasonably be expected to have a Material Adverse Effect.

         SECTION 2.16. Taxes. (a) For purposes of this Agreement, "Tax" or "Taxes" shall mean taxes, fees, levies, duties, tariffs, imposts, and governmental impositions or charges of any kind in the nature of (or similar to) taxes, payable to any federal, state, local or foreign taxing authority, including (without limitation) (i) income, franchise, profits, gross receipts, ad valorem, net worth, value added, sales, use, service, real or personal property, special assessments, capital stock, license, payroll, withholding, employment, social security, workers' compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, and (ii) interest, penalties, additional taxes and additions to tax imposed with respect thereto; and "Tax Returns" shall mean returns, reports, and information statements with respect to Taxes required to be filed with the IRS or any other taxing authority, domestic or foreign, including, without limitation, consolidated, combined and unitary tax returns (including returns required in connection with any Employee Plan).

         (b) The Company on behalf of itself and all of its subsidiaries hereby represents that, other than as disclosed in Section 2.16(b) of the Company Disclosure Schedule or the Company SEC Reports: The Company and its subsidiaries have timely and accurately completed and filed all United States federal income Tax Returns and all other material Tax Returns required to be filed by them, and the Company and its subsidiaries have timely paid and discharged all Taxes due in connection with or with respect to the periods or transactions covered by such Tax Returns and have paid all other Taxes as are due, except such as are being contested in good faith by appropriate proceedings (to the extent that any such proceedings are required), and there are no other Taxes that would be due if asserted by a taxing authority, except with respect to which the Company is maintaining reserves unless the failure to do so would not reasonably be expected to have a Material Adverse Effect. Except as does not involve or would not result in liability to the Company or any of its subsidiaries that would reasonably be expected to have a Material Adverse Effect, (i) there are no tax liens on any assets of the Company or any subsidiary thereof; (ii) neither the Company nor any of its subsidiaries has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax; (iii) no unpaid (or unreserved) deficiencies for Taxes have been claimed, proposed or assessed by any taxing or other governmental authority with respect to the Company or any of its subsidiaries; (iv) there are no pending or threatened audits, investigations or claims for or relating to any liability in respect of Taxes of the Company or any of its subsidiaries; and (v) neither the Company nor any of its subsidiaries has requested any extension of time within which to file any currently unfiled returns in respect of any Taxes. The accruals and reserves for Taxes (including deferred taxes) reflected in the 1996 Balance Sheet are in all material respects adequate to cover all Taxes accruable through the date thereof (including Taxes being contested) in accordance with GAAP.

         (c) The Company on behalf of itself and all its subsidiaries hereby represents that, other than as disclosed in Section 2.16(c) of the Company Disclosure Schedule or the Company SEC Reports, and other than with respect to items the inaccuracy of which would not reasonably be expected to have a Material Adverse Effect: (i) neither the Company nor any of its subsidiaries is obligated under any agreement with respect to industrial development bonds or other obligations with respect to which the excludability from gross income of the holder for federal or state income tax purposes could be affected by the transactions contemplated hereunder; (ii) neither the Company nor any of its subsidiaries is, or has been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; (iii) to the best knowledge of the Company, neither the Company nor any of its subsidiaries owns any property of a character the indirect transfer of which pursuant to this Agreement, would give rise to any material documentary, stamp or other transfer tax; (iv) neither the Company nor any of its subsidiaries has filed or been included in a combined, consolidated or unitary return (or substantial equivalent thereof) of any Person other than the Company and its subsidiaries;
(v) neither the Company nor any of its subsidiaries is liable for Taxes of any Person other than the Company and its subsidiaries, or currently under any contractual obligation to indemnify any Person with respect to Taxes, or a party to any tax sharing agreement or any other agreement providing for payments by the Company or any of its subsidiaries with respect to Taxes; (vi) neither the Company nor any of its subsidiaries is a party to any joint venture, partnership or other arrangement or contract which could be treated as a partnership for United States federal income tax purposes; (vii) neither the Company nor any of its subsidiaries is a party to any agreement, contract, arrangement or plan that would result (taking into account the transactions contemplated by this Agreement), separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code; (viii) the prices for any property or services (or for the use of property) provided by the Company or any of its subsidiaries to any other subsidiary or to the Company have been arm's length prices determined using a method permitted by the Treasury Regulations under Section 482 of the Code; (ix) neither the Company nor any of its subsidiaries is a "consenting corporation" under Section 341 (f) of the Code or any corresponding provision of state, local or foreign law; and (x) neither the Company nor any of its subsidiaries has made an election or is required to treat any of its assets as owned by another Person for federal income tax purposes or as tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code (or any corresponding provision of state, local or foreign law).

         SECTION  2.17.  Environmental  Matters.  Except as set forth in Section
2.17 of the Company Disclosure Schedule or the Company SEC Reports, and except in all cases as, in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect, to the best of the Company's knowledge, the Company and each of its subsidiaries (i) have obtained all applicable permits, licenses and other authorization which are required to be obtained under all applicable federal, state or local laws or any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder ("Environmental Laws") relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials or wastes into ambient air, surface water, ground water, or land or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic materials or wastes by the Company or its subsidiaries (or their respective agents); (ii) are in compliance with all terms and conditions of such required permits, licenses and authorization, and also are in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in applicable Environmental Laws; (iii) as of the date hereof, are not aware of nor have received notice of any past or present violations of Environmental Laws or any event, condition, circumstance, activity, practice, incident, action or plan which is reasonably likely to interfere with or prevent continued compliance with or which would give rise to any common law or statutory liability, or otherwise form the basis of any claim, action, suit or proceeding, against the Company or any of its subsidiaries based on or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge or release into the environment, of any pollutant, contaminant or hazardous or toxic material or waste; and (iv) have taken all actions necessary under applicable Environmental Laws to register any products or materials required to be registered by the Company or its subsidiaries (or any of their respective agents) thereunder.

         SECTION 2.18. Brokers. No broker, finder or investment banker (other than Salomon Brothers Inc, the fees and expenses of whom will be paid by the Company) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and Salomon Brothers Inc pursuant to which such firm would be entitled to any payment relating to the transactions contemplated hereunder.

         SECTION 2.19. Full Disclosure. No statement contained in any certificate or schedule furnished or to be furnished by the Company or its subsidiaries to Parent or Merger Sub in, or pursuant to the provisions of, this Agreement contains or shall contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in the light of the circumstances under which it was made, in order to make statements herein or therein not misleading.

         SECTION 2.20. Intellectual Property. (a) The Company and/or each of its subsidiaries owns, or is licensed or otherwise possesses legally enforceable rights to use all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, technology, know-how, computer software programs or applications, and tangible or intangible proprietary information or material that are used in the business of the Company and its subsidiaries as currently conducted, except as would not reasonably be expected to have a Material Adverse Effect.

         (b) Except as disclosed in Section 2.20(b) of the Company Disclosure Schedule or the Company SEC Reports or as could not reasonably be expected to have a Material Adverse Effect: The Company is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, in violation of any licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which the Company is authorized to use any third-party patents, trademarks, service marks and copyrights ("Third-Party Intellectual Property Rights"). No claims with respect to the patents, registered and material unregistered trademarks and service marks, registered copyrights, trade names and any applications therefor owned by the Company or any of its subsidiaries (the "Company Intellectual Property Rights"), any trade secret material to the Company, or Third Party Intellectual Property Rights to the extent arising out of any use, reproduction or distribution of such Third Party Intellectual Property Rights by or through the Company or any of its subsidiaries, are currently pending or, to the knowledge of the Company, are overtly threatened by any person. The Company does not know of any valid grounds for any bona fide claims (i) to the effect that the manufacture, sale, licensing or use of any product as now used, sold or licensed or proposed for use, sale or license by Company or any of its subsidiaries, infringes on any copyright, patent, trademark, service mark or trade secret;
(ii)  against  the  use by the  Company  or  any  of  its  subsidiaries,  of any trademarks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in the business of the Company or any of its subsidiaries as currently conducted or as proposed to be conducted; (iii) challenging the ownership, validity or effectiveness of any of the Company Intellectual Property Rights or other trade secret material to the Company; or (iv) challenging the license or legally enforceable right to use of the Third Party Intellectual Rights by the Company or any of its subsidiaries.

         (c) To the Company's knowledge, all material patents, registered trademarks, service marks and copyrights held by the Company are valid and subsisting. Except as set forth in Section 2.20(c) of the Company Disclosure Schedule or the Company SEC Reports, to the Company's knowledge, there is no material unauthorized use, infringement or misappropriation of any of the Company Intellectual Property by any third party, including any employee or former employee of the Company or any of its subsidiaries.

         SECTION 2.21.  Interested  Party  Transactions.  Except as set forth in
Section 2.21 of the Company Disclosure Schedule or the Company SEC Reports or for events as to which the amounts involved do not, in the aggregate, exceed $100,000, since the date of the Company's proxy statement dated September 25, 1996 (the "1996 Company Proxy Statement"), no event has occurred that would be required to be reported as a Certain Relationship or Related Transaction, pursuant to Item 404 of Regulation S-K promulgated by the SEC.

         SECTION 2.22. Insurance. Except as disclosed in Section 2.22 of the Company Disclosure Schedule, all material fire and casualty, general liability, business interruption, product liability and sprinkler and water damage insurance policies maintained by the Company or any of its subsidiaries are with reputable insurance carriers, provide full and adequate coverage for all normal risks incident to the business of the Company and its subsidiaries and their respective properties and assets and are in character and amount at least equivalent to that carried by persons engaged in similar businesses and subject to the same or similar perils or hazards, except as could not reasonably be expected to have a Material Adverse Effect.

         SECTION 2.23. Product Liability and Recalls. (a) Except as disclosed in
Section 2.23(a) of the Company Disclosure Schedule or the Company SEC Reports, the Company is not aware of any claim, or the basis of any claim, against the Company or any of its subsidiaries for injury to person or property of employees or any third parties suffered as a result of the sale of any product or performance of any service by the Company or any of its subsidiaries, including claims arising out of the defective or unsafe nature of its products or services, which would reasonably be expected to have a Material Adverse Effect.

         (b) Except as disclosed in Section 2.23(b) of the Company Disclosure Schedule or the Company SEC Reports, there is no pending or, to the knowledge of the Company, threatened recall or investigation of any product sold by the Company, which recall or investigation would reasonably be expected to have a Material Adverse Effect.

         SECTION 2.24. Inventory. The inventories of the Company and its subsidiaries as reflected in the most recent financial statements contained in the Company SEC Reports, or acquired by the Company or any of its subsidiaries after the date thereof, (i) are carried at an amount not in excess of the lower of cost or net realizable value, and (ii) do not include any material amounts of inventory which is obsolete, surplus or not usable or saleable in the lawful and ordinary course of business of the Company and its subsidiaries as heretofore conducted, in each case net of reserves provided therefor.

         SECTION 2.25. Opinion of Financial Advisor. The Company has been advised by its financial advisor, Salomon Brothers Inc, to the effect that in its opinion, as of the date hereof, the Exchange Ratio is fair from a financial point of view to the holders of Shares. It is agreed and understood that such opinion is for the benefit of the Board of Directors of the Company and may not be relied upon by Parent, Merger Sub or their affiliates.

         SECTION 2.26. Pooling Matters. To the Company's knowledge and based upon consultation with its independent accountants, the Company has provided to Parent and its independent accountants all information concerning actions taken or agreed to be taken by the Company or any of its affiliates on or before the date of this Agreement that could reasonably be expected to adversely affect the ability of Parent to account for the business combination to be effected by the Merger as a pooling of interests. For purposes of this Section 2.26, "to the Company's knowledge" means to the actual knowledge of the Company's Chairman, Chief Executive Officer or Chief Financial Officer.

                                   ARTICLE III

             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB


         Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that, except as set forth in the written disclosure schedule previously delivered or, to the extent set forth below, to be delivered, by Parent to the Company (the "Parent Disclosure Schedule"):

         SECTION 3.01. Organization and Qualification; Subsidiaries. Each of Parent and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and Approvals could not reasonably be expected to have a Material Adverse Effect. Each of Parent and its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not reasonably be expected to have a Material Adverse Effect. A true and complete list of all of Parent's subsidiaries, together with the jurisdiction of incorporation of each subsidiary and the percentage of each subsidiary's outstanding capital stock owned by Parent or another subsidiary, is set forth in Section 3.01 of Parent Disclosure Schedule. Except as set forth in Section 3.01 of the Parent Disclosure Schedule or the Parent SEC Reports (as defined below), Parent does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity, with respect to which Parent has invested or is required to invest $1,000,000 or more, excluding securities in any publicly traded company held for investment by Parent and comprising less than five percent of the outstanding capital stock of such company.

         SECTION 3.02. Articles of Organization and By-Laws. Parent has heretofore furnished to the Company a complete and correct copy of its Articles of Organization and the By-Laws, as amended to date. Such Articles of Organization and By-Laws are in full force and effect. Neither Parent nor Merger Sub is in violation of any of the provisions of its Articles of Organization (or Certificate of Incorporation) or By-Laws.

         SECTION 3.03. Capitalization. (a) The authorized capital stock of Parent consists of 500,000,000 shares of Parent Common Stock and 2,000,000 shares of Preferred Stock, $1 par value ("Parent

Preferred Stock"). As of April 25, 1997, (i) 168,341,585 shares of Parent Common Stock were issued and outstanding, all of which are validly issued, fully paid and non-assessable, and 12,992,640 shares were held in treasury, (ii) no shares of Parent Preferred Stock were outstanding or held in treasury, (iii) no shares of Parent Common Stock or Parent Preferred Stock were held by subsidiaries of the Parent, (iv) 1,606,065 shares of Parent Common Stock were reserved for future issuance under Parent's 1994 Restricted Stock Ownership Plan, (v) 210,178 shares of Parent Common Stock were reserved for issuance upon exercise of Warrants issued by Kendall International, Inc. and assumed by Parent, (vi) 7,983,727 shares of Parent Common Stock were reserved for issuance upon exercise of stock options issued under the Tyco International Ltd. 1995 Stock Option Plan, and (viii) 26,084 shares of Parent Common Stock were reserved for issuance upon exercise of stock options issued under the stock incentive plans maintained by Kendall International, Inc. No material change in such capitalization has occurred between April 25, 1997 and the date hereof. Except as set forth in
Section 3.03 of the Parent Disclosure Schedule or the Parent SEC Reports, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Parent or any of its subsidiaries or obligating Parent or any of its subsidiaries to issue or sell any shares of capital stock of, or other equity interests in, Parent or any of its subsidiaries. Except as set forth in Section
3.03 of the Parent Disclosure Schedule or the Parent SEC Reports, there are no obligations, contingent or otherwise, of Parent or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of Parent Common Stock or the capital stock of any subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such subsidiary other than guarantees of bank obligations of subsidiaries entered into in the ordinary course of business. Except as set forth in Section 3.01 or
3.03 of the Parent Disclosure Schedule, all of the outstanding shares of capital stock (other than directors' qualifying shares) of each of Parent's subsidiaries is duly authorized, validly issued, fully paid and nonassessable and all such shares (other than directors' qualifying shares) are owned by Parent or another subsidiary free and clear of all security interests, liens, claims, pledges, agreements, limitations in Parent's voting rights, charges or other encumbrances of any nature whatsoever.

         (b) The shares of New Tyco Common Stock to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid and nonassessable and shall be listed, upon official notice of issuance, for trading on the NYSE.

         SECTION 3.04. Authority Relative to this Agreement. (a) Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated thereby. The Board of Directors of Parent has determined that it is advisable and in the best interest of Parent's shareholders for Parent to enter into this Agreement and to consummate the Merger upon the terms and subject to the conditions of this Agreement. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent and Merger Sub.

         (b) At or prior to the filing of the Registration Statement of which the Proxy Statement/Prospectus forms a part, ADT or New Tyco will have duly and validly authorized the issuance of the New Tyco Common Stock in the Merger in accordance with the terms of this Agreement.

         SECTION 3.05. No Conflict; Required Filings and Consents. (a) Section 3.05(a) of the Parent Disclosure Schedule includes a list of (i) all loan agreements, indentures, mortgages, pledges, conditional sale or title retention agreements, security agreements, equipment obligations, guaranties, standby letters of credit, equipment leases or lease purchase agreements to which Parent or any of its subsidiaries is a party or by which any of them is bound, each in an amount exceeding $25,000,000, but excluding any such agreement between Parent and its wholly-owned subsidiaries or between two or more wholly-owned subsidiaries of Parent; (ii) all contracts, agreements, commitments or other understandings or arrangements to which Parent or any of its subsidiaries is a party or by which any of them or any of their respective property or assets are bound or affected, but excluding contracts, agreements, commitments or other understandings or arrangements entered into in the ordinary course of business and involving, in each case, payments or receipts by Parent or any of its subsidiaries of less than $10,000,000 in any single instance; and (iii) all agreements which, as of the date hereof, are required to be filed with the SEC pursuant to the requirements of the Exchange Act as "material contracts."

         (b) Except as set forth in Section 3.05(b) of the Parent Disclosure Schedule, the execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not,
(i) conflict with or violate the Articles of Organization or By-Laws of Parent or Merger Sub, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or any of its subsidiaries or by which its or their respective properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or impair Parent's or any of its subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Parent or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries or its or any of their respective properties are bound or affected, except in any such case for any such conflicts, violations, breaches, defaults or other occurrences that would not reasonably be expected to have a Material Adverse Effect and except possibly with respect to the ADT Merger Agreement, as to which any necessary consents have heretofore been obtained by Parent.

         (c) Except as set forth in Section 3.05(c) of the Parent Disclosure Schedule, the execution and delivery of this Agreement by Parent will not, and the performance of this Agreement by Parent will not, at the Effective Time (i) conflict with or violate the Memorandum of Association or Bye-Laws of New Tyco,
(ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to New Tyco or any of its subsidiaries or by which its or their respective properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or impair New Tyco's or any of its subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of New Tyco or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which New Tyco or any of its subsidiaries is a party or by which New Tyco or any of its subsidiaries or its or any of their respective properties are bound or affected, except in any such case for any such conflicts, violations, breaches, defaults or other occurrences that would not reasonably be expected to have a Material Adverse Effect.

         (d) The execution and delivery of this Agreement by Parent and Merger Sub does not, and the performance of this Agreement by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, the Blue Sky Laws, the pre-merger notification requirements of the HSR Act, and the filing and recordation of appropriate merger or other documents as required by the GBCC, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger, or otherwise prevent Parent or Merger Sub from performing their respective obligations under this Agreement, and would not otherwise be reasonably expected to have a Material Adverse Effect.

         SECTION 3.06. Compliance; Permits. (a) Except as disclosed in Section 3.06(a) of the Parent Disclosure Schedule, neither Parent nor any of its subsidiaries is in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to Parent or any of its subsidiaries or by which its or any of their respective properties is bound or affected or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries or its or any of their respective properties is bound or affected, except for any such conflicts, defaults or violations which would not reasonably be expected to have a Material Adverse Effect.

         (b) Except as disclosed in Section 3.06(b) of the Parent Disclosure Schedule, Parent and its subsidiaries hold all permits, licenses, easements, variances, exemptions, consents, certificates, orders and approvals from governmental authorities which are material to the operation of the business of the Parent and its subsidiaries taken as a whole as it is now being conducted (collectively, the "Parent Permits"). Parent and its subsidiaries are in compliance with the terms of Parent Permits, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect.

         SECTION 3.07. SEC Filings; Financial Statements. (a) Parent has filed all forms, reports and documents required to be filed with the SEC since June 30, 1994, and has heretofore delivered to the Company, in the form filed with the SEC, (i) its Annual Reports on Form 10-K for the fiscal years ended June 30, 1994, 1995 and 1996, (ii) its Quarterly Reports on Form 10-Q for the quarterly periods ending September 30, 1996 and December 31, 1996, (iii) all proxy statements relating to Parent's meetings of shareholders (whether annual or special) held since June 30, 1994, (iv) all other reports or registration statements (other than Reports on Form 10- Q not referred to in clause (ii) above) filed by Parent with the SEC since June 30, 1993, and (v) all amendments and supplements to all such reports and registration statements filed by Parent with the SEC (collectively, the "Parent SEC Reports"). The Parent SEC Reports
(i) were prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Parent's subsidiaries is required to file any forms, reports or other documents with the SEC.

         (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports has been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each fairly presents the consolidated financial position of Parent and its subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

         SECTION 3.08. Absence of Certain Changes or Events. Except as set forth in Section 3.08 of the Parent Disclosure Schedule or the Parent SEC Reports, since June 30, 1996, Parent has conducted its business in the ordinary course and there has not occurred: (i) any Material Adverse Effect; (ii) any amendments or changes in the Articles of Organization or By-Laws of Parent; (iii) any damage to, destruction or loss of any assets of the Parent (whether or not covered by insurance) that could reasonably be expected to have a Material Adverse Effect; (iv) any material change by Parent in its accounting methods;
(v) any material revaluation by Parent of any of its assets, including without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; (vi) any sale of a material amount of assets of Parent, except in the ordinary course of business, or (vii) any other action or event that would have required the consent of the Company pursuant to Section 4.03 had such action or event occurred after the date of this Agreement.

         SECTION 3.09.  No  Undisclosed  Liabilities.  Except as is disclosed in
Section 3.09 of the Parent Disclosure Schedule and the Parent SEC Reports, neither the Parent nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise), except liabilities (a) adequately provided for in the Parent's balance sheet (including any related notes thereto) as of June 30, 1996 included in Parent's Annual Report on Form 10-K for the fiscal year ended June 30, 1996 (the "June 1996 Balance Sheet"), (b) incurred in the ordinary course of business and not required under GAAP to be reflected on the June 1996 Balance Sheet, (c) incurred since June 30, 1996 in the ordinary course of business and consistent with past practice, (d) incurred in connection with this Agreement, or (e) which would not reasonably be expected to have a Material Adverse Effect.

         SECTION  3.10.  Absence of  Litigation.  Except as set forth in Section
3.10 of the Parent Disclosure Schedule, there are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of the Parent, threatened against the Parent or any of its subsidiaries, or any properties or rights of the Parent or any of its subsidiaries, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, that would reasonably be expected to have a Material Adverse Effect.

         SECTION  3.11.  Employee  Benefit  Plans;  Employment  Agreements.  (a)
Section  3.11(a) of the Parent  Disclosure  Schedule lists all employee  pension benefit plans (as defined in Section 3(2) of ERISA), all employee welfare benefit plans (as defined in Section 3(1) of ERISA) and all other bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar fringe or employee benefit plans, programs or arrangements, and any employment, executive compensation or severance agreements, written or otherwise, as amended, modified or supplemented, for the benefit of, or relating to, any former or current employee, officer or consultant (or any of their beneficiaries) of Parent or any other entity (whether or not incorporated) which is a member of a controlled group including Parent or which is under common control with Parent (an "ERISA Affiliate") within the meaning of Section 414(b), (c), (m) or (o) of the Code or
Section 4001(a) (14) or (b) of ERISA, or any subsidiary of Parent, as well as each plan with respect to which Parent or an ERISA Affiliate could incur liability under Title IV of ERISA or Section 412 of the Code (together for the purposes of this Section 5.11, the "Employee Plans"). Prior to the date of this Agreement, the Parent has provided to the Company copies of (i) each such written Employee Plan or a written description of any Employee Plan which is not written and all related trust agreements, insurance and other contracts (including policies), summary plan descriptions, summaries of material modifications and communications distributed to plan participants, (ii) the three most recent annual reports on Form 5500 series, with accompanying schedules and attachments, filed with respect to each Employee Plan required to make such a filing, and (iii) the most recent actuarial valuation for each Employee Plan subject to Title IV of ERISA, (iv) the latest reports which have been filed with the department of Labor with respect to each Employee Plan required to make such a filing and (v) the most recent favorable determination letters issued for each Employee Plan and related trust that is subject to Parts 1, 2, and 4 of Subtitle B of Title I of ERISA (and, if an application for such determination is pending, a copy of the application). For purposes of this
Section 3.11(a) the term "material", when used with respect to (i) any Employee Plan, shall mean that Parent or an ERISA Affiliate has incurred or may incur obligations in an amount exceeding $5,000,000 with respect to such Employee Plan, and (ii) any liability, obligation, breach or non-compliance, shall mean that the Company or an ERISA Affiliate has incurred or may incur obligations in an amount exceeding $1,000,000 with respect to any one such or series of related liabilities, obligations, breaches, defaults, violations or instances of non-compliance.

         (b) (i) Except as set forth in Section 3.11(b) of the Parent Disclosure Schedule, none of the Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person, and none of the Employee Plans is a "multiemployer plan" as such term is defined in Section 3(37) of ERISA; (ii) no party in interest or disqualified person (as defined in Section 3(14) of ERISA and Section 4975 of the Code) has at any time engaged in a transaction with respect to any Employee Plan which could subject Parent or any ERISA Affiliate, directly or indirectly, to a tax, penalty or other material liability for prohibited transactions under ERISA or Section 4975 of the Code; (iii) no fiduciary of any Employee Plan has breached any of the responsibilities or obligations imposed upon fiduciaries under Title I of ERISA, which breach could result in any material liability to Parent or any ERISA Affiliate; (iv) all Employee Plans have been established and maintained substantially in accordance with their terms and have operated in compliance in all material respects with the requirements prescribed by any and all statutes (including ERISA and the Code), orders, or governmental rules and regulations currently in effect with respect thereto (including all applicable requirements for notification to participants or the Department of Labor, IRS or Secretary of the Treasury), and may by their terms be amended and/or terminated at any time subject to applicable law and Parent and each of its subsidiaries have performed all material obligations required to be performed by them under, are not in any material respect in default under or violation of, and have no knowledge of any default or violation by any other party to, any of the Employee Plans; (v) each Employee Plan which is subject to Parts 1, 2 and 4 of Subtitle B of ERISA is the subject of a favorable determination letter from the IRS, and nothing has occurred which may reasonably be expected to impair such determination; (vi) all contributions required to be made with respect to any Employee Plan pursuant to
Section 412 of the Code, or the terms of the Employee Plan or any collective bargaining agreement, have been made on or before their due dates; (vii) with respect to each Employee Plan, no "reportable event" within the meaning of
Section 4043 of ERISA (excluding any such event for which the 30 day notice requirement has been waived under the regulations to Section 4043 of ERISA) or any event described in Section 4062, 4063 or 4041 of ERISA has occurred for which there is any material outstanding liability to the Parent or any ERISA Affiliates; nor would the consummation of the transaction contemplated hereby (including the execution of this agreement) constitute a reportable event for which the 30-day requirement has not been waived; and (viii) neither Parent nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA (other than liability for premium payments to the PBGC arising in the ordinary course).

         (c) Section 3.11(c) of the Parent Disclosure Schedule sets forth a true and complete list of each current or former employee, officer or director of Parent or any of its subsidiaries who holds (i) any option to purchase Parent Common Stock as of the date hereof, together with the number of shares of Parent Common Stock subject to such option, the option price of such option (to the extent determined as of the date hereof), whether such option is intended to qualify as an incentive stock option within the meaning of Section 422(b) of the Code (an "ISO"), and the expiration date of such option; and (ii) any shares of Parent stock that are restricted (iii) any other right, directly or indirectly, to receive Parent Common Stock, together with the number of shares of Parent Common Stock subject to such right. Section 3.11(c) of the Parent Disclosure Schedule also sets forth the total number of any such ISOs and any, such nonqualified options and such other rights.

         (d) Section 3.11(d) of the Parent Disclosure Schedule sets forth a true and complete list of (i) all employment agreements with officers of Parent or any of its subsidiaries; (ii) all agreements with consultants who are individuals obligating Parent or any of its subsidiaries to make annual cash payments in an amount exceeding $1,000,000; (iii) all agreements with respect to the services of independent contractors or leased employees whether or not they participate in any of the Employee Plans; (iv) all officers of Parent or any of its subsidiaries who have executed a non-competition agreement with Parent or any of its subsidiaries; (v) all severance agreements, programs and policies of Parent or any of its subsidiaries with or relating to its employees in each case with outstanding commitments exceeding $1,000,000, excluding programs and policies required to be maintained by law; and (vi) all plans, programs, agreements and other arrangements of Parent or any of its subsidiaries with or relating to its employees which contain change in control provisions.

         (e) Except as set forth in Section 3.11(e) of the Parent Disclosure Schedule, no employee of Parent or any of its subsidiaries has participated in any employee pension benefit plans (as defined in Section 3(2) of ERISA) maintained by or on behalf of Parent. The PBGC has not instituted proceedings to terminate any Employee Plan that is subject to Title IV of ERISA (each, a "Defined Benefit Plan"). The Defined Benefit Plans have no accumulated or waived funding deficiencies within the meaning of Section 412 of the Code nor have any extensions of any amortization period within the meaning of Section 412 of the Code or 302 of ERISA been applied for with respect thereto. As of June 30, 1996, the funded ratio of the Defined Benefit Plans was approximately 100%. This funded ratio was determined based on the Accumulated Benefit Obligation (utilizing disclosure assumptions used by Parent in its consolidated financial statements) and the fair market value of the Defined Benefit Plans' assets as of June 30, 1996. All applicable premiums required to be paid to the PBGC with respect to the Defined Benefit Plans have been paid. No facts or circumstances exist with respect to any Defined Benefit Plan which would give rise to a lien on the assets of Parent under Section 4068 of ERISA or otherwise. All the assets of the Defined Benefit Plans are readily marketable securities or insurance contracts.

         (f) Except as provided in Schedule 3.11(f) of the Parent Disclosure Schedule, the Parent has never maintained an employee stock ownership plan
(within the meaning of Section 4975(e)(7) of the Code) or any other Employee Plan that invests in Parent stock. All actions required to be taken by a fiduciary of any Employee Plan in order to effectuate the transaction contemplated by this Agreement shall comply with the terms of such Plan, ERISA and other applicable laws. All actions required to be taken by a trustee of any Employee Plan that owns Parent stock shall have been duly authorized by the appropriate fiduciaries of such Plan, and shall comply with the terms of such Plan, ERISA and other applicable laws.


         (g) Each Employee Plan covering non-U.S. employees (an "International Plan") has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable Laws (including any special provisions relating to registered or qualified plans where such International Plan was intended to so qualify) and has been maintained in good standing with applicable regulatory authorities. The benefit liabilities of the International Plans are adequately provided for on the consolidated financial statements of Parent.

         (h) Parent has fiduciary liability insurance of at least $15,000,000 in effect covering the fiduciaries of the Employee Plans (including Parent) with respect to whom Parent may have liability.

         SECTION 3.12. Labor Matters. Except as set forth in Section 3.12 of the Parent Disclosure Schedule or the Parent SEC Reports, (i) there are no controversies pending or, to the knowledge of Parent or any of its subsidiaries, threatened, between Parent or any of its subsidiaries and any of their respective employees, which controversies have or would reasonably be expected to have a Material Adverse Effect; (ii) neither Parent nor any of its subsidiaries is a party to any material collective bargaining agreement or other labor union contract applicable to persons employed by Parent or its subsidiaries, nor does Parent or any of its subsidiaries know of any activities or proceedings of any labor union to organize any such employees; and (iii) neither Parent nor any of its subsidiaries has any knowledge of any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of Parent or any of its subsidiaries which would reasonably be expected to have a Material Adverse Effect.

         SECTION 3.13. Registration Statement; Proxy Statement/Prospectus. Subject to the accuracy of the representations of the Company in Section 2.13, the registration statement (the "Registration Statement") pursuant to which the New Tyco Common Stock to be issued in the Merger will be registered with the SEC shall not, at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements included therein, in light of the circumstances under which they were made, not misleading. The information supplied by Parent for inclusion in the Proxy Statement/Prospectus will not, on the date the Proxy Statement/Prospectus is first mailed to shareholders, at the time of the Company Shareholders Meeting and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or will omit to state any material fact necessary in order to make the statements therein not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Shareholders Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to Parent, Merger Sub or any of their respective affiliates, officers or directors should be discovered by Parent or Merger Sub which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, Parent or Merger Sub will promptly inform the Company. The Registration Statement and Proxy Statement/Prospectus shall comply in all material respects with the requirements of the Securities Act, the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information supplied by the Company which is contained or incorporated by reference in, or furnished in connection with the preparation of, the Registration Statement or the Proxy Statement/Prospectus.

         SECTION 3.14. Restrictions on Business Activities. Except for this Agreement, to the best of Parent's knowledge, there is no agreement, judgment, injunction, order or decree binding upon Parent or any of its subsidiaries which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Parent or any of its subsidiaries, any acquisition of property by Parent or any of its subsidiaries or the conduct of business by Parent or any of its subsidiaries as currently conducted or as proposed to be conducted by Parent, except for any prohibition or impairment as would not reasonably be expected to have a Material Adverse Effect.

         SECTION 3.15. Title to Property. Parent and each of its subsidiaries have good and defensible title to all of their properties and assets, free and clear of all liens, charges and encumbrances, except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which could not reasonably be expected to have a Material Adverse Effect; and, to Parent's knowledge, all leases pursuant to which Parent or any of its subsidiaries lease from other material amounts of real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, to the knowledge of Parent, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default) except where the lack of such good standing, validity and effectiveness, or the existence of such default or event of default would not reasonably be expected to have a Material Adverse Effect.

         SECTION 3.16. Taxes. (a) Parent on behalf of itself and all its subsidiaries hereby represents that, other than as disclosed in Section 3.16(a) of the Parent Disclosure Schedule or the Parent SEC Reports: Parent and its subsidiaries have timely and accurately completed and filed all United States federal income Tax Returns and all other material Tax Returns required to be filed by them, and Parent and its subsidiaries have timely paid and discharged all Taxes due in connection with or with respect to the periods or transactions covered by such Tax Returns and have paid all other Taxes as are due, except such as are being contested in good faith by appropriate proceedings (to the extent that any such proceedings are required) and there are no other Taxes that would be due if asserted by a taxing authority, except with respect to which Parent is maintaining reserves unless the failure to do so would not reasonably be expected to have a Material Adverse Effect. Except as does not involve or would not result in liability to Parent that would reasonably be expected to have a Material Adverse Effect, (i) there are no tax liens on any assets of Parent or any subsidiary thereof; (ii) neither Parent nor any of its subsidiaries has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax; (iii) no unpaid (or unreserved) deficiencies for Taxes have been claimed, proposed or assessed by any taxing or other governmental authority with respect to Parent or any of its subsidiaries; (iv) there are no pending or threatened audits, investigations or claims for or relating to any liability in respect of Taxes of Parent or any of its subsidiaries; and (v) neither Parent nor any of its subsidiaries has requested any extension of time within which to file any currently unfiled returns in respect of any Taxes. The accruals and reserves for taxes (including deferred taxes) reflected in the June 1996 Balance Sheet are in all material respects adequate to cover all Taxes accruable through the date thereof (including Taxes being contested) in accordance with GAAP.

         (b) Parent on behalf of itself and all its subsidiaries hereby represents that, other than as disclosed on Section 3.16(b) of the Parent
Disclosure Schedule or the Parent SEC Reports, and other than with respect to items the inaccuracy of which could not reasonably be expected to have a Material Adverse Effect: (i) neither Parent nor any of its subsidiaries is obligated under any agreement with respect to industrial development bonds or other obligations with respect to which the excludability from gross income of the holder for federal or state income tax purposes could be affected by the transactions contemplated hereunder; (ii) neither Parent nor any of its subsidiaries has filed or been included in a combined, consolidated or unitary return (or substantial equivalent thereof) of any Person other than Parent and its subsidiaries; (iii) neither Parent nor any of its subsidiaries is liable for Taxes of any Person nor any of its subsidiaries; (iv) neither Parent nor any of its subsidiaries is liable for Taxes of any Person other than Parent and its subsidiaries, or currently under any contractual obligation to indemnify any Person with respect to Taxes, or a party to any tax sharing agreement or any other agreement providing for payments by Parent or any of its subsidiaries with respect to Taxes; (v) neither Parent nor any of its subsidiaries is a party to any joint venture, partnership or other arrangement or contract which could be treated as a partnership for United States federal income tax purposes; (vi) neither Parent nor any of its subsidiaries is a party to any agreement, contract, arrangement or plan that would result (taking into account the transactions contemplated by this Agreement), separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code; (vii) the prices for any property or services (or for the use of property) provided by Parent or any of its subsidiaries to any other subsidiary or to Parent have been arm's length prices determined using a method permitted by the Treasury Regulations under Section 482 of the Code; (viii) neither Parent nor any of its subsidiaries is a "consenting corporation" under
Section 341(f) of the Code or any corresponding provision of state, local or foreign law; and (ix) neither Parent nor any of its subsidiaries has made an election or is required to treat any of its assets as owned by another Person for federal income tax purposes or as tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code (or any corresponding provision of state, local or foreign law).

         SECTION  3.17.  Environmental  Matters.  Except as set forth in Section
3.17 of the Parent Disclosure Schedule, and except in all cases as, in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect, Parent and each of its subsidiaries to the best of Parent's knowledge (i) have obtained all applicable permits, licenses and other authorization which are required to be obtained under all applicable Environmental Laws by Parent or its subsidiaries (or their respective agents);
(ii) are in compliance with all terms and conditions of such required permits, licenses and authorization, and also are in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in applicable
Environmental Laws; (iii) as of the date hereof, are not aware of nor have received notice of any past or present violations of Environmental Laws, or any event, condition, circumstance, activity, practice, incident, action or plan which is reasonably likely to interfere with or prevent continued compliance with or which would give rise to any common law or statutory liability, or otherwise form the basis of any claim, action, suit or proceeding, against Parent or any of its subsidiaries based on or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge or release into the environment, of any pollutant, contaminant or hazardous or toxic material or waste; and (iv) have taken all actions necessary under applicable Environmental Laws to register any products or materials required to be registered by Parent or its subsidiaries (or any of their respective agents) thereunder.

         SECTION 3.18. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

         SECTION 3.19. Full Disclosure. No statement contained in any certificate or schedule furnished or to be furnished by Parent or Merger Sub to the Company in, or pursuant to the provisions of, this Agreement contains or will contain any untrue statement of a material fact or omits or shall omit to state any material fact necessary, in the light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

         SECTION 3.20. Intellectual Property. (a) Parent and/or each of its subsidiaries owns, or is licensed or otherwise possesses legally enforceable rights to use all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, technology, know-how, computer software programs or applications, and tangible or intangible proprietary information or material that are used in the business of Parent and its subsidiaries as currently conducted, except as would not reasonably be expected to have a Material Adverse Effect.

         (b) Except as disclosed in Section 3.20(b) of the Parent Disclosure Schedule or the Parent SEC Reports or as could not reasonably be expected to have a Material Adverse Effect: Parent is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, in violation of any licenses, sublicenses and other agreements as to which Parent is a party and pursuant to which Parent is authorized to use any third-party patents, trademarks, service marks and copyrights ("Third-Party
Intellectual Property Rights"). No claims with respect to the patents, registered and material unregistered trademarks and service marks, registered copyrights, trade names and any applications therefor owned by Parent or any of its subsidiaries (the "Parent Intellectual Property Rights"), any trade secret material to the Parent, or Third Party Intellectual Property Rights to the extent arising out of any use, reproduction or distribution of such Third Party Intellectual Property Rights by or through Parent or any of its subsidiaries, are currently pending or, to the knowledge of Parent, are overtly threatened by any person. Parent does not know of any valid grounds for any bona fide claims
(i) to the effect that the manufacture, sale, licensing or use of any product as now used, sold or licensed or proposed for use, sale or license by Parent or any of its subsidiaries infringes on any copyright, patent, trademark, service mark or trade secret; (ii) against the use by Parent or any of its subsidiaries of any trademarks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in the business of Parent or any of its subsidiaries as currently conducted or as proposed to be conducted; (iii) challenging the ownership, validity or effectiveness of any part of the Parent Intellectual Property Rights or other trade secret material to Parent; or (iv) challenging the license or legally enforceable right to use of the Third Party Intellectual Rights by Parent or any of its subsidiaries.

         (c) To Parent's knowledge, all patents, registered trademarks and copyrights held by Parent are valid and subsisting. Except as set forth in
Section 3.20(c) of the Parent Disclosure Schedule or the Parent SEC Reports, to the Parent's knowledge, there is no material unauthorized use, infringement or misappropriation of any of the Parent Intellectual Property by any third party, including any employee or former employee of Parent or any of its subsidiaries.

         SECTION 3.21.  Interested  Party  Transactions.  Except as set forth in
Section 3.21 of the Parent Disclosure Schedule or the Parent SEC Reports, since the date of Parent's proxy statement dated September 20, 1996, no event has occurred that would be required to be reported as a Certain Relationship or Related Transaction, pursuant to Item 404 of Regulation S-K promulgated by the SEC.

         SECTION 3.22. Insurance. Except as disclosed in Section 3.22 of the Parent Disclosure Schedule, all material fire and casualty, general liability, business interruption, product liability and sprinkler and water damage insurance policies maintained by Parent or any of its subsidiaries are with reputable insurance carriers, provide full and adequate coverage for all normal risks incident to the business of Parent and its subsidiaries and their respective properties and assets and are in character and amount at least equivalent to that carried by entities engaged in similar businesses and subject to the same or similar perils or hazards, except as could not reasonably be expected to have a Material Adverse Effect.

         SECTION 3.23. Product Liability and Recalls. (a) Except as disclosed in
Section 3.23(a) of the Parent Disclosure Schedule or the Parent SEC Reports, Parent is not aware of any claim, or the basis of any claim, against Parent or any of its subsidiaries for injury to person or property of employees or any third parties suffered as a result of the sale of any product or performance of any service by Parent or any of its subsidiaries, including claims arising out of the defective or unsafe nature of its products or services, which would reasonably be expected to have a Material Adverse Effect.

         (b) Except as disclosed in Section 3.23(b) of the Parent Disclosure Schedule or the Parent SEC Reports, there is no pending or, to the knowledge of Parent, threatened, recall or investigation of any product sold by Parent, which recall or investigation would reasonably be expected to have a Material Adverse Effect.

         SECTION 3.24. Inventory. The inventories of Parent and its subsidiaries as reflected in the most recent financial statements contained in the Parent SEC Reports, or acquired by Parent or any of its subsidiaries after the date thereof, (i) are carried at an amount not in excess of the lower of cost or net realizable value, and (ii) do not include any inventory which is obsolete, surplus or not usable or saleable in the lawful and ordinary course of business of Parent and its subsidiaries as heretofore conducted, in each case net of reserves provided therefor.

         SECTION 3.25. Ownership of Merger Sub; No Prior Activities. (a) Merger Sub is a direct, wholly-owned subsidiary of Parent and was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.

         (b) As of the date hereof and the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement and except for this Agreement and any other agreements or arrangements contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

         SECTION 3.26. Pooling Matters. To the Parent's knowledge and based upon consultation with its independent accountants, the Parent has provided to the Company and its independent accountants all information concerning actions taken or agreed to be taken by Parent or any of its affiliates on or before the date of this Agreement that could reasonably be expected to adversely affect the ability of Parent to account for the business combination to be effected by the Merger as a pooling of interests. For purposes of this Section 3.26, "to the Parent's knowledge" means to the actual knowledge of Parent's Chief Executive Officer or Chief Financial Officer.

                                   ARTICLE IV

                     CONDUCT OF BUSINESS PENDING THE MERGER

         SECTION 4.01. Conduct of Business by the Company Pending the Merger. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company covenants and agrees that, unless Parent shall otherwise agree in writing, and except as set forth in Section 4.01 of the Company Disclosure Schedule, the Company shall conduct its business and shall cause the businesses of its subsidiaries to be conducted only in, and the Company and its subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and the Company shall use reasonable commercial efforts to preserve substantially intact the business organization of the Company and its subsidiaries, to keep available the services of the present officers, employees and consultants of the Company and its subsidiaries and to preserve the present relationships of the Company and its subsidiaries with customers, suppliers and other persons with which the Company or any of its subsidiaries has significant business relations. By way of amplification and not limitation, except as contemplated by this Agreement, neither the Company nor any of its subsidiaries shall, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, and except as set forth in Section 4.01 of the Company Disclosure Schedule, directly or indirectly do, or propose to do, any of the following without the prior written consent of Parent:

               (a)  amend  or  otherwise   change  the  Company's   Articles  of
          Incorporation or By-Laws;

               (b) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest) in the Company, any of its subsidiaries or affiliates (except for the issuance of shares of Company Common Stock issuable pursuant to Stock Options under the Company Stock Option Plan, which options are outstanding on the date hereof);

               (c) sell, pledge, dispose of or encumber any assets of the Company or any of its subsidiaries (except for (i) sales of assets in the ordinary course of business and in a manner consistent with past practice, (ii) dispositions of obsolete or worthless assets, and (iii) sales of immaterial assets not in excess of $500,000);

               (d) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except that a wholly owned subsidiary of the Company may declare and pay a dividend to its parent, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, or permit any subsidiary to purchase, repurchase, redeem or otherwise acquire, any of its securities or any securities of its subsidiaries, including, without limitation, shares of Company Common Stock or any option, warrant or right, directly or indirectly, to acquire shares of Company Common Stock, or propose to do any of the foregoing;

               (e) (i) acquire  (by merger,  consolidation,  or  acquisition  of stock or assets) any corporation, partnership or other business organization or division thereof other than those listed on Section 4.01(e) of the Company Disclosure Schedule; (ii) incur any indebtedness for borrowed money, except for borrowings and reborrowing under the Company's existing credit facilities or issue any debt securities or assume, guarantee (other than guarantees of bank debt of the Company's subsidiaries entered into in the ordinary course of business) or endorse or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances, except in the ordinary course of business consistent with past practice; (iii) authorize any capital expenditures or purchase of fixed assets which are, in the aggregate, in excess of the amount set forth in Section
          4.01 of the Company Disclosure Schedule for the Company and its subsidiaries taken as a whole; or (iv) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by this Section 4.01(e);

               (f) increase the compensation payable or to become payable to its officers or employees, except for increases in salary or wages of employees of the Company or its subsidiaries in accordance with past practices, or grant any severance or termination pay to, or enter into any employment or severance agreement, in excess of $100,000 with any director, officer or other employee of the Company or any of its subsidiaries, or establish, adopt, enter into or amend any collective bargaining, agreement, Employee Plan (within the meaning of Section
          2.11 of this Agreement), trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees or any of their beneficiaries, except, in each case, as may be required by law;

               (g) take any action to change accounting policies or procedures (including, without limitation, procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable);

               (h) make any material tax election inconsistent with past practice or settle or compromise any material federal, state, local or foreign tax liability or agree to an extension of a statute of limitations, except to the extent the amount of any such settlement has been reserved for in the financial statements contained in the Company SEC Reports filed prior to the date of this Agreement;

               (i) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the financial statements contained in the Company SEC Reports filed prior to the date of this Agreement or incurred in the ordinary course of business and consistent with past practice; or

               (j) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.01(a) through (i) above, or any action which would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect or prevent the Company from performing or cause the Company not to perform its covenants hereunder.

         SECTION 4.02. No Solicitation. (a) The Company shall not, directly or indirectly, through any officer, director, employee, representative or agent of the Company or any of its subsidiaries, solicit or encourage the initiation of any inquiries or proposals regarding any merger, sale of substantial assets, sale of shares of capital stock (including without limitation by way of a tender offer) or similar transactions involving the Company or any subsidiaries of the Company (any of the foregoing inquiries or proposals being referred to herein as an "Acquisition Proposal"). Nothing contained in this Section 4.02(a) shall prevent the Board of Directors of the Company from (i) considering, negotiating, approving and recommending to the shareholders of the Company a bona fide Acquisition Proposal not solicited in violation of this Agreement, (ii) taking and disclosing to its shareholders a position contemplated by Exchange Act Rule 14e-2 or (iii) making any disclosure to its shareholders; provided that, as to each of clauses (i), (ii) and (iii), the Board of Directors of the Company determines in good faith (upon advice of independent counsel) that it is required to do so in order to discharge properly its fiduciary duties.

         (b) The Company shall immediately notify Parent after receipt of any Acquisition Proposal, or any modification of or amendment to any Acquisition Proposal, or any request for nonpublic information relating to the Company or any of its subsidiaries in connection with an Acquisition Proposal or for access to the properties, books or records of the Company or any subsidiary by any person or entity that informs the Board of Directors of the Company or such subsidiary that it is considering making, or has made, an Acquisition Proposal. Such notice to Parent shall be made orally and in writing, and shall indicate the identity of the person making the Acquisition Proposal or intending to make an Acquisition Proposal or requesting non-public information or access to the books and records of Parent, the terms of any such Acquisition Proposal or modification or amendment to an Acquisition Proposal, and whether the Company is providing or intends to provide the person making the Acquisition Proposal with access to information concerning the Company as provided in Section 4.02(c).

         (c) If the Board of Directors of the Company receives a request for material nonpublic information by a person who makes a bona fide Acquisition Proposal, and the Board of Directors determines in good faith and upon the advice of independent counsel that it is required to cause the Company to act as provided in this Section 4.02(c) in order to discharge properly the directors' fiduciary duties, then, provided the person making the Acquisition Proposal has executed a confidentiality agreement substantially similar to the one then in effect between the Company and Parent, the Company may provide such person with access to information regarding the Company.

         (d) Anything to the contrary in this Section or elsewhere in this Agreement notwithstanding, the Board of Directors of the Company shall not (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by such Board of Directors of the matters set forth in Section 5.02, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal or (iii) cause the Company to enter into any agreement with respect to any Acquisition Proposal, except (x) upon the advice of independent counsel that it is required to cause the Company to act as provided in this Section 4.02(d) in order for the Board of Directors to act in a manner consistent with its fiduciary duties and (y) with respect to the approval or recommendation of any Acquisition Proposal or entering into any agreement with respect to any Acquisition Proposal, after the third business day following Parent's receipt of written notice of the information with respect to such Acquisition Proposal, and, if applicable, the second business day after Parent's receipt of written notice of the information with respect to all material amendments or modifications thereto, in each case as contemplated by Section 4.02(b) above.

         (e) The Company shall immediately cease and cause to be terminated any existing discussions or negotiations with any persons (other than Parent and Merger Sub) conducted heretofore with respect to any of the foregoing. The Company agrees not to release any third party from the confidentiality provisions of any confidentiality agreement to which the Company is a party.

         (f) The Company shall ensure that the officers, directors and employees of the Company and its subsidiaries and any investment banker or other advisor or representative retained by the Company are aware of the restrictions described in this Section 4.02.

         SECTION 4.03. Conduct of Business by Parent Pending the Merger. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Parent covenants and agrees that, except as set forth in Section 4.03 of Parent Disclosure Schedule or as contemplated by the ADT Merger Agreement or unless the Company shall otherwise agree in writing, Parent shall conduct its business, and cause the businesses of its subsidiaries to be conducted, in the ordinary course of business and consistent with past practice, other than actions taken by Parent or its subsidiaries in contemplation of the Merger, and shall not directly or indirectly do, or propose to do, any of the following without the prior written consent of the Company:

               (a) amend or otherwise change Parent's Articles of Organization or By-Laws;

               (b) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other person, which, in any such case, would materially delay or prevent the consummation of the transactions contemplated by this Agreement;

               (c) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except that a wholly owned subsidiary of Parent may declare and pay a dividend to its parent, and except that Parent may declare and pay cash dividends of $0.05 per quarter consistent with past practice; or

               (d) take or agree in writing or otherwise to take any action which would make any of the representations or warranties of Parent contained in this Agreement untrue or incorrect or prevent Parent from performing or cause Parent not to perform its covenants hereunder.


                                    ARTICLE V

                              ADDITIONAL AGREEMENTS


         SECTION 5.01. Proxy Statement/Prospectus; Registration Statement. As promptly as practicable after the execution of this Agreement, the Company shall prepare and file with the SEC preliminary proxy materials which shall constitute the Proxy Statement/Prospectus. As promptly as practicable after comments are received from the SEC thereon and after the furnishing by the Company and Parent of all information required to be contained therein, the Company shall file and Parent shall cause ADT or New Tyco to file with the SEC a combined proxy and Registration Statement on Form S-4 (or on such other form as shall be appropriate) relating to the adoption of this Agreement and approval of the transactions contemplated hereby by the shareholders of the Company pursuant to this Agreement, and shall use all reasonable efforts to cause the Registration Statement to become effective as soon thereafter as practicable. The Proxy Statement/Prospectus shall include the recommendation of the Board of Directors of the Company in favor of the Merger, subject to the last sentence of Section 5.02.

         SECTION 5.02. Company Shareholders Meeting. The Company shall call the Company Shareholders Meeting as promptly as practicable for the purpose of voting upon the approval of the Merger, and the Company shall use its reasonable best efforts to hold the Company Shareholders Meeting as soon as practicable after the date on which the Registration Statement becomes effective. Unless otherwise required under the applicable fiduciary duties of the directors of the Company, as determined by such directors in good faith after consultation with and based upon the advice of independent legal counsel, the Company shall solicit from its shareholders proxies in favor of adoption of this Agreement and approval of the transactions contemplated thereby, and shall take all other action necessary or advisable to secure the vote or consent of shareholders to obtain such approvals.

         SECTION 5.03. Access to Information; Confidentiality. Upon reasonable notice and subject to restrictions contained in confidentiality agreements to which such party is subject (from which such party shall use reasonable efforts to be released), the Company and Parent shall each (and shall cause each of their subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of the other, reasonable access, during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, the Company and Parent each shall (and shall cause each of their subsidiaries to) furnish promptly to the other all information concerning its business, properties and personnel as such other party may reasonably request, and each shall make available to the other the appropriate individuals (including attorneys, accountants and other professionals) for discussion of the other's business, properties and personnel as either Parent or the Company may reasonably request. Each party shall keep such information confidential in accordance with the terms of the confidentiality letter, dated March 21, 1996 (the "Confidentiality Letter"), between Parent and the Company.

         SECTION 5.04. Consents; Approvals. The Company and Parent shall each use their best efforts to obtain all consents, waivers, approvals, authorizations or orders (including, without limitation, all United States and foreign governmental and regulatory rulings and approvals), and the Company and Parent shall make all filings (including, without limitation, all filings with United States and foreign governmental or regulatory agencies) required in connection with the authorization, execution and delivery of this Agreement by the Company and Parent and the consummation by them of the transactions contemplated hereby. The Company and Parent shall furnish all information required to be included in the Proxy Statement/Prospectus and the Registration Statement, or for any application or other filing to be made pursuant to the rules and regulations of any United States or foreign governmental body in connection with the transactions contemplated by this Agreement.

         SECTION 5.05. Agreements with Respect to Affiliates. The Company shall deliver to Parent, prior to the date the Registration Statement becomes effective under the Securities Act, a letter (the "Affiliate Letter")
identifying  all  persons  who  are,  at the  time of the  Company  Shareholders
Meeting, "affiliates" of the Company for purposes of Rule 145 under the Securities Act ("Rule 145"), or the rules and regulations of the SEC relating to pooling of interests accounting treatment for merger transactions (the "Pooling Rules") . The Company shall use its best efforts to cause each person who is identified as an "affiliate" in the Affiliate Letter to deliver to Parent, no less than 35 days prior to the date of the Company Shareholders Meeting a written agreement (an "Affiliate Agreement") in connection with restrictions on affiliates under Rule 145 and, pooling of interests accounting treatment, in form mutually agreeable to the Company and Parent.

         SECTION  5.06.  Indemnification  and  Insurance.  (a) The  By-Laws  and
Articles of Incorporation of the Surviving Corporation shall contain the provisions with respect to indemnification set forth in the By-Laws and Articles of Incorporation of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder as of the Effective Time of individuals who at the Effective Time were directors, officers, employees or agents of the Company, unless such modification is required by law.

         (b) The Surviving Corporation shall, to the fullest extent permitted under applicable law or under the Surviving Corporation's Articles of Incorporation or By-Laws, indemnify and hold harmless, each present and former director, officer or employee of the Company or any of its subsidiaries (collectively, the "Indemnified Parties") against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, (x) arising out of or pertaining to the transactions contemplated by this Agreement or (y) otherwise with respect to any acts or omissions occurring at or prior to the Effective Time, to the same extent as provided in the Company's Articles of Incorporation or ByLaws or any applicable contract or agreement as in effect on the date hereof, in each case for a period of six years after the date hereof. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective
Time), (i) any counsel retained by the Indemnified Parties for any period after the Effective Time shall be reasonably satisfactory to the Surviving Corporation, (ii) after the Effective Time, the Surviving Corporation shall pay the reasonable fees and expenses of such counsel, promptly after statements therefor are received, and (iii) the Surviving Corporation will cooperate in the defense of any such matter; provided, however, that the Surviving Corporation shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld); and provided, further, that, in the event that any claim or claims for indemnification are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until the disposition of any and all such claims. The Indemnified Parties as a group may retain only one law firm to represent them with respect to any single action unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties, in which case each Indemnified Person with respect to whom such a conflict exists (or group of such Indemnified Persons who among them have no such conflict) may retain one separate law firm.

         (c) The Surviving Corporation shall honor and fulfill in all respects the obligations of the Company pursuant to indemnification agreements and employment agreements (the employee parties under such agreements being referred to as the "Officer Employees") with the Company's directors and officers existing at or before the Effective Time.

         (d) For a period of three years after the Effective Time, Parent shall cause the Surviving Corporation to maintain in effect, if available, directors' and officers' liability insurance covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy (a copy of which has been made available to Parent) on terms comparable to those now applicable to directors and officers of the Company; provided, however, that in no event shall Parent or the Surviving Corporation be required to expend in excess of 200% of the annual premium currently paid by the Company for such coverage; and provided further, that if the premium for such coverage exceeds such amount, Parent or the Surviving Corporation shall purchase a policy with the greatest coverage available for such 200% of the annual premium.

         (e) From and after the Effective Time, Parent shall guarantee the obligations of the Surviving Corporation under this Section.

         (f) This Section shall survive the consummation of the Merger at the Effective Time, is intended to benefit the Company, the Surviving Corporation and the Indemnified Parties, shall be binding on all successors and assigns of the Surviving Corporation and shall be enforceable by the Indemnified Parties.

         SECTION 5.07. Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of
(i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in this Agreement to be materially untrue or inaccurate, or (ii) any failure of the Company, Parent or Merger Sub, as the case may be, materially to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice; and provided further that failure to give such notice shall not be treated as a breach of covenant for the purposes of Sections 6.02(a) or 6.03(a) unless the failure to give such notice results in material prejudice to the other party.

         SECTION 5.08. Further Action/Tax Treatment. Upon the terms and subject to the conditions hereof, each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and otherwise to satisfy or cause to be satisfied all conditions precedent to its obligations under this Agreement. The foregoing covenant shall not include any obligation by Parent to agree to divest, abandon, license or take similar action with respect to any assets (tangible or intangible) of Parent or the Company. Each of Parent, Merger Sub and the Company shall use its best efforts to cause the Merger to qualify, and will not (both before and after consummation of the Merger) take any actions which to its knowledge could reasonably be expected to prevent the Merger from qualifying, as a reorganization under the provisions of Section 368 of the Code.

         SECTION 5.09. Public Announcements. Parent and the Company shall consult with each other before issuing any press release with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may upon the advice of counsel be required by law or the rules and regulations of the NYSE or The Nasdaq Stock Market, if it has used all reasonable efforts to consult with the other party.

         SECTION 5.10. Listing of Parent Shares. Parent shall use its best efforts to cause the shares of New Tyco Common Stock to be issued in the Merger to be listed, upon official notice of issuance, on the NYSE prior to the Effective Time.

         SECTION 5.11. Conveyance Taxes. Parent and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications, or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated hereby that are required or permitted to be filed on or before the Effective Time and the Surviving Corporation shall be responsible for the payment of all such taxes and fees.

         SECTION 5.12. Accountant's Letters. Upon reasonable notice from the other, the Company shall use its best efforts to cause Joseph Decosimo and Company LLC to deliver to Parent, and Parent shall use its best efforts to cause Coopers & Lybrand to deliver to the Company, a letter covering such matters as are requested by Parent or the Company, as the case may be, and as are customarily addressed in accountant's "comfort" letters.

         SECTION 5.13. Pooling Accounting Treatment. Parent and the Company each agrees not to take any action that would reasonably be expected to adversely affect the ability of Parent or New Tyco to account for the business combination to be effected by the Merger as a pooling of interests, and Parent and the Company each agrees to use its best efforts to take such action as may be reasonably required to negate the impact of any past actions by Parent, the Company or their respective affiliates which would reasonably be expected to adversely impact the ability of Parent or New Tyco to treat the Merger as a pooling of interests. The taking by Parent or the Company of any action prohibited by the previous sentence, or the failure of Parent or the Company to take any action required by the previous sentence, if the Merger is not able to be accounted for as a pooling of interests because of such action or failure to take action, shall constitute a breach of this Agreement by such party for the purposes of Section 7.01(i).


                                   ARTICLE VI

                            CONDITIONS TO THE MERGER


         SECTION 6.01. Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

               (a) Effectiveness of the Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose and no similar proceeding in respect of the Proxy Statement/Prospectus shall have been initiated or threatened by the SEC;

               (b)  Shareholder  Approval.  This  Agreement and the Merger shall
          have  been  approved  and  adopted  by  the  requisite   vote  of  the
          shareholders of the Company;

               (c) Listing. The shares of New Tyco Common Stock issuable in the Merger shall have been authorized for listing on the NYSE upon official notice of issuance;

               (d) HSR Act. All waiting periods applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated;

               (e) Governmental  Actions.  There shall not have been instituted, pending or threatened any action or proceeding (or any investigation or other inquiry that might result in such an action or proceeding) by any governmental authority or administrative agency before any governmental authority, administrative agency or court of competent jurisdiction, domestic or foreign, nor shall there be in effect any judgment, decree or order of any governmental authority, administrative agency or court of competent jurisdiction, or any other legal restraint (i) preventing or seeking to prevent consummation of the Merger, (ii) prohibiting or seeking to prohibit or limiting or seeking to limit, Parent (which for the purposes of this Section 6.01(e) shall also be deemed to refer to New Tyco) from exercising all material rights and privileges pertaining to its ownership of the Surviving Corporation or the ownership or operation by Parent or any of its subsidiaries of all or a material portion of the business or assets of Parent or any of its subsidiaries, or (iii) compelling or seeking to compel Parent or any of its subsidiaries to dispose of or hold separate all or any material portion of the business or assets of Parent or any of its subsidiaries (including the Surviving Corporation and its subsidiaries), as a result of the Merger or the transactions contemplated by this Agreement;

               (f) Illegality. No statute, rule, regulation or order shall be enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal;

               (g) Tax Opinions. The Company shall have received a written opinion of Miller and Martin, and Parent shall have received a written opinion of Kramer, Levin, Naftalis & Frankel, in form and substance reasonably satisfactory to each of them to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code. Each party agrees to make all reasonable representations and covenants in connection with the rendering of such opinions; and

               (h) ADT Merger. The ADT Merger shall have been consummated or the ADT Merger Agreement shall have been terminated in accordance with its terms.

         SECTION 6.02. Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the following conditions:

               (a)  Representations  and  Warranties.  The  representations  and warranties of the Company  contained in this  Agreement  shall be true and correct in all respects on and as of the Effective Time, except for (i) changes contemplated by this Agreement, (ii) those representations and warranties which address matters only as of a particular date (which shall have been true and correct as of such date, subject to clause (iii)), and (iii) where the failure to be true and correct could not reasonably be expected to have a Material Adverse Effect, with the same force and effect as if made on and as of the Effective Time, and Parent and Merger Sub shall have received a certificate to such effect signed by the President and the Chief Financial Officer of the Company;

               (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and Parent and Merger Sub shall have received a certificate to such effect signed by the Chairman, the President and the Chief Financial Officer of the Company;

               (c) Consents Obtained. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by the Company for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by the Company, except where the failure to receive such consents, etc. could not reasonably be expected to have a Material Adverse Effect on the Company or Parent;

               (d) Opinion of Accountant. Parent shall have received an opinion of Coopers & Lybrand, independent certified public accountants, to the effect that the Merger, to the best of their knowledge after due inquiry, qualifies for pooling of interests accounting treatment if consummated in accordance with this Agreement and Company shall have received an opinion of Joseph Decosimo and Company, LLP, independent certified public accountants, to the effect that the Merger, to the best of their knowledge after due inquiry, qualifies for pooling of interests accounting treatment if consummated in accordance with this Agreement. Such opinions shall be in form and substance satisfactory to Parent; and

               (e) Affiliate Agreements. Parent shall have received from each person who is identified in the Affiliate Letter as an "affiliate" of the Company, an Affiliate Agreement, and such Affiliate Agreement shall be in full force and effect.

         SECTION 6.03. Additional Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the following conditions:

               (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all respects on and as of the Effective Time, except for (i) changes contemplated by this Agreement, (ii) those changes resulting from consummation of the ADT Merger in accordance with the terms of the ADT Merger Agreement, (iii) those representations and warranties which address matters only as of a particular date (which shall have been true and correct as of such date, subject to clause (iv)), and
          (iv) where the failure to be true and correct could not reasonably be expected to have a Material Adverse Effect, with the same force and effect as if made on and as of the Effective Time, and the Company shall have received a certificate to such effect signed by the President or any Vice-President of Parent;

               (b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and the Company shall have received a certificate to such effect signed by the President or any Vice-President of Parent;

               (c) Consents Obtained. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by Parent, Merger Sub or New Tyco for the authorization, execution and delivery of this Agreement and the consummation by them of the transactions contemplated hereby shall have been obtained and made by Parent, Merger Sub or New Tyco, except where the failure to receive such consents, etc. could not reasonably be expected to have a Material Adverse Effect on the Company or Parent;


                                   ARTICLE VII

                                   TERMINATION


         SECTION 7.01. Termination. This Agreement may be terminated at any time
prior  to  the  Effective  Time,   notwithstanding   approval   thereof  by  the
shareholders of the Company or Parent:

               (a) by mutual written consent duly authorized by the Boards of Directors of Parent and the Company; or

               (b) by either Parent or the Company if the Merger shall not have been consummated by October 15, 1997 (provided that the right to terminate this Agreement under this Section 7.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date); or

               (c) by either Parent or the Company if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a nonappealable final order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger (provided that the right to terminate this Agreement under this Section 7.01(c) shall not be available to any party who has not complied with its obligations under Section 5.08 and such noncompliance materially contributed to the issuance of any such order, decree or ruling or the taking of such action); or

               (d) by Parent, if the requisite vote of the shareholders of the Company shall not have been obtained by October 15, 1997; or

               (e) by Parent, if (i) the Board of Directors of the Company shall withdraw, modify or change its approval or recommendation of this Agreement or the Merger in a manner adverse to Parent or shall have resolved to do so; (ii) the Board of Directors of the Company shall have recommended to the shareholders of the Company an Alternative Transaction (as hereinafter defined); or (iii) a tender offer or exchange offer for 25% or more of the outstanding shares of Company Common Stock is commenced (other than by Parent or an affiliate of Parent) and the Board of Directors of the Company recommends that the shareholders of the Company tender their shares in such tender or exchange offer; or

               (f) by the Company, if the Board of Directors of the Company shall withdraw, modify or change its approval of this Agreement or the Merger in a manner adverse to Parent or Merger Sub or shall have resolved to do so, in each case in compliance with the provisions of
          Section 4.02; or

               (g) by Parent or the Company, if any representation or warranty of the Company or Parent, respectively, set forth in this Agreement shall be untrue when made, such that the conditions set forth in Sections 6.02(a) or 6.03(a), as the case may be, would not be satisfied (a "Terminating Misrepresentation"); provided, that, if such Terminating Misrepresentation is curable prior to October 15, 1997 by the Company or Parent, as the case may be, through the exercise of its reasonable best efforts and for so long as the Company or Parent, as the case may be, continues to exercise such reasonable best efforts, neither Parent nor the Company, respectively, may terminate this Agreement under this Section 7.01(g); or

               (h) by Parent, if any representation or warranty of the Company shall have become untrue such that the condition set forth in Section 6.02(a) would not be satisfied, or by the Company, if any representation or warranty of Parent shall have become untrue such that the condition set forth in Section 6.03(a) would not be satisfied, in either case other than by reason of a Terminating Breach (as hereinafter defined); provided that if any such Terminating Misrepresentation is curable prior to October 15, 1997 by the Company or Parent, as the case may be, through the exercise of its reasonable best efforts, and for so long as the Company or Parent, as the case may be, continues to exercise such reasonable best efforts, neither Parent nor the Company, respectively, may terminate this Agreement under this Section 7.01(h); or

          (i) by Parent or the Company, upon a breach of any covenant or agreement on the part of the Company or Parent, respectively, set forth in this Agreement, such that the conditions set forth in Sections 6.02(b) or 6.03(b), as the case may be, would not be satisfied (a "Terminating Breach"); provided, that, if such Terminating Breach is curable prior to October 15, 1997 by the Company or Parent, as the case may be, through the exercise of its reasonable best efforts and for so long as the Company or Parent, as the case may be, continues to exercise such reasonable best efforts, neither Parent nor the Company, respectively, may terminate this Agreement under this Section 7.01(i).

          (j) Notwithstanding any other provision of this Agreement, if the ADT Merger is not either consummated or terminated in accordance with its terms, the Company shall have the one-time right to terminate this Agreement effective September 16, 1997; provided that, the Company has given Parent written notice of such election prior to the close of business on September 15, 1997. Notwithstanding any other provision in this Agreement the Company or Parent shall have the right to terminate this Agreement on October 15, 1997 if the ADT Merger is not either consummated or terminated in accordance with its terms.

         As used herein, "Alternative Transaction" means any of (i) a transaction pursuant to which any person (or group of persons) other than Parent or its affiliates (a "Third Party") acquires or would acquire more than 25% of the outstanding shares of any class of equity securities of the Company, whether from the Company or pursuant to a tender offer or exchange offer or otherwise,
(ii) a merger or other business combination involving the Company pursuant to which any Third Party acquires more than 25% of the outstanding equity securities of the Company or the entity surviving such merger or business combination, or (iii) any other transaction pursuant to which any Third Party acquires or would acquire control of assets (including for this purpose the outstanding equity securities of subsidiaries of the Company, and the entity surviving any merger or business combination including any of them) of the Company, or any of its subsidiaries having a fair market value (as determined by the Board of Directors of the Company in good faith) equal to more than 25% of the fair market value of all the assets of the Company and its subsidiaries, taken as a whole, immediately prior to such transaction; provided, however, that the term Alternative Transaction shall not include any acquisition of securities by a broker dealer in connection with a bona fide public offering of such securities.

         SECTION 7.02. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.01, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto or any of its affiliates, directors, officers or shareholders except (i) as set forth in Section 7.03 and Section 8.01 hereof, and (ii) nothing herein shall relieve any party from liability for any breach hereof.

         SECTION  7.03.  Fees and  Expenses.  (a)  Except  as set  forth in this
Section 7.03, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that Parent and the Company shall share equally all SEC filing fees and printing expenses incurred in connection with the printing and filing of the Proxy Statement/Prospectus (including any preliminary materials related thereto) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto.

         (b) The Company shall pay Parent a fee of $9,000,000 (the "Fee"), plus Parent's actual, documented and reasonable out-of-pocket expenses relating to the transactions contemplated by this Agreement (including but not limited to, fees and expenses of counsel and accountants and out-of-pocket expenses (but not fees) of financial advisors) ("Expenses", as applicable to Parent or Company), but in no event more than $600,000, upon the first to occur of any of the following events:

                         (i)  the   termination  of  this  Agreement  by  Parent
                    pursuant to Section 7.01(d) as a result of the failure to receive the requisite vote for approval and adoption of this Agreement by the shareholders of the Company by October 15, 1997; or

                         (ii) the termination of this Agreement by Parent pursuant to Section 7.01(e); or

                         (iii) the  termination of this Agreement by the Company
                    pursuant to Section 7.01(f);

                  or

                         (iv) the termination of this Agreement by Parent pursuant to Section 7.01(i).

         (c) Upon a termination of this Agreement by Parent pursuant to Section 7.01(g), the Company shall pay to Parent the Expenses of Parent relating to the transactions contemplated by this Agreement, but in no event more than $600,000. Upon termination of this Agreement by Company pursuant to Section 7.01(g), Parent shall pay to the Company the Expenses of the Company relating to the transactions contemplated by this Agreement, but in no event more than $600,000. Upon termination of this Agreement by either Parent or the Company pursuant to
Section 7.01(j) Parent shall pay to the Company the Expenses of the Company.

         (d) The Fee and/or  Expenses  payable  pursuant  to Section  7.03(b) or
Section 7.03(c) shall be paid within one business day after the first to occur of any of the events described in Section 7.03(b) or Section 7.03(c); provided that, in no event shall the Company or Parent, as the case may be, be required to pay such Fee and/or Expenses to the other party, if, immediately prior to the termination of this Agreement, the party entitled to receive such Fee and/or Expenses was in material breach of its obligations under this Agreement.


                                  ARTICLE VIII

                               GENERAL PROVISIONS


         SECTION 8.01. Effectiveness of Representations, Warranties and Agreements; Knowledge, Etc. (a) Except as otherwise provided in this Section 8.01, the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any person controlling any such party or any of their officers or directors, whether prior to or after the execution of this Agreement. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 7.01, as the case may be, except that the agreements set forth in Article I and Section 5.06 shall survive the

Effective Time indefinitely and those set forth in Section 7.03 shall survive termination indefinitely. The Confidentiality Letter shall survive termination of this Agreement as provided therein.

         (b) Any disclosure made with reference to one or more Sections of the Company Disclosure Schedule or the Parent Disclosure Schedule shall be deemed disclosed with respect to each other section therein as to which such disclosure is relevant provided that such relevance is reasonably apparent.

         SECTION 8.02. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made if and when delivered personally or by overnight courier to the parties at the following addresses or sent by electronic transmission, with confirmation received, to the telecopy numbers specified below (or at such other address or telecopy number for a party as shall be specified by like notice):

                  (a)      If to Parent or Merger Sub:

                           Tyco International Ltd.
                           One Tyco Park
                           Exeter, NH  03833
                           Telecopier No.:  (603) 778-7330
                           Telephone No.:  (603) 778-9700
                           Attention:  Chairman

                  With a copy to:

                           Kramer, Levin, Naftalis & Frankel
                           919 Third Avenue
                           New York, NY  10022
                           Telecopier No.:  (212) 715-8000
                           Telephone No.:  (212) 715-9100
                           Attention:  Joshua M. Berman, Esq.

                  (b)      If to the Company:

                           Inbrand Corporation
                           1169 Canton Road
                           Marietta, GA   30066
                           Telecopier No.: (770) 419-1191
                           Telephone No.:  (770) 422-3036
                           Attention:  Chairman

                   With a copy to:

                           Miller & Martin
                           1000 Volunteer Bldg.
                           832 Georgia Avenue
                           Chattanooga, TN  37402
                           Telecopier No.:   (423) 785-8426
                           Telephone No.:  (615 ) 756-6600
                           Attention: W. Scott McGinness, Jr.

         SECTION 8.03. Certain Definitions. For purposes of this Agreement, the term:

               (a) "affiliates" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person; including, without limitation, any partnership or joint venture in which the
          Company (either alone, or through or together with any other subsidiary) has, directly or indirectly, an interest of 5% or more;

               (b) "beneficial owner" with respect to any shares of Company Common Stock means a person who shall be deemed to be the beneficial owner of such shares (i) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 of the Exchange Act) beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding, or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares;

               (c) "business day" means any day other than a day on which banks in New York are required or authorized to be closed;

               (d) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

               (e) "person" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act); and

               (f) "subsidiary" or "subsidiaries" of the Company,  the Surviving
          Corporation, Parent or any other person means any corporation, partnership, joint venture or other legal entity of which the Company, the Surviving Corporation, Parent or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

         SECTION 8.04. Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the shareholders of the Company, no amendment may be made which by law requires further approval by such shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

         SECTION 8.05. Waiver. At any time prior to the Effective Time, any party hereto may with respect to any other party hereto (a) extend the time for the performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

         SECTION 8.06. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         SECTION 8.07. Severability. (a) If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

         (b) The Company and Parent agree that the Fee provided in Section 7.03(b) is fair and reasonable in the circumstances, considering not only the Merger Consideration but also the outstanding funded indebtedness (including capital leases) of the Company and its subsidiaries. If a court of competent jurisdiction shall nonetheless, by a final, non-appealable judgment, determine that the amount of the Fee exceeds the maximum amount permitted by law, then the amount of the Fee shall be reduced to the maximum amount permitted by law in the circumstances, as determined by such court of competent jurisdiction.

         SECTION 8.08. Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and undertakings (other than the Confidentiality Letters), both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein.

         SECTION 8.09. Assignment; Merger Sub. This Agreement shall not be assigned by operation of law or otherwise, except that all or any of the rights of Merger Sub hereunder may be assigned to any direct, wholly-owned subsidiary of Parent or New Tyco provided that no such assignment shall relieve the assigning party of its obligations hereunder. Merger Sub's rights under this Agreement shall be assigned to a direct, wholly-owned subsidiary of New Tyco, if such assignment is required in order that the Merger will constitute a tax-free reorganization within the meaning of Section 368 of the Code. Parent guarantees the full and punctual performance by Merger Sub of all the obligations hereunder of Merger Sub or any such assignees.

         SECTION 8.10. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including, without limitation, by way of subrogation, other than Section 5.06 (which is intended to be for the benefit of the Indemnified Parties and Officer Employees and may be enforced by such Indemnified Parties and Officer Employees).

         SECTION 8.11. Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

         SECTION 8.12. Governing Law; Jurisdiction. (a) This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York applicable to contracts executed and fully performed within the State of New York.

         (b) Each of the parties hereto submits to the non-exclusive jurisdiction of the federal courts of the United States and the courts of the State of New York located in the City of New York, Borough of Manhattan with respect to any claim or cause of action arising out of this Agreement or the transactions contemplated hereby.

         SECTION 8.13. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

         SECTION 8.14. WAIVER OF JURY TRIAL. EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.







                     [This space intentionally left blank.]

         IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.


                             TYCO INTERNATIONAL LTD.



                             By /s/ Mark H. Swartz
                                ----------------------------------------------
                                  Name:  Mark. H. Swartz
                                  Title: Vice President/Chief Financial Officer




                             By /s/ L. Dennis Kozlowski
                                ----------------------------------------------
                                  Name:  L. Dennis Kozlowski
                                  Title: Chairman and Chief Executive Officer




                             T5 ACQUISITION CORP.


                             By /s/ Mark H. Swartz
                                ----------------------------------------------
                                  Name:  Mark H. Swartz
                                  Title: Vice President



                             By /s/ L. Dennis Kozlowski
                                ----------------------------------------------
                                  Name:  L. Dennis Kozlowski
                                  Title: President



                             INBRAND CORPORATION


                             By /s/ Garnett A. Smith
                                ----------------------------------------------
                                  Name:  Garnett A. Smith
                                  Title: Chairman



                             By /s/  H. Scott Sigler
                                ----------------------------------------------
                                  Name:    H. Scott Sigler
                                  Title:   President and Chief Operating
                                           Officer

                                                                         ANNEX B

                               INBRAND CORPORATION

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


The undersigned shareholder of INBRAND CORPORATION hereby appoints Garnett A. Smith and James R. Johnson, or either of them, proxies, with full power of substitution, to vote at the Special Meeting of Shareholders to be held at the offices of the Company at 1169 Canton Road, Marietta, Georgia 30066, at 10:00 a.m., _________________, 1997, and any adjournment or adjournments thereof, the shares of Common Stock of INBRAND CORPORATION which the undersigned is entitled to vote, on all matters that may properly come before the Special Meeting.

1. To approve the merger of INBRAND with T7 Acquisition Corp., a wholly-owned subsidiary of Tyco International Ltd., a Bermuda company, and to approve and adopt the Agreement and Plan of Merger (the "Merger Agreement") related thereto.

___FOR the approval and adoption of the Merger Agreement.

___AGAINST the approval and adoption of the Merger Agreement.

___ABSTAIN

2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Special Meeting.

You are urged to cast your vote by marking the appropriate box. PLEASE NOTE THAT UNLESS A CONTRARY INTENTION IS INDICATED, THIS PROXY WILL BE VOTED FOR
ITEM 1. Proxies marked as abstentions will not be counted as votes cast. Proxies marked as abstentions, however, will be treated as shares present for purposes of determining whether a quorum is present. In addition, shares held in street name which have been designated by brokers on proxy cards as not voted will not be counted as present or as votes cast.

------------------------------------
(Signature)

------------------------------------
(Signature)

Dated:____________________, 1997

IMPORTANT: Please sign your name or names exactly as shown hereon and date your proxy in the blank space provided above. For joint accounts, each joint owner must sign. When signing as attorney, executor, administrator, trustee, or guardian, please give your full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Bye-Law 102 of the Tyco Bye-Laws provides, in part, that Tyco shall indemnify its directors and other officers for all costs, losses and expenses which they may incur in the performance of their duties as director or officer, provided that such indemnification is not otherwise prohibited under the Companies Act 1981 (as amended) of Bermuda. Section 98 of the Companies Act 1981 (as amended) prohibits such indemnification against any liability arising out of the fraud or dishonesty of the director or officer. However, such section permits Tyco to indemnify a director or officer against any liability incurred by him in defending any proceedings, whether civil or criminal, in which judgment is given in his favor or in which he is acquitted or when other similar relief is granted to him.

    The Registrant maintains liability insurance covering its directors and officers and those of its subsidiaries.

    The Registrant maintains $75,000,000 of insurance to reimburse its directors and officers for charges and expenses incurred by them for wrongful acts claimed against them by reason of their being or having been directors or officers of the Registrant or any subsidiary thereof. Such insurance specifically excludes reimbursement of any director or officer for any charge or expense incurred in connection with various designated matters, including libel or slander, illegally obtained personal profits, profits recovered by the Registrant pursuant to Section 16(b) of the Exchange Act and deliberate dishonesty.

ITEM 21. EXHIBITS

2.(a)           --Agreement and Plan of Merger, dated as of May 12, 1997, by
                  and  among  Old  Tyco,  T5   Acquisition   Corp.  and  INBRAND
                  Corporation    (included    as   Annex   A   to   the    Proxy
                  Statement/Prospectus which forms a part of this Registration Statement)
3.(a)           --Memorandum of Association of Registrant  (previously filed as an Exhibit to Registrant's  Annual Report on Form
                  10-K for the Year Ended December 31, 1996)
3.(b)           --Amendment of Change of Name (previously filed as an Exhibit to the Registrant's  Current Report
                  on Form 8-K filed July 10, 1997 ("July 10, 1997 8-K"))
3.(c)           --Bye-Laws of the Registrant (previously filed as an Exhibit to the July 10, 1997 8-K)
4.(a)           --Rights Agreement between Registrant and Citibank, N.A. dated as of November 6, 1996 (previously filed as an Exhibit to Registrant's Form 8-A dated November 12, 1996)
4.(b)           --First Amendment between Registrant and Citibank, N.A. dated as of March 3, 1997 to Rights Agreement between Registrant and Citibank, N.A. dated as of November 6, 1996 (previously filed as an Exhibit to Registrant's Form 8-A/A dated March 3,
                  1997)
4.(c)           --Second Amendment between Registrant and Citibank, N.A. dated as of July 2, 1997 to Rights Agreement between Registrant and Citibank N.A. dated as of November 6, 1996 (previously filed as an Exhibit to Registrant's Form 8-A/A dated July 2, 1997)
5               --Form of Opinion of Appleby, Spurling & Kempe regarding the validity of the Tyco Common Shares to be issued to the INBRAND Shareholders*
8.(a)           --Form of Tax Opinion of Kramer, Levin, Naftalis & Frankel+
8.(b)           --Form of Tax Opinion of Miller & Martin+
8.(c)           --Form of Tax Opinion of Appleby, Spurling & Kempe+
10.(a)          --Shareholder Agreement, dated as of May 12, 1997, between
                  Garnett A. Smith and Old Tyco*
10.(b)          --Shareholder Agreement, dated as of May 12, 1997, between
                  Howard Holdings, Inc. and Old Tyco*
10.(c)          --Shareholder Agreement, dated as of May 12, 1996, between The
                  Navarre Investment Company and Old Tyco*
10.(d)          --Shareholder Agreement, dated as of May 12, 1997, between The
                  Chrysalis Foundation and Old Tyco*
10.(e)          --Shareholder Agreement, dated as of May 12, 1997, between
                  William Navarre Bailey 1993 Trust and Old Tyco*
10.(f)          --Shareholder Agreement, dated as of May 12, 1997, between Mary
                  Navarre Moore and Old Tyco*
10.(g)          --Shareholder Agreement, dated as of June 26, 1997, between
                  Garnett A. Smith Family Foundation, Inc. and Old Tyco*
23.(a)          --Consent of Coopers & Lybrand*
23.(b)          --Consent of Coopers & Lybrand LLP*
23.(c)          --Consent of Joseph Decosimo and Company, LLP*
23.(d)          --Consent of Kramer, Levin, Naftalis & Frankel (to be contained in Exhibit 8(a))
23.(e)          --Consent of Appleby, Spurling & Kempe (to be contained in
                  Exhibit 5 and Exhibit 8(c))
23.(f)          --Consent of Miller & Martin (to be contained in Exhibit 8(b))
24              --Power of Attorney (contained on signature page)*


------------------
* Filed herewith.
+ To be filed by amendment.

ITEM 22. UNDERTAKINGS

   The undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   The Registrant undertakes that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.


   The Registrant undertakes that every prospectus: (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the 1933 Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   The undersigned Registrant hereby undertakes that: (1) for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and (2) for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

   The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Exeter, State of New Hampshire, on the 14 day of July 1997.

                  TYCO INTERNATIONAL LTD.


                  By:          /s/ Mark H. Swartz
                     ----------------------------------------------------------
                           Mark H. Swartz
                           Executive Vice President-Chief Financial Officer (Principal Financial and Accounting Officer)

      KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned constitutes and appoints L. DENNIS KOZLOWSKI AND MARK H. SWARTZ, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement (including all pre-effective and post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on July 14, 1997 in the capacities indicated below.

SIGNATURE                      TITLE
---------                      -----

   /s/ L. Dennis Kozlowski     Chairman of the Board, President, Chief Executive
-----------------------------  Officer and Director (Principal Executive
     L. Dennis Kozlowski       Officer)

   /s/ Michael A. Ashcroft
-----------------------------  Director
    Michael A. Ashcroft

  /s/ Joshua M. Berman
-----------------------------  Director and Vice President
      Joshua M. Berman

   /s/ Richard S. Bodman
-----------------------------  Director
     Richard S. Bodman



       /s/ John F. Fort
-----------------------------  Director
         John F. Fort


     /s/ Stephen W. Foss
-----------------------------  Director
       Stephen W. Foss

    /S/ Richard A. Gilleland
-----------------------------  Director
    Richard A. Gilleland


   /s/ Philip M. Hampton
-----------------------------  Director
      Philip M. Hampton

    /s/ James S. Pasman, Jr.
-----------------------------  Director
     James S. Pasman, Jr.


     /s/ W. Peter Slusser
-----------------------------  Director
       W. Peter Slusser


     /s/ Mark H. Swartz
-----------------------------  Executive Vice President-Chief Financial Officer
      Mark H. Swartz           (Principal Financial and Accounting Officer)


   /s/ Frank E. Walsh, Jr.
-----------------------------   Director
     Frank E. Walsh, Jr.

                                INDEX TO EXHIBITS

                                                                           SEQUENTIALLY
EXHIBIT                                                                      NUMBERED
NUMBER                            DESCRIPTION                                  PAGE
-------                           -----------                              ------------

2.(a)           --Agreement and Plan of Merger, dated as of May 12, 1997, by
                  and  among  Old  Tyco,  T5   Acquisition   Corp.  and  INBRAND
                  Corporation    (included    as   Annex   A   to   the    Proxy
                  Statement/Prospectus  which forms a part of this  Registration
                  Statement)
3.(a)           --Memorandum of Association of Registrant  (previously filed as an Exhibit to Registrant's  Annual Report on Form
                  10-K for the Year Ended December 31, 1996)
3.(b)           --Amendment of Change of Name (previously filed as an Exhibit to the Registrant's  Current Report
                  on Form 8-K filed July 10, 1997 ("July 10, 1997 8-K"))
3.(c)           --Bye-Laws of the Registrant (previously filed as an Exhibit to the July 10, 1997 8-K)
4.(a)           --Rights Agreement between Registrant and Citibank, N.A. dated as of  November  6,  1996  (previously filed as an Exhibit to
                  Registrant's Form 8-A dated November 12, 1996)
4.(b)           --First Amendment between Registrant and Citibank, N.A. dated as of March 3, 1997 to Rights Agreement between Registrant and
                  Citibank,  N.A. dated as of November 6, 1996  (previously
                  filed as an Exhibit to Registrant's Form 8-A/A dated March 3,
                  1997)
4.(c)           --Second Amendment between Registrant and Citibank, N.A. dated as of July 2, 1997 to Rights Agreement between  Registrant and
                  Citibank N.A.  dated as of November 6, 1996  (previously filed as an Exhibit to Registrant's  Form 8-A/A dated July 2, 1997)
5               --Form of Opinion of Appleby, Spurling & Kempe regarding the validity of the Tyco Common Shares to be issued to the INBRAND
                  Shareholders*
8.(a)           --Form of Tax Opinion of Kramer, Levin, Naftalis & Frankel+
8.(b)           --Form of Tax Opinion of Miller & Martin+
8.(c)           --Form of Tax Opinion of Appleby, Spurling & Kempe+
10.(a)          --Shareholder Agreement, dated as of May 12, 1997, between
                  Garnett A. Smith and Old Tyco*
10.(b)          --Shareholder Agreement, dated as of May 12, 1997, between
                  Howard Holdings, Inc. and Old Tyco*
10.(c)          --Shareholder Agreement, dated as of May 12, 1996, between The
                  Navarre Investment Company and Old Tyco*
10.(d)          --Shareholder Agreement, dated as of May 12, 1997, between The
                  Chrysalis Foundation and Old Tyco*
10.(e)          --Shareholder Agreement, dated as of May 12, 1997, between
                  William Navarre Bailey 1993 Trust and Old Tyco*
10.(f)          --Shareholder Agreement, dated as of May 12, 1997, between Mary
                  Navarre Moore and Old Tyco*
10.(g)          --Shareholder Agreement, dated as of June 26, 1997, between
                  Garnett A. Smith Family Foundation, Inc. and Old Tyco*
23.(a)          --Consent of Coopers & Lybrand*
23.(b)          --Consent of Coopers & Lybrand LLP*
23.(c)          --Consent of Joseph Decosimo and Company, LLP*
23.(d)          --Consent of Kramer, Levin, Naftalis & Frankel (to be contained in Exhibit 8(a))
23.(e)          --Consent of Appleby, Spurling & Kempe (to be contained in
                  Exhibit 5 and Exhibit 8(c))
23.(f)          --Consent of Miller & Martin (to be contained in Exhibit 8(b))
24              --Power of Attorney (contained on signature page)*


------------------
* Filed herewith.
+ To be filed by amendment.